                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            THE WESTWOOD GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transactions applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                     (THE WESTWOOD GROUP, INC. LETTERHEAD)

                                August 11, 2004

Dear Stockholder:

     You are invited to attend a special meeting of stockholders of The Westwood Group, Inc., a Delaware corporation, to be held on September 20, 2004, at 9:00 a.m. local time, at 190 V.F.W. Parkway, Revere, Massachusetts. The approximate date on which the accompanying proxy statement and form of proxy card are first being sent or given to the stockholders is August 11, 2004.

     At this meeting you will be asked to consider and vote upon a proposal to amend the Westwood Group's Certificate of Incorporation, pursuant to which each share of Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of the proposed amendment will be reclassified into one-five hundredth of one fully paid and non-assessable share of Common Stock, par value $.01 per share, so that every 500 shares of Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Common Stock, par value $.01. At the effective time of the proposed amendment, each share of Class B Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of this amendment will be reclassified into one-five hundredth of one fully paid and non-assessable share of Class B Common Stock, par value $.01 per share, so that every 500 shares of Class B Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Class B Common Stock, par value $.01. The Westwood Group will make a cash payment of $4.00 per share to record holders of fewer than 500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment. Certificates for fractional shares of Common Stock and Class B Common Stock will be issued by reason of this amendment to holders of greater than 500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment.

     In addition to receiving the cash payment of $4.00 per share, each record holder being redeemed in connection with the proposed reverse stock split will be entitled to receive an additional cash payment if, within one calendar year from the date of this meeting, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility. If such legislation is enacted, the Board of Directors of the Westwood Group will engage an independent financial advisor, and in consultation with this advisor, will determine the incremental increase in the valuation of the Westwood Group as a direct result of the installation and operation of a certain number of slot machines at its Wonderland racetrack facility, and based upon such valuation, will pay each redeemed record holder any increase in value above the $4.00 per share cash payment received in connection with the reverse stock split, which will be payable at such time and in such manner as determined by the Board of Directors.

     If effected, the reverse stock split will enable the Westwood Group to change from public company status, subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, as administered by the Securities and Exchange Commission, to private company status. As a private company, the Westwood Group will not be subject to these reporting requirements.

     IF YOU ARE A BENEFICIAL OWNER OF FEWER THAN 500 SHARES OF COMMON STOCK WHO IS NOT THE RECORD HOLDER OF THOSE SHARES, AND YOU WANT TO HAVE YOUR SHARES EXCHANGED FOR CASH IN THE REVERSE STOCK SPLIT, YOU SHOULD INSTRUCT YOUR BROKER OR NOMINEE TO TRANSFER YOUR SHARES INTO A RECORD ACCOUNT IN YOUR NAME. NOMINEES AND BROKERS MAY HAVE REQUIRED PROCEDURES. THEREFORE, SUCH HOLDERS SHOULD CONTACT THEIR NOMINEES AND BROKERS TO DETERMINE HOW TO EFFECT THE TRANSFER IN A TIMELY MANNER PRIOR TO THE DATE OF THE SPECIAL MEETING.

     The proposed amendment to the Certificate of Incorporation is attached as Exhibit A to the accompanying proxy statement. The reverse stock split will become effective upon the filing of the Amendment to the Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware subsequent to stockholder approval.

     Assuming the completion of the reverse stock split and termination of the Westwood Group's public company status, the Westwood Group intends to promptly initiate a tender offer for up to an aggregate of 21,000 pre-reverse stock split shares of its Common Stock and up to an aggregate of 3,500 pre-reverse stock split shares of its Class B Common Stock. The purpose of the tender offer is to provide holders of Common Stock and Class B Common Stock (other than officers and directors of the Westwood Group) who do not receive a cash payment pursuant to the reverse stock split an opportunity to tender one post-reverse-split-share in exchange for a purchase price equal to $2,000 per share, which reflects the product of (i) 500 times (ii) the $4.00 per share cash payment payable in connection with the reverse stock split.

     Schroeder & Co., an independent financial advisor engaged by the Westwood Group in connection with the proposed reverse stock split, has rendered an opinion that the $4.00 cash payment to be made to unaffiliated stockholders who are being redeemed pursuant to the reverse stock split and to those unaffiliated stockholders who tender one share in connection with the subsequent tender offer is fair from a financial point of view. You are urged to read the opinion of Schroeder & Co., which is attached to the accompanying proxy statement as Exhibit B. You are also urged to read carefully the accompanying proxy statement in its entirety, including the section entitled "Special Factors" for important information concerning the proposed reverse stock split.

     THE BOARD OF DIRECTORS HAS FULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED REVERSE STOCK SPLIT AND HAS UNANIMOUSLY DETERMINED THAT THE PROPOSED REVERSE STOCK SPLIT, TAKEN AS A WHOLE, IS FAIR TO, AND IN THE BEST INTERESTS OF, THE UNAFFILIATED STOCKHOLDERS OF THE WESTWOOD GROUP.

     Attendance in person or by proxy of holders of a majority of shares of capital stock of the Westwood Group issued and outstanding and entitled to vote will constitute a quorum. In order to approve the reverse stock split, the following stockholder votes in favor of the amendment are necessary: (i) a majority of the votes entitled to be cast at the meeting by the holders of the outstanding shares of Common Stock and Class B Common Stock, voting together as a single class, (ii) a majority of the votes entitled to be cast at the meeting by the unaffiliated holders of the outstanding shares of Common Stock, voting as a separate class, and (iii) a majority of the votes entitled to be cast at the meeting by the unaffiliated holders of the outstanding shares of Class B Common Stock voting as a separate class. For this purpose, an unaffiliated holder is a holder of either Common Stock or Class B Common Stock other than Charles F. Sarkis, Richard P. Dalton and Joseph M. Cassin, each an officer and/or director of the Westwood Group, and Paul M. DiMare, a former director of the Westwood Group. Holders of Common Stock will be entitled to one vote for each share of Common Stock. Holders of Class B Common Stock will be entitled to ten votes for each share of Class B Common Stock. The officers and directors of the Westwood Group own approximately 85% of the issued and outstanding shares entitled to vote. The officers and directors of the Westwood Group own approximately 5.6% of the outstanding shares of Common Stock and approximately 88% of the outstanding shares of Class B Common Stock entitled to vote at the special meeting. Each of the officers and directors has indicated that he will vote his shares in favor of the proposed reverse stock split.

     Provided that the reverse stock split is approved, a letter of transmittal will be mailed to all holders of Common Stock or Class B Common Stock of the Westwood Group for use in surrendering their stock certificates. Please do not send in your stock certificates until you receive your letter of transmittal.

                                          Sincerely,

                                          -s- Richard P. Dalton
                                          RICHARD P. DALTON
                                          President

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            THE WESTWOOD GROUP, INC.
                               190 V.F.W. PARKWAY
                          REVERE, MASSACHUSETTS 02151

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 20, 2004

     A special meeting of the stockholders of THE WESTWOOD GROUP, INC., will be held at 190 V.F.W. Parkway, Revere, Massachusetts 02151, on September 20, 2004, at 9:00 a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to amend the Westwood Group's Certificate of Incorporation, pursuant to which each share of Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of the proposed amendment will be reclassified into one-five hundredth of one fully paid and non-assessable share of Common Stock, par value $.01 per share, so that every 500 shares of Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Common Stock, par value $.01. At the effective time of the proposed amendment, each share of Class B Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of this amendment will be reclassified into one-five hundredth of one fully paid and non-assessable share of Class B Common Stock, par value $.01 per share, so that every 500 shares of Class B Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Class B Common Stock, par value $.01. The Westwood Group will make a cash payment of $4.00 per share to record holders of fewer than 500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment. Certificates for fractional shares of Common Stock and Class B Common Stock will be issued by reason of this amendment to holders of greater than 500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment. In addition to receiving the cash payment of $4.00 per share, each record holder being redeemed in connection with the proposed reverse stock split will be entitled to receive an additional cash payment if, within one calendar year from the date of this meeting, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility. If such legislation is enacted, the Board of Directors of the Westwood Group will engage an independent financial advisor, and in consultation with this advisor, will determine the incremental increase in the valuation of the Westwood Group as a direct result of the installation and operation of a certain number of slot machines at its Wonderland racetrack facility, and based upon such valuation, will pay each redeemed record holder any increase in value above the $4.00 per share cash payment received in connection with the reverse stock split, which will be payable at such time and in such manner as determined by the Board of Directors.

          2. To transact such other business pertaining or related to the foregoing as may properly come before the special meeting.

     The reverse stock split will become effective upon the filing of an amendment to the Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware subsequent to stockholder approval. Each share of Common Stock authorized immediately prior to the effectiveness of the reverse stock split will be reclassified into one-five hundredth of one fully paid and non-assessable share of Common Stock so that every 500 shares of Common Stock authorized immediately prior to the effectiveness of the reverse stock split will be combined together to form one full share of Common Stock. Each share of Class B Common Stock authorized immediately prior to the effectiveness of the reverse stock split will be reclassified into one-five hundredth of one fully paid and non-assessable share of Class B Common Stock so that every 500 shares of Class B Common Stock authorized immediately prior to the effectiveness of the reverse stock split will be combined together to form one full share of Class B Common Stock. The Westwood Group will make a cash payment of $4.00 per share to the record holders prior to the reverse stock split of fewer than 500 shares of either Common Stock or Class B Common Stock. Certificates for any resulting fractional shares of Common Stock or Class B Common Stock will be issued following the reverse stock split to holders of greater than 500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment.

     Information relating to the above matters is set forth in the attached proxy statement. You are entitled to vote at the special meeting, or any adjournments of the meeting if you owned shares of Common Stock or Class B Common Stock at the close of business on August 4, 2004. A list of the stockholders entitled to vote will be available for your review at the meeting and, for the ten days before the meeting during normal business hours, at The Westwood Group, Inc., 190 V.F.W. Parkway, Revere, Massachusetts 02151.

                                          By Order of the Board of Directors,

                                          -s- Richard P. Dalton
                                          RICHARD P. DALTON
                                          President

Revere, Massachusetts
August 11, 2004

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

                               TABLE OF CONTENTS

Summary Term Sheet..........................................    1
Information Regarding the Special Meeting of Stockholders...    6
  Voting; Record Date.......................................    6
  Amendment of Certificate of Incorporation to Effect the
     Reverse Stock Split....................................    7
  Quorum and Vote Required..................................    7
  Appraisal Rights..........................................    7
  Proxies...................................................    7
  Exchange of Certificates for Cash Payment or Shares.......    8
  Contingent Cash Payment...................................    9
Special Factors.............................................   10
  Reasons for and Purpose of the Reverse Stock Split........   10
  Alternatives Considered...................................   18
  Background of the Proposed Reverse Stock Split............   18
  Fairness Opinion of Schroeder & Co........................   29
  The Effects of the Reverse Stock Split....................   36
  Potential Detriments of the Reverse Stock Split to
     Stockholders; Accretion in Ownership and Control of
     Certain Stockholders...................................   37
  Effect of the Proposed Reverse Stock Split on Option
     Holders................................................   37
  Financial Effect of the Reverse Stock Split...............   37
  Pro Forma Financial Information...........................   38
  Recommendation of the Board of Directors; Fairness of the
     Reverse Stock Split....................................   43
  Fairness of the Reverse Stock Split to Unaffiliated
     Stockholders Being Redeemed in Connection with the
     Reverse Stock Split....................................   44
  Fairness of the Reverse Stock Split to Unaffiliated
     Stockholders Retaining Their Interest in the Westwood
     Group..................................................   46
  Procedural Fairness to All Unaffiliated Stockholders......   49
  Conduct of the Westwood Group's Business after the Reverse
     Stock Split............................................   49
  Certain Federal Income Tax Consequences...................   50
  Financing of the Reverse Stock Split......................   52
  Costs of the Reverse Stock Split..........................   52
  The Company...............................................   53
  Selected Historical and Pro Forma Financial Data..........   54
  Price Range of Common Stock; Dividends; Trading Volume....   55
  Security Ownership of Certain Beneficial Owners and
     Management.............................................   55
  Other Information Concerning the Company and Affiliates...   57
  Independent Certified Public Accountants..................   58
  Other Matters.............................................   58
  Proposals of Stockholders.................................   58
  Incorporation of Certain Documents by Reference...........   59
  Available Information.....................................   59
Exhibit A Certificate of Amendment to the Certificate of
  Incorporation of The Westwood Group, Inc. ................  A-1
Exhibit B Opinion of Schroeder & Co., dated July 29, 2003...  B-1
Exhibit C Annual Report on Form 10-K for the Fiscal Year
  Ended December 31, 2003...................................  C-1
Exhibit D Quarterly Report on Form 10-Q for the Quarter
  Ended March 31, 2004......................................  D-1

                               SUMMARY TERM SHEET

     The following is a summary of the material terms of the proposed amendment to the Certificate of Incorporation, the proposed reverse stock split and the other transactions contemplated in connection with the reverse stock split.

     The proxy statement contains a more detailed description of the terms of the proposed amendment to the Certificate of Incorporation and the reverse stock split. We encourage you to read the entire proxy statement and the documents that we have attached as exhibits carefully before voting.

     - Our Board of Directors has authorized a 500-for-1 reverse stock split of our Common Stock, par value $.01 per share, and 500-for-1 reverse stock split of our Class B Common Stock, par value $.01 per share. The Board recommends that all stockholders approve the proposal by voting for an amendment to our Certificate of Incorporation. See also the information under the captions "Reasons for and Purpose of the Reverse Stock Split" and "Recommendation of the Board of Directors; Fairness of Reverse Stock Split Proposal" in this proxy statement.

     - Assuming the reverse stock split becomes effective, you will receive one new share of Common Stock for each 500 shares of Common Stock that you may own at that time and one new share of Class B Common Stock for each 500 shares of Class B Common Stock that you may own at that time. You may receive fractional shares as a result of the reverse stock split if you own greater than 500 shares of either Common Stock or Class B Common Stock immediately prior to the reverse stock split becoming effective. See also the information under the caption "Exchange of Certificates for Cash Payment or Shares" in this proxy statement.

     - For those of you who are record holders at the effective time of the reverse stock split and who hold less than either 500 shares of Common Stock or Class B Common Stock, you will receive a cash payment of $4.00 per share for those shares which would otherwise be converted into a fraction of a share of the new stock. See also the information under the caption statement "Exchange of Certificates for Cash Payment or Shares" in this proxy statement.

     - In addition to receiving the cash payment of $4.00 per share, each record holder being redeemed in connection with the proposed reverse stock split will be entitled to receive an additional cash payment if, within one calendar year from the date of this meeting, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility. If such legislation is enacted, the Board of Directors of the Westwood Group will engage an independent financial advisor, and in consultation with this advisor, will determine the incremental increase in the valuation of the Westwood Group as a direct result of the installation and operation of a certain number of slot machines at its Wonderland racetrack facility, and based upon such valuation, will pay each redeemed record holder any increase in value above the $4.00 per share cash payment received in connection with the reverse stock split, which will be payable at such time and in such manner as determined by the Board of Directors. This contingent right will not be transferable, except in the event of death of the record holder. See also the information under the caption "Contingent Cash Payment" in this proxy statement.

     - If the proposed reverse stock split is consummated, the Westwood Group intends promptly to initiate a tender offer for shares of its Common Stock and shares of its Class B Common Stock in order to provide remaining stockholders (other than officers and directors of the Westwood Group) who do not receive a cash payment in connection with the reverse stock split an opportunity to tender one post-reverse stock split share in exchange for a cash payment equal to $2,000. See also the information under the caption "Conduct of the Westwood Group's Business After the Reverse Stock Split" in this proxy statement.

     - In order to authorize the amendment to the Certificate of Incorporation and approve the reverse stock split, the following stockholder votes are required: (i) a majority of the votes entitled to be cast at the meeting by the holders of the outstanding shares of Common Stock and Class B Common Stock, voting together as a single class, (ii) a majority of the votes entitled to be cast at the meeting by the unaffiliated holders of the outstanding shares of Common Stock voting as a separate class, and (iii) a majority of the votes entitled to be cast at the meeting by the holders of the outstanding shares of Class B Common Stock voting as a separate class. For this purpose, an unaffiliated holder is a holder of either Common Stock or Class B Common Stock other than Charles F. Sarkis, Richard P. Dalton and Joseph M. Cassin, each an officer and/or director of the Westwood Group, and Paul M. DiMare, a former director of the Westwood Group. The votes entitled to be cast at the special meeting of stockholders are those votes which are held by holders of Common Stock or Class B Common Stock as of the record date. See also the information under the caption "Quorum and Vote Required" in this proxy statement. The reverse stock split will not become effective until the amendment of the Certificate of Incorporation is filed with the Delaware Secretary of State's office following its approval at the special meeting of stockholders.

     - Stockholders may either vote in person at the special meeting or by using the attached proxy card. If voting by proxy, a stockholder should specify his or her choice with regard to the proposed reverse stock split on the enclosed proxy card. All properly executed proxies delivered to the Westwood Group in time will be voted at the special meeting. A stockholder may revoke his or her proxy at any time before it is voted at the special meeting by giving written notice to the President of the Westwood Group, executing and delivering to the President of the Westwood Group a proxy card bearing a later date, or voting in person at the special meeting. Any executed, but unmarked, proxies will be voted for the reverse stock split. See also the information under the caption "Proxies" in this proxy statement.

     - The Westwood Group, Charles F. Sarkis, Richard P. Dalton and Joseph M. Cassin are the filing persons of a Rule 13e-3 Transaction Statement on
       Schedule 13E-3, in accordance with the Securities Exchange Act of 1934, as amended. Each of Messrs. Sarkis and Dalton is a stockholder and a director of the Westwood Group. Mr. Cassin is an option holder and a director of the Westwood Group. In addition, Mr. Sarkis is Chairman, and Mr. Dalton is President of the Westwood Group. Each filing person has determined that the proposed reverse stock split is substantively and procedurally fair to and in the best interest of the Westwood Group's unaffiliated stockholders being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split, and recommends that each stockholder vote in favor of the reverse stock split. See also the information under "Recommendation of the Board of Directors; Fairness of the Reverse Stock Split Proposal" in this proxy statement.

     - Our Board of Directors and executive officers currently own approximately 5.6% of our outstanding Common Stock and approximately 88% of our outstanding Class B Common Stock. Each share of Class B Common Stock entitles its owner to ten votes on each matter submitted to the stockholders. See also the information under the caption "Quorum and Vote Required" in this proxy statement. Our Board of Directors and executive officers will own approximately 6.1% of the Common Stock and 88% of the Class B Common Stock after the reverse stock split. After the reverse stock split, the Directors and executive officers will hold approximately 85% of the voting power of the Westwood Group. See also the information under the caption "Conduct of the Westwood Group's Business After the Reverse Stock Split" and the caption "Security Ownership of Certain Beneficial Owners and Management" in this proxy statement.

     - Our Board of Directors retained the services of Schroeder & Co. to provide an opinion as to the fairness from a financial point of view of the consideration to be paid to the unaffiliated stockholders of the Westwood Group's Common Stock or Class B Common Stock being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who tender one share in connection with the subsequent tender offer. Schroeder & Co.'s opinion does not address fairness with respect to the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split. See also the information under the caption "Fairness Opinion of Schroeder & Co." in this proxy statement.

     - The Westwood Group has the financial resources available under its current credit facility with Boston Federal Savings Bank and the balance from working capital to complete the proposed reverse stock split and the subsequent tender offer. See the information under the caption "Financing the Reverse Stock Split" in this proxy statement.

     - The highest trading price for a share of the Westwood Group's Common Stock in 2002 prior to the first public filings made in October, 2002 in connection with the Westwood Group's previously proposed reverse stock split going private transaction was $1.25 per share, which occurred on September 12, 2002. The highest trading price for a share of the Westwood Group's Common Stock from October, 2002 to August 4, 2004 was $8.00 per share, which occurred in January, 2003. The most recent trading price for a share of the Westwood Group's Common Stock prior to the filing of this proxy statement was $3.25 per share on July 14, 2004. See the information under the caption "Reasons for and Purpose of the Reverse Stock Split" in this proxy statement.

     - The reverse stock split is not expected to effect our current business plan or operations. See also the information under the caption "Conduct of the Westwood Group's Business after the Reverse Stock Split" in this proxy statement.

     - If the reverse stock split is approved, we will be eligible to cease filing periodic reports with the Securities and Exchange Commission and we intend to cease public registration of our Common Stock. See also the information under the captions "Reasons for and Purpose of the Reverse Stock Split" and "Recommendation of the Board of Directors; Fairness of Reverse Stock Split Proposal" in this proxy statement.

     - For those record holders that receive a cash payment in the reverse stock split and cease to hold, either directly or indirectly, any shares, you will need to recognize a gain or loss for federal income tax purposes for the difference between the amount of cash received and the aggregate tax basis in your shares of Common Stock or Class B Common Stock. For those record holders that receive Common Stock, Class B Common Stock or both incident to the reverse stock split, but no cash, you will not recognize any gain or loss for federal income tax purposes. If the contingent cash payment is made, each redeemed stockholder of the Westwood Group receiving the contingent cash payment would generally recognize gain or loss as a result of receiving the payment and part of the payment may be characterized as interest income. See also the information under the caption "Certain Federal Income Tax Consequences" in this proxy statement. You are urged to consult with your own tax advisor regarding the tax consequences of the reverse stock split in light of your own particular circumstances.

     - There are no appraisal rights for any stockholder who dissents from approval of the reverse stock split under either the Westwood Group's Certificate of Incorporation or under Delaware General Corporation law. See also the information under the caption "Appraisal Rights" in this proxy statement.

                            THE WESTWOOD GROUP, INC.

                                PROXY STATEMENT

                                AUGUST 11, 2004

     This proxy statement is furnished to the stockholders of THE WESTWOOD GROUP, INC., in connection with the solicitation of proxies by the Board of Directors of the Westwood Group to be voted at the special meeting of stockholders and at any adjournments of the meeting. The special meeting will be held at 190 V.F.W. Parkway, Revere, Massachusetts 02151 on September 20, 2004, at 9:00 a.m. local time.

     The approximate date on which this proxy statement and form of proxy card are first being sent or given to stockholders is August 11, 2004.

     At this meeting you will be asked to consider and vote upon a proposal to amend the Westwood Group's Certificate of Incorporation, pursuant to which each share of Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of the proposed amendment will be reclassified into one-five hundredth of one fully paid and non-assessable share of Common Stock so that every 500 shares of Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Common Stock. At the effective time of the proposed amendment, each share of Class B Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of this amendment will be reclassified into one-five hundredth of one fully paid and non-assessable share of Class B Common Stock, so that every 500 shares of Class B Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Class B Common Stock. The Westwood Group will make a cash payment of $4.00 per share to record holders of fewer than 500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment. Certificates for fractional shares of Common Stock and Class B Common Stock will be issued by reason of this amendment to holders of greater than 500 shares of either Common Stock or Class B Common Stock immediately prior to the effectiveness of this amendment.

     In addition to receiving the cash payment of $4.00 per share, each record holder being redeemed in connection with the proposed reverse stock split will be entitled to receive an additional cash payment if, within one calendar year from the date of this meeting, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility. If such legislation is enacted, the Board of Directors of the Westwood Group will engage an independent financial advisor, and in consultation with this advisor, will determine the incremental increase in the valuation of the Westwood Group as a direct result of the installation and operation of a certain number of slot machines at its Wonderland racetrack facility, and based upon such valuation, will pay each redeemed record holder any increase in value above the $4.00 per share cash payment received in connection with the reverse stock split, which will be payable at such time and in such manner as determined by the Board of Directors.

     If effected, the reverse stock split will enable the Westwood Group to change from public company status, subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, as administered by the Securities and Exchange Commission, to private company status. As a private company, the Westwood Group will not be subject to these reporting requirements.

     The net effect of the reverse stock split on the record holders of Common Stock and Class B Common Stock will be as follows:

RECORD HOLDER AS OF EFFECTIVE DATE                 NET EFFECT AFTER REVERSE STOCK SPLIT
----------------------------------                 ------------------------------------
Record holders holding 500 or more shares of   Shares of Common Stock or Class B Common
Common Stock or Class B Common Stock           Stock will be converted on a 500 for 1 basis,
immediately prior to the reverse stock split   including fractional shares. With respect to
                                               stockholders of record of a number of shares
                                               greater than 500 shares immediately prior to
                                               the reverse stock split, you will receive
                                               fractional shares.
Record holders holding fewer than 500 shares   Shares of Common Stock or Class B Common
of Common Stock or Class B Common Stock        Stock will be cashed out at a price of $4.00
immediately prior to the reverse stock split   per share. Holders of these shares will not
                                               have any continuing equity interest in the
                                               Westwood Group, but will have a right to a
                                               contingent cash payment if the Massachusetts
                                               state legislature enacts legislation that
                                               expands legalized gaming in Massachusetts and
                                               authorizes the installation of slot machines
                                               at the Wonderland racetrack within one
                                               calendar year from the date of this meeting.

     IF YOU ARE A BENEFICIAL OWNER OF FEWER THAN 500 SHARES OF COMMON STOCK WHO IS NOT THE RECORD HOLDER OF THOSE SHARES, AND YOU WANT TO HAVE YOUR SHARES EXCHANGED FOR CASH IN THE REVERSE STOCK SPLIT, YOU SHOULD INSTRUCT YOUR BROKER OR NOMINEE TO TRANSFER YOUR SHARES INTO A RECORD ACCOUNT IN YOUR NAME. NOMINEES AND BROKERS MAY HAVE REQUIRED PROCEDURES. THEREFORE, SUCH HOLDERS SHOULD CONTACT THEIR NOMINEES AND BROKERS TO DETERMINE HOW TO EFFECT THE TRANSFER IN A TIMELY MANNER PRIOR TO THE DATE OF THE SPECIAL MEETING.

     The proposed amendment to the Certificate of Incorporation is attached as Exhibit A to this proxy statement. The reverse stock split will become effective, assuming stockholder approval, upon the filing of the proposed amendment to the Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware.

     Assuming the completion of the reverse stock split and termination of the Westwood Group's public company status, the Westwood Group intends to initiate a tender offer for up to an aggregate of 21,000 pre-reverse-split shares of its Common Stock and up to an aggregate of 3,500 pre-reverse-split shares of its Class B Common Stock in order to provide remaining record holders of Common Stock and Class B Common Stock (other than officers and directors of the Westwood Group) who do not receive a cash payment pursuant to the reverse stock split an opportunity to tender one post-reverse-split share in exchange for a per share purchase price equal to $2,000, which reflects the product of (i) 500 times (ii) the $4.00 per share cash payment payable in connection with the reverse stock split.

     Our Board of Directors and each of Charles F. Sarkis, Richard P. Dalton and Joseph M. Cassin, individually as filing persons, have determined that the adoption of the proposed reverse stock split is fair to and in the best interest of the Westwood Group's unaffiliated stockholders being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split, and recommends that you approve the reverse stock split. In arriving at its recommendation with respect to the reverse stock split, the Board of Directors considered a number of factors described in the proxy statement, including, among other things, the fairness opinion of Schroeder & Co., the Board of Directors' independent financial advisor. The full text of Schroeder & Co.'s opinion, which describes, among other things, the opinion expressed, procedures followed, matters considered and limitations on review undertaken in connection with the opinion, is attached as Exhibit B to this proxy statement. Stockholders are urged to read Schroeder & Co.'s opinion in its entirety.

RESERVATION OF RIGHTS

     Although the Board of Directors requests stockholder approval of the proposed reverse stock split, the Board reserves the right to decide, in its discretion, to withdraw the proposed reverse stock split from the agenda of the special stockholders' meeting prior to any stockholder vote thereon or to abandon the proposed reverse stock split even if the proposal is approved. Although the Board of Directors and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, presently believes that the proposed reverse stock split is in the best interests of the Westwood Group, its unaffiliated stockholders being redeemed pursuant to the reverse stock split and its unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split, and thus has recommended a vote for the proposed amendment to the Certificate of Incorporation, the Board nonetheless believes that it is prudent to recognize that, between the date of this proxy statement and the date of the special stockholders' meeting, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the reverse stock split at that time. If the Board decides to withdraw the proposed reverse stock split, the Board will notify the stockholders of such decision promptly by mail.

FORWARD-LOOKING STATEMENTS

     This proxy statement contains forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements, which speak only as of the date of this proxy statement. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially than those made in, contemplated by, or underlying the forward-looking statements. For these reasons, do not place undo reliance on any forward-looking statements included in this proxy statement.

           INFORMATION REGARDING THE SPECIAL MEETING OF STOCKHOLDERS

VOTING; RECORD DATE

     The securities that can be voted at the special meeting consist of shares of Common Stock of the Westwood Group, $.01 par value, and shares of Class B Common Stock of the Westwood Group, $.01 par value. Each share of Common Stock entitles its owner to one vote on each matter submitted to the stockholders. Each share of Class B Common Stock entitles its owner to ten votes on each matter submitted to the stockholders. The stockholder votes required to authorize the reverse stock split are: (i) a majority of the votes entitled to be cast at the meeting by the holders of the outstanding shares of Common Stock and Class B Common Stock, voting together as a single class, (ii) a majority of the votes entitled to be cast at the meeting by the unaffiliated holders of the outstanding shares of Common Stock voting as a separate class, and (iii) a majority of the votes entitled to be cast at the meeting by the unaffiliated holders of the outstanding shares of Class B Common Stock voting as a separate class. For this purpose, an unaffiliated holder is a holder of either Common Stock or Class B Common Stock other than Charles F. Sarkis, Richard P. Dalton and Joseph M. Cassin, each an officer and/or director of the Westwood Group, and Paul M. DiMare, a former director of the Westwood Group. The record date for determining the holders of Common Stock and Class B Common Stock who are entitled to receive notice of and to vote at the special meeting is August 4, 2004. The votes entitled to be cast at the special meeting of stockholders are those votes which are held by holders of Common Stock or Class B Common Stock as of the record date. On the record date, 351,210 shares of Common Stock and 912,015 shares of Class B Common Stock were outstanding and eligible to be voted at the special meeting, of which approximately 228,310 shares of Common Stock and 107,399 shares of Class B Common Stock were held by unaffiliated holders of the Westwood Group.

AMENDMENT OF CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT

     Our Board of Directors has unanimously determined that it is advisable to amend the Westwood Group's Certificate of Incorporation to effect a 500-for-1 reverse stock split of the Common Stock and a 500-for-1 reverse stock split of the Class B Common Stock, and to provide for the cash payment of $4.00 per share to the record holders of less than 500 shares of either Common Stock or Class B Common Stock. The Board has proposed the amendment and the reverse stock split to the stockholders for approval at the special meeting. The Certificate of Incorporation provides that if the Westwood Group combines its outstanding shares of Common Stock or Class B Common Stock, as it is doing in the reverse stock split, the outstanding shares of each of the Common Stock and Class B Common Stock will be proportionally combined in the same manner and on the same basis.

QUORUM AND VOTE REQUIRED

     A majority of the outstanding shares of capital stock of the Westwood Group will constitute a quorum for the special meeting. For the purposes of determining whether a quorum is present, the shares of Class B Common Stock are counted the same as the Common Stock despite the fact that the Class B Common Stock has ten votes per share. In counting the shares to determine whether a quorum exists at the special meeting, the number of all shares voting "for," "against," or "withheld" and abstentions (including instructions to withhold authority to vote) will be used. Proxies marked as abstentions or broker non-votes will be treated as shares present for purposes of determining whether a quorum is present.

     While only the affirmative approval of a majority of the votes entitled to be cast at the meeting by holders of the issued and outstanding shares of Common Stock and Class B Common Stock, voting together as a single class, is required to approve the proposed reverse stock split pursuant to the Westwood Group's Certificate of Amendment and Delaware law, the Board of Directors is also requiring: (i) a majority of the votes entitled to be cast at the meeting by the holders of the outstanding shares of Common Stock held by unaffiliated stockholders, voting as a separate class, and (ii) a majority of the votes entitled to be cast at the meeting by the unaffiliated holders of the outstanding shares of Class B Common Stock voting as a separate class. For this purpose, an unaffiliated holder is a holder of either Common Stock or Class B Common Stock other than Charles F. Sarkis, Richard P. Dalton and Joseph M. Cassin, each an officer and/or director of the Westwood Group, and Paul M. DiMare, a former director of the Westwood Group. The votes entitled to be cast at the special meeting are those votes which are held by holders of Common Stock or Class B Common Stock as of the record date.

     It is anticipated that approximately 19,600 voting shares of Common Stock owned or controlled on the record date by directors and executive officers of the Westwood Group, constituting approximately 5.6% of the outstanding Common Stock, will be voted in favor of the proposal. It is anticipated that approximately 804,616 voting shares of Class B Common Stock, owned or controlled on the record date by directors and executive officers of the Westwood Group, constituting approximately 88% of the outstanding Class B Common Stock will be voted in favor of the proposal. The directors and executive officers of the Westwood Group represent approximately 85% of the voting power of the Westwood Group.

APPRAISAL RIGHTS

     No appraisal rights are available under either the Delaware General Corporation Law or the Westwood Group's Certificate of Incorporation to any stockholder who dissents from approving the reverse stock split.

PROXIES

     Stockholders should specify their choice with regard to the proposal on the enclosed proxy card. All properly executed proxies delivered by stockholders to the Westwood Group in time to be voted at the special meeting and not revoked will be voted at the special meeting in accordance with directions given. IN THE ABSENCE OF INSTRUCTION, THE SHARES REPRESENTED BY A SIGNED AND DATED PROXY CARD WILL BE VOTED "FOR" THE PROPOSAL LISTED ON THE PROXY CARD AND DESCRIBED IN THIS PROXY STATEMENT. Proxies voted as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Such abstentions and broker non-votes will have the effect of a vote against the proposed reverse stock split. For any other matters that properly come before the special meeting, the persons named as proxies will vote upon these matters according to their judgment. Those persons named as proxies will not use discretionary voting authority to postpone or adjourn the special meeting to solicit additional proxies.

     Any stockholder delivering a proxy has the power to revoke it any time before it is voted by giving written notice to the President of the Westwood Group at 190 V.F.W. Parkway, Revere, Massachusetts 02151, by executing and delivering to the President a proxy card bearing a later date or by voting in person at the special meeting. The presence of a stockholder at the special meeting will not automatically revoke that stockholder's proxy.

     In addition to soliciting proxies through the mail, the Westwood Group may solicit proxies through its directors, officers and employees in person and/or by telephone. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy material to the beneficial owners of shares held of record by them. All expenses incurred in connection with the solicitation of proxies will be borne by the Westwood Group.

EXCHANGE OF CERTIFICATES FOR CASH PAYMENT OR SHARES

     Assuming the approval of the stockholders of the proposed reverse stock split, the Westwood Group will file an amendment to its Certificate of Incorporation, in the form of Exhibit A attached to this proxy statement, with the Office of the Secretary of State of the State of Delaware. The reverse stock split will become effective on the date of the filing of the amendment to its Certificate of Incorporation, which is anticipated to be the same date on which the special meeting is held. EquiServe Trust Company, N.A. has been appointed exchange agent to carry out the exchange of certificates for new Common Stock and new Class B Common Stock and/or cash.

     As soon as practicable after the effective date of the reverse stock split, the stockholders will be notified and asked to surrender their certificates representing shares of Common Stock or Class B Common Stock to the exchange agent. Those record holders beneficially owning 500 shares or more of Common Stock or Class B Common Stock will receive in exchange certificates representing shares of new Common Stock or Class B Common Stock on the basis of one share of new Common Stock for each 500 shares of Common Stock held prior to the reverse stock split and one share of new Class B Common Stock for each 500 shares of Class B Common Stock held prior to the reverse stock split, and in cases where a record holder does not beneficially own a number of shares evenly divisible by 500, the record holder will receive fractional shares of new Common Stock and/or new Class B Common Stock following the reverse stock split. Record holders owning fewer than 500 shares on the effective date of the reverse stock split will receive in exchange a cash payment in the amount of $4.00 per share.

     If the reverse stock split is effected, any stockholder beneficially owning fewer than 500 shares of the currently outstanding Common Stock or Class B Common Stock will cease to have any rights with respect to the Common Stock or Class B Common Stock of the Westwood Group, except to be paid in cash, as described in this proxy statement. No interest will be paid or accrued on the cash payable to record holders after the reverse stock split is effected.

     If and when the reverse stock split is effected, each certificate representing shares of Common Stock and Class B Common Stock that was outstanding prior to the reverse stock split and that was held by a stockholder of record of 500 or more shares immediately prior to the reverse stock split, until surrendered and exchanged for a new certificate, will be deemed for all corporate purposes to evidence ownership of such number of shares as is set forth on the face of the certificate divided by 500. Each fractional share of new Common Stock and new Class B Common Stock will be entitled to a corresponding vote on matters submitted to a vote of stockholders after the reverse stock split is effected.

     No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash, all expenses of which will be borne by the Westwood Group.

     Nominees (such as a bank or broker) may have required procedures, and a stockholder holding Common Stock in street name should contact his or her nominee to determine how the reverse stock split will affect them. If you are a beneficial owner of fewer than 500 shares of Common Stock, and you want to have your shares exchanged for cash, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner so that you will be considered a holder of record immediately prior to the effective date of the reverse stock split, which is anticipated to be the same date on which the special meeting is held. A stockholder holding less than 500 shares of Common Stock in street name who does not transfer shares into a record account in a timely manner may not have his or her shares redeemed in connection with the reverse stock split.

     If you are a beneficial owner of more than 500 shares of Common Stock, and you anticipate participating in the proposed post-reverse stock split tender offer, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner so that you will be considered a holder of record for purposes of the tender offer.

     In the event that any certificate representing shares of Common Stock or Class Common B Stock is not presented for cash upon request by the Westwood Group, the cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the public official pursuant to the abandoned property laws, such payments will be paid to the holder thereof or his or her designee, without interest, at such time as the payment has been properly presented for exchange.

CONTINGENT CASH PAYMENT

     In addition to receiving the cash payment of $4.00 per share, each record holder being redeemed in connection with the proposed reverse stock split will be entitled to receive an additional cash payment if, within one calendar year from the date of the stockholders' meeting, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility. If such legislation is enacted, the Board of Directors of the Westwood Group will engage an independent financial advisor to advise it in determining the contingent cash payment. The Board, with the assistance of the independent financial advisor, will determine the incremental increase in the valuation of the Westwood Group as a direct result of the installation and operation of a certain number of slot machines at its Wonderland racetrack facility, and based upon such valuation, will pay each redeemed record holder any increase in value above the $4.00 per share cash payment received in connection with the reverse stock split. The contingent cash payment will not be dependent upon the general operating results of the Westwood Group.

     The valuation will be determined by taking into account such factors (among others) as the gaming tax rate, the amount and nature of any licensing fees and the number of slot machines that may be authorized to be placed at the company's Wonderland racetrack facility, each as determined by such legislation and the related regulations, as well as the capital improvement costs that the Westwood Group would likely need to incur and the term of such license and/or legislation. The Westwood Group, at this time, is unable to place a meaningful value on any of these factors and will not be able to do so until such time that the legislation is ever enacted. The Board will commence its valuation analysis on a date ninety days after the date when the regulations promulgated pursuant to such legislation are finalized, and, if applicable, under such regulations the Westwood Group is issued a license to permit the installation and operation of slot machines at its Wonderland racetrack facility. The valuation will be made as of such date.

     The amount to be received by a redeemed stockholder will be calculated based upon this valuation and such person's ownership percentage of the issued and outstanding capital stock of the Westwood Group immediately prior to the stockholders' meeting. The payment schedule for this contingent cash payment will be determined promptly after the completion of the Board's valuation analysis, taking into account the Westwood Group's ability to make such payment out of then available funds.

     Once the Board's analysis has been completed and a good faith estimate of the valuation of the Westwood Group is determined, the Westwood Group will notify each redeemed stockholder in writing of the amount of the contingent cash payment due to be paid to such person as well as when he or she could expect to receive such payment. This notice will be accompanied by a written summary of the analysis used by the Board of Directors to determine the amount of the contingent cash payment. At the time that payment of this contingent cash payment is to be made, the Westwood Group will forward the appropriate amount to the last known address of each redeemed stockholder. Redeemed stockholders may inform the Westwood Group of any changes of address by sending a change of address notice to the following address: The Westwood Group, Inc., 190 V.F.W. Parkway, Revere, Massachusetts 02151, Attention: President.

     There can be no assurance that legislation to expand gaming will be passed in Massachusetts within the one year period immediately following the stockholders' meeting, or if enacted, that such legislation will authorize the installation of slot machines at the Wonderland racetrack or will be on terms that will result in an increased valuation of the Westwood Group, and, consequently there is no assurance that this contingent cash payment will ever be paid to any redeemed stockholder. If legislation expanding gaming is enacted and such legislation does not result in an increased valuation of the Westwood Group, no stockholder will receive the contingent cash payment. In addition, if a contingent cash payment is determined to be made, the Westwood Group is unable at this time to determine the amount of any such contingent cash payment or the timing of payment to the redeemed stockholders.

     There will be no certificates issued to redeemed stockholders for this contingent cash payment, and no interest, distributions or dividends will be paid thereon. This right to a contingent cash payment is non-assignable and non-transferable (except upon death of the record holder in accordance with applicable state law) and does not represent any ownership or equity interest in the Westwood Group and the holders thereof will not have any voting rights with respect thereto.

                                SPECIAL FACTORS

REASONS FOR AND PURPOSE OF THE REVERSE STOCK SPLIT

     Our Board of Directors and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, hold the view that the Westwood Group and its stockholders currently derive no material benefit from continued registration under the 1934 Act. The Westwood Group has maintained its registered status in the past in order to provide a trading market for its stockholders. Unfortunately, the Westwood Group's stockholders have not made use of that trading market as evidenced by the fact that, to the Westwood Group's knowledge, twenty-four total public trades were made in its Common Stock between 1999 and 2001. To the Westwood Group's knowledge, there were public trades of Common Stock on thirteen days made during the 2002 calendar year prior to the public filings made in October, 2002 in connection with a reverse stock split, which was never brought to a vote of the stockholders, with the highest per share trading price of $1.25 per share. During the 2003 calendar year, to the Westwood Group's knowledge, there were public trades of Common Stock on only twenty-one days through December 31, 2003, with a per share price ranging from $2.70 to $8.00 and an aggregate trading volume of 21,400 shares. From January 1, 2004 through August 4, 2004, there have only been, to the Westwood Group's knowledge, public trades on six days, with a price per share ranging from $3.25 to $5.30 and an aggregate trading volume of 7,400 shares. The Board believes that this increase in stock price is due to the increased publicity the Westwood Group has received in local newspapers in connection with the consent order filed by the Massachusetts Securities Division and subsequent settlement. See "Background of the Proposed Reverse Stock Split." The increase is not due to any improved financial performance of the Westwood Group. Therefore, the filing persons determined that the increase in the recent share prices of the Westwood Group's Common Stock is not meaningful and does not alter the analysis or their conclusion that the proposed reverse stock split is fair to the unaffiliated stockholders of the Westwood Group. The Board and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, believe that it is highly speculative whether the Common Stock would ever achieve significant market value given the lack of a trading market. During this same period, the Westwood Group was involved in only one private transaction involving its Common Stock at a price of $3.00 per share. See "Alternatives Considered."

     The Westwood Group is also not in a position to use its status as a public company to raise capital through sales of securities in a public offering in the future or to acquire other business entities using its stock as the consideration for any acquisition as a result of its limited trading market. Moreover, the Westwood Group is not in a position to offer options to purchase its capital stock as an incentive to prospective employees as a result of this limited trading market.

     The Westwood Group's status as a public company has not only failed to materially benefit its stockholders, but also, in the Board's view and the view of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, places a financial burden on the Westwood Group. As a public company, the Westwood Group incurs direct costs associated with compliance with the Commission's filing and reporting requirements imposed on public companies. To comply with the public company requirements, the Westwood Group incurs approximately $185,000 annually in related expenses as follows:

Independent Auditors........................................   $ 50,000
SEC Counsel.................................................     90,000
Financial Printing..........................................     25,000
Transfer Agent..............................................     15,000
Miscellaneous Costs.........................................      5,000
                                                               --------
  TOTAL.....................................................   $185,000
                                                               ========

     The Westwood Group also incurs substantial indirect costs as a result of, among other things, the executive time expended to prepare and review these filings which the Westwood Group estimates to be approximately 250 hours per year. Since the Westwood Group has relatively few executive personnel, these indirect costs can be substantial and although there will be no direct monetary savings if the reverse stock split is effected, the time currently devoted to the public process could be devoted to other purposes such as sales, marketing and/or operational projects to further promote the Westwood Group's business.

     The estimates set forth above are only estimates. The actual savings that the Westwood Group may realize may be higher or lower than the estimates set forth above. In light of the current size and resources of the Westwood Group, the Board and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, do not believe that such costs are justified; and therefore, each believes that it is in the best interests of the Westwood Group and its unaffiliated stockholders to eliminate the administrative and financing burden associated with being a public company.

     In addition to such fees and expenses, the enactment of the Sarbanes-Oxley Act of 2002 has resulted in the Westwood Group incurring additional expenses in order to comply with the various requirements thereunder. Even though the Westwood Group is exempt from many of the requirements because it is not a listed company, this legislation, among other things, requires the Westwood Group to adopt certain internal controls and procedures with respect to its financial statements and annual and quarterly reports as well as to take other actions necessary to comply with the prescribed standards of corporate governance. The overall executive time expended on the preparation and review of its public filings has increased in order for the chief executive and chief financial officers of the Westwood Group to certify the financial statements in each of its public filings as required under the Sarbanes-Oxley Act.

     In certain respects, moreover, registration under the 1934 Act, has resulted in the Westwood Group being at a competitive disadvantage with respect to its privately-held competitors as well as possibly assist opponents of greyhound racing. In the Board's view and the view of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, the Westwood Group's competitors and opponents of greyhound racing generally have in the past used such information that the Westwood Group files under the 1934 Act to the detriment of the Westwood Group because such publicly available information can be readily analyzed by its competitors and opponents of greyhound racing rendering the Westwood Group at a competitive disadvantage in the marketplace and open to attack by its opponents at a level not experienced by privately held racetracks. Conversely, the Westwood Group does not have access to similar information with respect to rivals nor can it protect information about its business if it is mandated by federal securities laws to release such information on an annual or quarterly basis.

     The Westwood Group also has faced a number of obstacles over the course of the last several years which have adversely impacted overall stockholder value. Specifically, the Westwood Group continues to be negatively impacted by a strong Massachusetts state lottery, two Indian Casinos in Connecticut and slot machines at the Lincoln, Rhode Island greyhound track. The casinos and Rhode Island track are in close proximity to the Massachusetts border and therefore rely upon their ability to attract Massachusetts patrons. In addition, cruise ships offering casino gambling sailing from the cities of Lynn and Gloucester, Massachusetts also attract patrons away from the Wonderland racetrack. The Westwood Group is at a competitive disadvantage when compared with other New England greyhound racetracks in that it can offer only a very limited amount of simulcasting from thoroughbred racetracks.

     In August, 2000, animal rights activists were able to obtain the necessary number of signatures in order to place a binding initiative petition to ban all wagering on greyhound racing within Massachusetts effective June 1, 2001 on the November 2000 Massachusetts ballot. If the initiative had passed, it would have prohibited both live and simulcast wagering at the Westwood Group's Wonderland racetrack facility, thus, in all likelihood, shutting down its principal business. The campaign to defeat the ballot initiative was conducted jointly with the dogtrack in Raynham, Massachusetts through a Ballot Question Committee established in accordance with the campaign finance laws of Massachusetts of substantial expense to the Westwood Group. Richard P. Dalton, the Westwood Group's President and Chief Executive Officer, served as the chairman of the committee. This initiative was narrowly defeated in the November 7, 2000 election. Despite the defeat of the initiative and the fact that under Massachusetts law, this ballot initiative cannot be placed on the state-wide ballot again until 2006, the animal rights activists remain active in their attempts to cause the Wonderland racetrack to be permanently closed which may result in additional expense and likely would negatively impact the financial results of the Westwood Group. Moreover, the advertising campaign directed at banning greyhound racing continues to negatively affect the image of greyhound racing.

     During 2001, the Westwood Group and the owners of other area racetracks worked to enact legislation which would permit the Westwood Group and the other greyhound track to continue to provide simulcast broadcasting of thoroughbred racing on a more frequent basis, as well as providing for a decrease in the pari-mutuel taxes paid to the Commonwealth and that the funds available from the pari-mutuel tax decrease be made available for increases in purses and the Greyhound Capital Improvement and Promotional Trust Funds as well as the establishment of a Greyhound Adoption Fund and the implementation of an off-track betting system. On November 17, 2001, the "Act Providing for Improvements to the Horse and Greyhound Racing Industry in the Commonwealth and the Regulation Thereof" was signed into law by the acting Governor of Massachusetts. Under this new statute, the Westwood Group and the other area racetracks are permitted to continue to provide simulcast broadcasting of thoroughbred racing to their patrons until December 2005. This legislation also provides that the Westwood Group is to pay premiums for the right to simulcast interstate thoroughbred and harness racing ranging from 3% to 7% for the benefit of the purse accounts at the Commonwealth's two commercial horse racetracks. In addition, to the extension and expansion of simulcast broadcasting, this statute provides for a "purse pool," which will be funded by taxes, fees and assessments with a minimum of $400,000 being credited to the purse accounts of each racetrack with any remaining portion being apportioned among the racetracks pursuant to a formula to be devised by the State Racing Commission. All unclaimed simulcast wagers collected at each racetrack are to be deposited with the Massachusetts State Racing Commission for payment to the purse account of the individual racetracks responsible for such unclaimed wagers. The Westwood Group also received a one-time grant of $300,035 from the Commonwealth for the purpose of funding capital improvements and repairs to its facility and equipment. Finally, the new statute authorizes account wagering at each of the individual racetracks and establishes a nine member special commission (although such commission has yet to be established) to study the feasibility of an off-track betting program in Massachusetts. Despite the enactment of this legislation, management does not believe that this new legislation has materially benefited the Westwood Group's overall racing operations since November 2001.

     Management has worked diligently over the past decade in attempting to convince the Governors and the Massachusetts state legislature of the need to allow the Commonwealth's commercial racetracks to offer their patrons expanded gaming opportunities. In connection with these efforts, the Westwood Group engaged Cummings Associates to prepare studies of the impact on Massachusetts and its citizens of the expansion of legalized gaming in the Commonwealth, to lobby state legislators and members of the administration to enact legislation for such expansion, and to monitor legislative activities in this area. In its materials, Cummings presented various hypothetical models (alternating the gaming tax rate and the number of slot machines that may be installed at any one location) in order to demonstrate the financial impact on Massachusetts from a tax revenue perspective that the installation of slot machines at different locations in the Commonwealth. In addition, during this same period, Mr. Sarkis, Mr. Dalton and the Westwood Group's legislative agents met with various members of the state legislature and members of the administration to discuss the potential positive ramifications of the passage of new gaming legislation as demonstrated in the materials prepared by Cummings.

     The written report by Cummings Associates, dated December 6, 2002, and a related power point presentation, dated March 25, 2003, were prepared at the request of management of the Westwood Group in connection with its lobbying efforts for the expansion of gaming. The report provided estimated gaming tax revenues. Cummings Associates provides its clients with consulting services in the entertainment, gaming and parimutuel industries. Cumming Associates is one of the nationally recognized experts in "racinos" in the United States. The Westwood Group has worked with the principal of Cummings Associates, Will Cummings, since the 1980's, and Cumming Associates has assisted management of the Westwood Group with respect to legislative issues, lobbying efforts, attending and speaking at public hearings and preparing presentations to local and state officials. Cummings Associates' fees are billed on an hourly basis to the Westwood Group. For 2002, Cummings Associates was paid approximately $67,000 for their services, and for 2003, Cummings Associates' fees are approximately $42,000. The Company engages lobbying agents on a number of legislation issues, including the expansion of legalized gaming and simulcast legislation and efforts to prevent the prohibition of wagering on greyhound racing in Massachusetts. Consequently, the lobbying costs are not divided or accounted for by the issue for which they relate. The lobbying legislation agents do not provide the Company with a breakdown of their fees and expenses based upon individual issue.

     In its report, Cummings Associates assessed the alternatives for expanded gaming, including adding slot machines at existing racetrack facilities in Massachusetts and casino gaming in southeastern Massachusetts. The report estimated that slot machines at the Wonderland racetrack would annually generate approximately $209 million in gross revenues with the installation of 1,500 machines, $290 million in gross revenues with the installation of 2,500 machines and $308 million in gross revenues with the installation of 3,500 machines. Alternatively, the report estimated that with the establishment of a casino in southeastern Massachusetts, slot machines at the Wonderland racetrack would annually generate approximately $200 million in gross revenues with the installation of 1,500 machines, $266 million in gross revenues with the installation of 2,500 machines and $283 million in gross revenues with the installation of 3,500 machines.

     The report further assumed that approximately 51% of the annual gaming revenues would be paid to Massachusetts for state and local gaming taxes, and estimated 27% of the gaming revenues would go to Wonderland's expenses, 6% would be paid to purses, 5% would be paid to vendors, 4% would go to other miscellaneous taxes and 7% would be retained by the Westwood Group as net proceeds. In addition, the Cummings Associates report assessed estimated annual gaming-tax revenues for The Commonwealth of Massachusetts to be from $412 million to $548 million for 1,500 to 3,500 slot machines at each racetrack with no casino, and $408 million to $524 million for the same range of slot machines at each racetrack with a casino in southeastern Massachusetts.

     In this analysis, Cummings Associates assumed that there would be no other casinos or gaming-device facilities in Massachusetts, gaming-device operations would be monitored and regulated by a State Gaming Commission, there would be similar facilities in New Hampshire, existing gaming facilities in Connecticut and Rhode Island would continue to expand, Massachusetts would receive 51% of the gaming revenues, an Indian casino in southeastern Massachusetts would be similar to that in Connecticut, a portion of the Commonwealth's share of the revenues would be distributed to cities and towns similar to that procedure used by the Massachusetts State Lottery, and that market-driven conditions of operations would be similar to Rhode Island and Connecticut, such as substantial investments by racetrack operators, rates of payout, the types of gaming machines permitted, hours of operation and other operating policies and procedures. Cummings Associates developed its estimates of tax revenues by conducting a detailed analyses of the performance of casinos and slot machine facilities in other states in relation to the demographics of the market areas which surround them. In its models, Cummings Associates examined data in each market including the adult population, per capita income, urban/rural nature and distance to the casinos and did a demographic analysis of Massachusetts, Rhode Island and New Hampshire. The Westwood Group did not place any limitations on Cummings Associates with respect to its report.

     Management of the Westwood Group and Cummings Associates made the same power point presentation to certain Massachusetts state legislators. Each such presentation was primarily a summary of the December 6, 2002 report generated by Cummings Associates and contains the same findings, assumptions and analyses as described above.

     In addition, certain working papers, dated March 25, 2003, were prepared by Cummings Associates in response to issues raised by Robert Pozen, the then Massachusetts Chief of Commerce and Labor, in a meeting with members of the Westwood Group's management to discuss the possible expansion of gaming in Massachusetts. This report reflected the following range of key variables: tax rates from 50.0% to 58.1%; licensing fees from $0.0 to $50.0; capital expenditures ranging from $20.0 million to $55.0 million; number of slot machines ranging from 2,000 to 3,500 machines; win per day per machine amounts ranging from $241 to $250; internal rates of return ranging from 19.9% to 64.7%; and projected revenues ranging from $182.5 million to $347.1 million annually. In addition, the working papers provide the following range of estimated annual net income (after taxes) for a five year period: Year 1 $8.6 million to $18.6 million; Year 2 $9.1 million to $19.6 million; Year 3 $9.8 million to $20.6 million; Year 4 $10.5 million to $21.8 million; and Year 5 $11.3 million to $23.2 million.

     Subsequent to the preparation of the working papers in response to Mr. Pozen's inquiries, management from time to time utilized Cummings Associates to prepare certain additional working papers to assist management to develop a basis to understand the impact of changing the numerous variables contained in these materials as described below.

     The following sets forth a summary of the major variables found in each of these subsequently prepared working papers:

     - May 17, 2003:  tax rates from 45.4% to 60.0%; licensing fees from $0 to
       50.0 million; capital expenditures ranging from $33.0 million to $50 million; 2,000 slot machines; win per day per machine amounts ranging from $250 to $300; internal rates of return ranging from 17.2% to 20.2%; and projected revenues ranging from $182.5 million to $246.5 million annually. In addition, the working papers provide the following range of estimated annual net income (after taxes) for a five year period: Year 1 $7.7 million to $17.5 million; Year 2 $8.0 million to $18.3 million; Year 3 $8.4 million to $19.2 million; Year 4 $8.8 million to $20.1 million; and Year 5 $9.4 million to $21.2 million.

     - June 2, 2003: tax rates from 53.0% to 65.0%; licensing fees from $0 to $25.0 million; capital expenditures of $25.0 million; 1,000 slot machines; win per day per machine amounts ranging from $350 to $400; internal rates of return ranging from (9.2)% to 21.3%; and projected revenues ranging from $127.8 million to $164.3 million annually. In addition, the working papers provide the following range of estimated annual net income (after taxes) for a five year period: Year 1 ($2.2) million to $8.5 million; Year 2 ($2.1) million to $8.9 million; Year 3 ($2.0) million to $9.3 million; Year 4 ($1.9) million to $9.8 million; and Year 5 ($1.7) million to $10.4 million.

     - June 16, 2003: tax rates from 62.0% to 70.0%; licensing fees from $0 to $25.0 million; capital expenditures of $23.0 million; 1,000 slot machines; win per day per machine amounts ranging from $350 to $400; internal rates of return ranging from 2.1% to 44.5%; and projected revenues ranging from $127.8 million to $164.3 million annually. In addition, the working papers provide the following range of estimated annual net income (after taxes) for a five year period: Year 1 $1.3 million to $9.6 million;

       Year 2 $1.4 million to $9.9 million; Year 3 $1.6 million to $10.3 million; Year 4 $2.0 million to $10.7 million; and Year 5 $2.4 million to $11.3 million.

     - June 26, 2003: tax rates from 60.0% to 70.0%; licensing fees and capital expenditures ranging from $20.0 million to $60.0 million; number of slot machines ranging from 1,000 to 2,000 machines; win per day per machine amounts ranging from $350 to $400; internal rates of return ranging from (8.9)% to 31.4%; and projected revenues ranging from $127.8 million to $143.8 million annually. In addition, the working papers provide the following estimated annual net income (after taxes) for a five year period: Year 1 $5.7 million; Year 2 $6.0 million; Year 3 $6.4 million; Year 4 $6.8 million; Year 5 $7.4 million. This set of working papers includes a pro forma income statement that sets forth projections taking into account these variables and based upon a $25.0 million licensing fee and $23.0 million allocated to capital expenditures. This set of working papers also included sensitivity analyses, which reflected various additional changes and combinations of these key variables. The various permutations set forth in this portion of the working papers are reflected in the ranges of variables described herein. There were no material substantive differences in the assumptions used in the calculations in the sensitivity analyses from those used in the other sections of the working papers.

     - July 2, 2003: tax rates from 60.0% to 70.0%; licensing fees and capital expenditures ranging from $20.0 million to $60.0 million; number of slot machines ranging from 1,000 to 5,500 machines; win per day per machine amounts ranging from $320 to $400; internal rates of return ranging from (13.1)% to 39.3%; and projected revenues ranging from $186.2 million to $209.5 million annually. In addition, the working papers provide the following estimated annual net income (after taxes) for a five year period: Year 1 $9.7 million; Year 2 $10.2 million; Year 3 $10.7 million; Year 4 $11.4 million; Year 5 $12.2 million. This set of working papers includes a pro forma income statement that sets forth projections taking into account these variables and based upon a $25.0 million licensing fee and $47.6 million allocated to capital expenditures. This set of working papers also included sensitivity analyses, which reflected various additional changes and combinations of these key variables. The various permutations set forth in this portion of the working papers are reflected in the ranges of variables described herein. There were no material substantive differences in the assumptions used in the calculations in the sensitivity analyses from those used in the other sections of the working papers.

     - July 24, 2003: tax rates from 65.0% to 75.0%; a licensing fees at $25.0 million; capital expenditures ranging from $47.6 million to $55.8; number of slot machines ranging from 1,500 to 2,000 machines; win per day per machine amount of $340; internal rates of return ranging from (0.8)% to 32.6% and projected revenues ranging from $186.2 million to $279.4 million annually. In addition, the working papers provide the following range of estimated annual net income (after taxes) for a five year period: Year 1 $3.2 million to $23.7 million; Year 2 $3.5 million to $24.6 million; Year 3 $3.8 million to $25.6 million; Year 4 $4.3 million to $26.8 million; and Year 5 $4.9 million to $28.3 million. This set of working papers also included sensitivity analyses, which reflected various additional changes and combinations of these key variables. The various permutations set forth in this portion of the working papers are reflected in the ranges of variables described herein. There were no material substantive differences in the assumptions used in the calculations in the sensitivity analyses from those used in the other sections of the working papers.

     While various legislation has been introduced in the Massachusetts state legislature from time to time over the last several years, no action has been taken by the legislature to date. In recent history, the Massachusetts state legislature has examined and debated whether gaming should be expanded in Massachusetts. For example, in October 2002, the then Governor of Massachusetts issued an executive order establishing a special commission to study and report on the potential impact, both positive and negative, of the potential expansion of legalized gaming in Massachusetts. This commission held public hearings in four locations throughout the Commonwealth and reported its findings to the Governor on December 31, 2002. This commission's report did not recommend that the Governor and/or the state legislature enact legislation that would expand gaming, but instead focused on the various social, financial and economic ways that the expansion of legalized gaming could possibly impact, both negatively and positively, the Commonwealth and its citizens. Management is unable to predict what, if any, impact this report has had or will have on the overall prospects for the enactment of legislation in Massachusetts to expand legalized gaming. There is no assurance that the release of this report will prompt or thwart the introduction or enactment of such legislation. This is not the first time a commission of this type had been formed. Over the past decade, when similar commissions have proposed the introduction of gaming legislation, numerous bills have been introduced, but legislation has never been enacted despite being supported of by the then Governor of The Commonwealth of Massachusetts and certain state legislators.

     In the Spring of 2003, according to newspaper accounts, Governor Mitt Romney was considering introducing legislation to allow the installation of video slot machines at two to four unspecified sites in the Commonwealth which would be determined by means of an auction with five-year licenses being awarded to the highest bidders. In a hearing of the Government Regulations Committee of the Massachusetts House of Representatives, Robert Pozen, Governor Romney's then Chief of Commerce and Labor, on behalf of the Romney administration, stated that 7,200 slot machines at three unspecified sites could raise as much as $300 million annually in additional state tax revenues. At this same hearing, a number of other gaming-related proposals were discussed.

     In March, 2003, the Massachusetts House of Representatives approved a rule that would prevent any amendments calling for the expansion of legalized gaming from being introduced in connection with the deliberations in the House on its version of the state budget for fiscal year 2004. In addition, on April 15, 2003, the House of Representatives debated two gaming bills related to permitting slot machines at the Commonwealth's four racetracks and authorizing slot machines and full-scale casinos. Both of these bills were defeated.

     On November 6, 2003, a proposed amendment was filed to an omnibus economic development package in the Massachusetts Senate that would have authorized both the installation of up to 1,500 slot machines at each of the state's four racetracks and the establishment of up to two casinos. In addition, this proposed amendment contained a condition that each of the four racetracks would be required to pay a $25 million licensing fee in order to install slot machines at their facilities. Faced with significant opposition, the amendment was withdrawn prior to any vote being taken.

     The Massachusetts state budget for fiscal year 2005, approved in June, 2004, did not include any provision for the expansion of legalized gaming.

     If Governor Romney and/or the state legislature determines to introduce legislation to expand legalized gaming in the future, the process to enact gaming legislation could take a number of months, and it is impossible to predict the nature of any such legislation and whether the Westwood Group would in fact benefit from such legislation if ultimately enacted. When recently enacted in other states, such legislation has had varying results. For example, while the State of New York enacted gaming legislation in 2001 which provided for slot machines at certain New York horse tracks, the initial allocation of funds between the purses and the state lottery commission and the racetracks prescribed in such legislation appeared to have deterred these racetracks from installing slot machines at their respective facilities. According to newspaper accounts, subsequent to the enactment of this legislation, there were prolonged negotiations between the state and the racetracks with respect to the allocation of funds. It was not until the parties came to an agreement on the reallocation of funds from the purses and the state lottery commission to the racetracks in 2003 that these racetracks actually installed slot machines.

     In comparison, according to publicly available information, the State of Delaware has three racetracks that were revitalized with the addition of slot machines. For the year ending June 30, 2002, the total annual revenue at these three sites with the installation of approximately 5,300 devices was $557 million with $183 million raised in annual government revenues.

     The Board and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, did not take into account the potential expansion of gaming in Massachusetts in determining the fairness to the unaffiliated stockholders being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split because the impact and potential benefits of gaming are speculative and unpredictable at this time. Based on the foregoing, each believes that it is prudent to proceed with the proposed reverse stock split at this time while funds are available to consummate the reverse stock split. See "Recommendation of the Board of Directors; Fairness of the Reverse Stock Split" for the discussion of the determination of fairness of the reverse stock split. However, in the event that gaming is expanded in Massachusetts and slot machines are permitted at the Wonderland racetrack, each redeemed stockholder will receive a payment in an amount to be determined as set forth in more detail under "Contingent Cash Payment."

     In light of the previously described obstacles and legislative uncertainty surrounding gaming, the Board of Directors and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, determined that it would be in the best interest of unaffiliated stockholders being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split to authorize a reverse stock split. The purpose of the reverse stock split is to terminate the equity interests in the Westwood Group of approximately 370 record holders of Common Stock and two record holders of Class B Common Stock that own fewer than 500 shares of Common Stock or Class B Common Stock, at a price determined to be fair by the Board of Directors in order to relieve the Westwood Group of the administrative burden and cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws by deregistering its Common Stock, and to permit small stockholders to receive a fair price for their shares without having to pay brokerage commissions. Furthermore, the proposed contingent cash payment, if paid, would provide the redeemed stockholders with an opportunity to benefit from the expansion of legalized gaming and installation of slot machines at the Wonderland racetrack within one year of the proposed stockholders' meeting. Moreover, the Board and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, has determined that the proposed reverse stock split provides smaller, unaffiliated stockholders with an expeditious and beneficial mechanism for liquidating their equity interest, particularly in light of the lack of liquidity available to holders of Westwood Group Common Stock at any trading price.

     The Westwood Group presently has approximately 416 stockholders of record of Common Stock, of which approximately 306 own 100 shares or less. In the aggregate, the shares held by these small holders comprise less than 1% of the outstanding capital stock. The administrative burden and cost to the Westwood Group of maintaining records in respect of these numerous small accounts and the associated cost of printing and mailing information to them is, in the Board's view, excessive given the Westwood Group's size. These expenditures result in no material benefit to the Westwood Group. The reverse stock split will enable the Westwood Group to eliminate much of this cost.

     If the reverse stock split is consummated, stockholders owning fewer than 500 shares of Common Stock or Class B Common Stock will no longer have any equity interest in the Westwood Group and will not participate in any future earnings of the Westwood Group or any increases in the value of the Westwood Group's assets or operations, except to the extent provided by the proposed contingent cash payment being offered to redeemed stockholders. The stockholders that will continue to have a common equity interest in the Westwood Group after the reverse stock split will own a security, the liquidity of which will be restricted. The share price offered by the Westwood Group to record holders of less than 500 shares of Common Stock or Class B Common Stock was not determined either pursuant to arms length negotiations with an independent third party or on the basis of over the counter trading of the Common Stock and therefore does not necessarily reflect an actual market value of the Common Stock. See "Recommendation of the Board of Directors; Fairness of the Reverse Stock Split" and "Fairness Opinion."

     The reverse stock split will (i) cause the Westwood Group to redeem shares held by approximately 370 holders of record of Common Stock, (ii) not eliminate record holders who hold 500 or more shares of Common Stock and Class B Common Stock, (iii) reduce the number of shares, on a pro-rata basis, held by the holders of record who hold 500 or more shares of Common Stock and Class B Common Stock, and (iv) change the percent of Common Stock held by the remaining stockholders to 100%.

     Assuming the completion of the reverse stock split and termination of the Westwood Group's public company status, the Westwood Group intends to initiate a tender offer for up to an aggregate of 21,000 pre-reverse-split shares of its Common Stock and up to an aggregate of 3,500 pre-reverse-split shares of its Class B Common Stock in order to provide remaining record holders of Common Stock and Class B Common Stock

(other than officers and directors of the Westwood Group) who do not receive a cash payment pursuant to the reverse stock split an opportunity to tender one post-reverse-split share in exchange for a per share purchase price equal to $2,000 per share, which reflects the product of (i) 500 times (ii) the $4.00 per pre-reverse-split share cash payment payable in connection with the reverse stock split.

ALTERNATIVES CONSIDERED

     In making the determination to proceed with the reverse stock split, the Board and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, considered a number of other alternatives to take the company private. As discussed below, however, these other alternatives were ultimately rejected because the Board and each of Messrs. Sarkis, Dalton and Cassin individually as filing persons, believed that the reverse stock split would be the simplest and most cost effective approach in which to achieve the purposes described above.

     One alternative that was considered was an issuer tender offer to repurchase shares of outstanding Common Stock. This alternative was dismissed because its results would be too unpredictable. Due to its voluntary nature, it was not certain that a sufficient number of stockholders would participate in a tender offer to reduce the holders of Common Stock to fewer than 300.

     A merger and/or sale of the Westwood Group was also determined not to be a viable option due to the greater cost (as compared with a reverse stock split) of acquiring all of the Westwood Group's outstanding stock (other than stock held by officers and directors) which would be cost prohibitive in light of its current financial condition. In addition, the Westwood Group had not been approached by a suitable merger candidate nor did the Board and Messrs. Sarkis, Dalton and Cassin individually as filing persons, believe that the value of the consideration that a potential acquirer would likely offer to the Westwood Group stockholders would reflect an appropriate return of their investment. Over the past three years, the Westwood Group had received some preliminary inquiries from third parties to purchase its real property, but these inquiries and discussions never resulted in substantive negotiations with a third party and/or entity into any type of purchase and sale agreement. In December, 1999, an entity controlled by a stockholder then beneficially holding more than 5% of the Westwood Group's Common Stock made an unsolicited, non-binding offer to purchase the property located at 190 VFW Parkway, Revere, Massachusetts for an aggregate purchase price of $10,000,000, which was subsequently increased orally to $12,000,000. The offeror did not actively pursue the acquisition proposal with the Westwood Group beyond his initial inquiry. On August 16, 2000, the Westwood Group entered into a settlement agreement and mutual release with this offeror regarding his equity ownership. Pursuant to this arrangement, the offeror agreed to cancel certain stock options in the Westwood Group held by him, sell certain of his shares of common stock in the Westwood Group to a third party for $3.00 per share and release the Westwood Group and Charles Sarkis from certain alleged claims in consideration for $140,755 and the payment of his legal expenses.

BACKGROUND OF THE PROPOSED REVERSE STOCK SPLIT

     In November, 2000, the Board of Directors, which was comprised at the time of Charles F. Sarkis, Richard P. Dalton and Paul DiMare, directed Richard P. Dalton, in his capacity as President, to begin a preliminary examination of the full range of strategic alternatives available to the Westwood Group in an effort to maximize stockholder value, including the advantages and disadvantages of no longer being a public company, particularly in light of the lack of a meaningful trading market for its Common Stock. Mr. Dalton, with the assistance of company counsel, developed an outline of various strategic alternatives available to the Westwood Group as well as the steps necessary to be taken to implement each such alternative, which would be discussed with the entire Board of Directors.

     On January 11, 2001, the Board of Directors met to review strategic alternatives available to the Westwood Group in an effort to maximize stockholder value. All three directors were present at the meeting. The Westwood Group's outside corporate counsel and a representative of Alouette Capital were also present. Richard P. Dalton, in his capacity as President of the Westwood Group, presented the Board with preliminary financial results from the most recently completed fiscal year, which indicated that the Westwood Group continued to experience financial difficulties. The Board discussed at length how the financial burdens of maintaining the Westwood Group's public company status far outweighed any tangible benefits it received as a public company in light of the overall declining revenues and financial condition of the Westwood Group. The Board determined that this financial burden, coupled with the continued challenges that the Westwood Group faced in competing with its competitors and battling opponents of greyhound racing, negatively impacted the overall financial outlook of the Westwood Group. Accordingly, the Board decided to proceed to review and discuss possible strategic alternatives available to the Westwood Group. The Westwood Group's counsel discussed the fiduciary obligations that the Board members had to be mindful of in considering the number of strategic alternatives. The Board then discussed the need to engage an investment banker to advise the Board of Directors on pursuing and analyzing strategic alternatives as well as eventually providing a fairness opinion with respect to the price per share payable to its record stockholders. Mr. Dalton stated that he had had conversations with investment banking firms to determine, among other factors, how much experience each investment banking firm had with valuing businesses of comparable size and nature to the Westwood Group and the approximate cost and timetable to advise and, if necessary, deliver a fairness opinion to, the Board of Directors. Based upon these discussions, Mr. Dalton recommended that the Board retain Alouette Capital, Inc. Alouette Capital and its principals have worked closely in the past with the members of the Westwood Group's Board of Directors on matters relating to the Westwood Group as well as advising the Westwood Group's Chairman, Charles Sarkis, with respect to matters relating to his other companies. In addition, Alouette Capital is experienced in matters relating to the valuation of securities and has extensive knowledge of the operations of the Westwood Group. The Board of Directors authorized Mr. Dalton to engage Alouette Capital to serve as the Westwood Group's financial advisor to advise the Board of Directors of strategic alternatives and, if requested, to provide the Board of Directors with a fairness opinion. The terms of Alouette Capital's engagement were finalized in an engagement letter, dated as of January 11, 2001.

     In addition, at this meeting, the Board of Directors authorized Mr. Dalton, to engage an independent third party appraiser to conduct an appraisal of the Westwood Group's real estate as an initial step to assist the Board of Directors in determining the valuation of the Westwood Group.

     The Westwood Group engaged RM Bradley & Co., Inc., an independent third-party valuation and consulting services company located in Boston, Massachusetts, on January 24, 2001 in order to appraise the Westwood Group's real estate. RM Bradley is in the business of providing commercial and residential brokerage, property management, valuation and consulting services to a number of local and national clients. The Westwood Group had engaged RM Bradley in 1998 in connection with its prior credit facility, and, therefore, was familiar with RM Bradley's work, and believed that its familiarity with the real property made this a cost effective engagement. In consideration for its appraisal, the Westwood Group agreed to pay RM Bradley a fee of $7,675.

     At the Westwood Group's instruction, this appraisal valued the real property as vacant land, taking into account the costs of demolition for the racetrack, grandstand, facilities and buildings located on the site, in determining the market value of the property. No other limitations were imposed by the Westwood Group on the scope of RM Bradley's analysis in rendering its appraisal. The property was valued using a sales comparison methodology, in which the appraiser compared the site to similar properties that had been recently sold or were for sale in the proximate geographical area for the period of February, 1999 to September, 2000. The following commercial land sales were used as comparisons: (i) 101 American Legion Highway, Revere, MA, sold April 27, 1999 for $1,900,000 at $662,945 per acre; (ii) 80 Railway Avenue, Revere, MA, sold on April 29, 1999 for $2,300,000 at $573,280 per acre; (iii) 204 Maple Street, Chelsea, MA, sold on July 16, 1999 for $1,200,000 at $703,936 per acre;
(iv) Route 3A and Field Street, Quincy, MA, sold on August 19, 1999 for $3,500,000 at $554,324 per acre; (v) 1690-1710 Revere Beach Parkway, Everett and Chelsea, MA, sold on May 16, 2000 for $5,725,000 at $829,710 per acre; (vi) 153
Andover Street, Danvers, MA, sold on February 10, 2000 for $9,949,000 at $407,103 per acre; (vii) 465 Centre Street, Quincy, MA, sold on September 5, 2000 for $17,450,000 at $1,246,429 per acre; (viii) 90 Pleasant Valley Street, Methuen, MA, sold on February 12, 1999 for $6,000,000 at $392,362 per acre; (ix) 74 and 100 Foley Street, Somerville, MA, sold on September 8, 1999 for $19,500,000 at $1,176,826 per acre; (x) End of Griffin Way, Chelsea, MA, sold on March 24, 2000 for $5,584,000 at $382,204 per acre; and (xi) 222 Lee Burbank Highway, Revere, MA, sold on January 28, 2000 for $3,188,000 at $1,582,213 per acre.

     In connection with its appraisal, RM Bradley inspected both the buildings and the site with a representative of the Westwood Group. Furthermore, RM Bradley reviewed the general market conditions, local supply and demand characteristics, economic trends in the Boston area, zoning, property tax, and highest and best use of the land as vacant. RM Bradley conducted market data through discussions with municipal employees, interviews with commercial brokers, property managers and brokers, discussions with other appraisers and a review of real estate journals. RM Bradley also attempted to confirm all comparable transactions with a principal or broker involved in the transaction.

     Based on the comparable land sales method described above, RM Bradley appraised the real property at $11,500,000, which was based on approximately
27.3 acres of usable land valued at $420,000 per acre. This appraisal was prepared in accordance with the Uniform Standards of Professional Appraisal Practice, as adopted by the Appraisal Foundation, and the professional standards and ethical rules of the Appraisal Institute.

     On February 13, 2001, the Board of Directors convened again to explore various strategic alternatives. All three directors were present at this meeting. The Westwood Group's outside corporate counsel and representatives of Alouette Capital were also present at this meeting. Mr. Dalton orally reported that the Westwood Group's real property located at 190 V.F.W. Parkway, Revere, Massachusetts was appraised by RM Bradley at $11,500,000.

     In addition, at Mr. Sarkis' request, a representative of Alouette Capital then made a presentation as to the potential strategic alternatives available to the Westwood Group, namely a cash-out merger, a tender offer and a reverse stock split. In addition, the Alouette Capital representative reviewed with the Board various methodologies available to the Board in order to determine the valuation of the Westwood Group, including a comparable company analysis, free cash flow analysis and an asset based analysis.

     The Westwood Group's counsel then provided an overview of the fiduciary obligations of the Board and the controlling stockholders in any type of going private transaction.

     The Board of Directors discussed the fact that the Westwood Group was under a financial burden as a result of being a public corporation, and that the SEC required disclosure of financial and other matters placed the Westwood Group at a disadvantage with respect to its privately-owned competitors. Consequently, the Board determined that it was prudent to consider taking the company private.

     The Board then discussed the three potential methods to take the Westwood Group private, namely a cash-out merger, the commencement of a tender offer, or a reverse stock split. An issuer tender offer to repurchase shares of outstanding Common Stock was dismissed because its results would be too unpredictable. Due to its voluntary nature, the Board could not be certain a sufficient number of stockholders would participate in a tender offer to reduce the holders of Common Stock to fewer than 300. A merger and/or sale of the Westwood Group was also determined not to be a viable option due to the anticipated cost of acquiring all of the Westwood Group's outstanding stock (other than stock held by officers and directors) which would be cost prohibitive in light of the Westwood Group's current financial condition. In addition, the Westwood Group had not been approached by a suitable merger candidate nor did the Board believe that the value of the consideration that a potential acquirer would likely offer to the Westwood Group stockholders would reflect an appropriate return of their investment. In the Board's view, of the three approaches, the reverse stock split was the most appealing since it would be cost effective, the outcome was certain, and it would provide smaller, unaffiliated stockholders with an expeditious and beneficial mechanism for liquidating their equity interests. In light of the foregoing, the Board, instructed Mr. Dalton, to explore, with the assistance of counsel, a reverse stock split and determine the detailed steps that would have to be taken in order to effect a reverse stock split.

     The Board of Directors convened again on May 2, 2001. All three directors were present at the meeting. The Westwood Group's outside corporate counsel was also present at the meeting and made a brief presentation to the Board reviewing the advantages and disadvantages discussed above of the reverse stock split and each of the other alternatives. Members of the Board asked a number of questions of counsel and Mr. Dalton, in his capacity as President, concerning the steps required to be taken to implement the reverse stock split, the cost of this type of transaction as compared to the other alternatives that were considered, and the anticipated reaction of stockholders (both those whose entire interest would be repurchased in the transaction and those who would remain stockholders following the transaction) to the transaction.

     A representative of Alouette Capital was also present at this meeting and briefly reviewed the previously discussed methods available to the Board to value the Westwood Group for purposes of a going private transaction.

     The Board of Directors further discussed implementing a reverse stock split combining shares of outstanding Common Stock and Class B Common Stock at a ratio of 1,500 to 1 as a means of going private, subject to receipt by the Westwood Group of a written opinion by Alouette Capital with respect to the fairness of the price to be paid per share to the record holders from a financial point of view. The Board determined based on the number of stockholders holding a nominal number of shares that the reverse stock split ratio of 1,500 for 1 was the appropriate ratio to ensure the reduction in the number of record holders to fewer than 300 persons. The Board determined that the Westwood Group did not have the financial resources to provide complete liquidity to the stockholders holding more than 1,500 shares immediately prior to the reverse stock split. However, in order to provide these remaining stockholders with some economic benefit, the Board proposed that upon the completion of the reverse stock split, the Westwood Group would conduct a tender offer to provide the remaining holders of Common Stock and Class B Common Stock (other than officers and directors) with an opportunity to receive a cash payment equal to that amount a stockholder holding 1,500 shares would receive in connection with the reverse stock split in exchange for one resulting share of either Common Stock or Class B Common Stock. The Board tentatively concluded that the Westwood Group should proceed with 1,500 for 1 reverse stock split and subsequent tender offer.

     The Board directed Mr. Dalton, with the assistance of counsel, to begin preparing the necessary documentation in connection with the proposed reverse stock split, and requested that Alouette Capital prepare a written report discussing its financial analysis under each of the various valuation methodologies to be presented at the next board meeting.

     Subsequent to the May 2nd meeting, the Board of Directors postponed any further action relating to a potential going private transaction in order to allow Mr. Dalton to focus its time and energy to lobby and work with the Massachusetts state legislature to ensure the extension of the legislation permitting the simulcast broadcasting of thoroughbred races at the Westwood Group's Wonderland racetrack. The Board believed that it was prudent to wait to proceed with the going private transaction until final passage of this legislation because proceeding with a going private transaction concurrently with its efforts to lobby for the passage of the legislation might hamper the effectiveness of such lobbying efforts. The simulcast legislation was enacted on November 17, 2001. See "Reasons for Purpose of the Reverse Stock Split."

     Subsequent to the passage of the new simulcast legislation, the Board of Directors determined that it was in the stockholders' best interest to focus on its operations in light of this new legislation rather than proceeding with a going private transaction in the hope that this legislation would possibly enhance the overall value of the company. In addition, during the first half of 2002, Mr. Dalton spent considerable time on negotiating the refinancing of the Westwood Group's credit facility. These negotiations resulted in the consummation of a new $6,500,000 credit facility with Boston Federal Savings Bank in September of 2002. One of the several objectives of the refinancing was to cause funds to be available to undertake a repurchase of Common Stock should the Board of Directors decide to do so.

     In connection with the refinancing, at the request of Boston Federal Savings Bank, RM Bradley conducted an appraisal on the company's real property. The Westwood Group, at the direction of Boston Federal Savings Bank, paid RM Bradley a fee of $6,500 for its services in connection with this new appraisal.

     Boston Federal Savings Bank instructed RM Bradley to value the real estate as if the land was vacant, taking into account the costs of demolition for the racetrack, grandstand, facilities and buildings located on the site, in determining the market value of the property. No other limitations were imposed on the scope of RM Bradley's analysis in rendering its appraisal. For its appraisal, RM Bradley inspected both the buildings and the site with a representative of the Westwood Group. Furthermore, RM Bradley reviewed the general market conditions, local supply and demand characteristics, economic trends in the Boston area, zoning, property tax, and highest and best use of the land as vacant. RM Bradley conducted market data through discussions with municipal employees, interviews with commercial brokers, property managers and brokers, discussions with other appraisers and a review of real estate journals. RM Bradley also attempted to confirm all comparable transactions with a principal or broker involved in the transaction.

     The commercial land sales compared for this report (some of which were the same properties compared in the previous appraisal report) were as follows: (i) 101 American Legion Highway, Revere, MA, sold on April 27, 1999 for $1,900,000 at $662,945 per acre; (ii) Long Pond Road, Plymouth, MA, sold on February 1, 2001 for $7,200,000 at $485,502 per acre; (iii) Route 1, Saugus, MA, offered on June 1, 2001 for $10,000,000 at $1,000,000 per acre; (iv) Route 3A and Field Street, Quincy, MA, sold on August 19, 1999 for $3,500,000 at $554,324 per acre;
(v) 1690 Revere Beach Parkway, Everett and Chelsea, MA, sold on May 16, 2000, at $5,725,000 at $829,710 per acre; (vi) 153 Andover Street, Danvers, MA, sold on February 10, 2000 for $9,949,000 for $407,079 per acre; (vii) 465 Centre Street, Quincy, MA, sold on September 5, 2000 for $17,480,000 at $1,246,429 per acre;
(viii) Westgate Mall, Brockton, MA, sold on April 1, 2000 for $11,000,000 at $687,071 per acre; (ix) 74 and 100 Foley Street, Somerville, MA, sold on September 8, 1999 for $19,500,000 at $1,176,826 per acre; (x) End of Griffin Way, Chelsea, MA, sold on March 24, 2000 for $5,584,000 at $382,204 per acre; and (xi) 222 Lee Burbank Highway, Revere, MA, sold on January 28, 2000 for $3,188,000 at $1,582,213 per acre.

     This appraisal appraised the real property at $13,650,000, which was based on approximately 26.8 acres of usable land valued at $510,000 per acre. The increase in the per acre price from the 2001 appraisal report is due to the increase in the per acre price of the comparable sales analyzed a year and a half later. This appraisal resulted in an increased valuation of the site of $2,150,000 from the appraisal performed in 2001 using the sales comparison methodology it had used in connection with the prior appraisal. This appraisal was prepared in accordance with the Uniform Standards of Professional Appraisal Practices, as adopted by the Appraisal Foundation and the Professional Standard and ethical rules of the Appraisal Institution.

     In the course of the first ten months after the passage of the new simulcast legislation, the Westwood Group did not observe a significant financial impact on its overall racing operation and, consequently, in the Board's opinion, this statute had little to no positive impact on stockholder value. Accordingly, in September of 2002, the Board of Directors determined that it continued to be in the best interest of its stockholders to proceed with the going private transaction. In addition, the Westwood Group was in a better financial position to move forward with a going private transaction at this time because under the terms of its new credit facility funds were specifically available to repurchase shares of its capital stock in such a transaction.

     On September 17, 2002, the Board of Directors again met to discuss proceeding with the proposed reverse stock split. All three directors were present at the meeting. The Westwood Group's outside corporate counsel and representatives of Alouette Capital attended this meeting as well. The Board again discussed how the burdens and expenses of being a public company greatly outweighed any positive aspects in light of the overall declining revenues and financial condition of the Westwood Group, and that the Westwood Group should not continue to be a public company. The members of the Board also agreed that there was no indication from the Massachusetts state legislature that gaming legislation would be passed anytime in the near future. Consequently, it was determined that it was in the best interest of all stockholders to proceed with the reverse stock split in the manner tentatively agreed upon at the May 2nd board meeting. At this meeting, Alouette Capital presented its written valuation report describing the three types of methodologies it employed to evaluate the fair market per share value of outstanding shares of the Westwood Group's capital stock, namely (i) the capitalization of free cash flow of the Westwood Group, (ii) the earnings and multiple comparisons to a group of selected publicly traded companies having certain similar financial characteristics to those of the Westwood Group, and (iii) an evaluation of the assets and liabilities of the Westwood Group on a liquidated basis. Based upon these three analyses, Alouette Capital advised the Board that the per share implied valuation range for the shares of the Westwood Group's capital stock was between $1.77 and $3.99.

     The Board was also presented with the appraisal described above conducted by RM Bradley for the company's real property that was performed in connection with refinancing of its mortgage debt, which appraised the real property at $13,650,000.

     Following the Board's discussion of Alouette Capital's valuation analysis, its review of most recent real estate appraisal, and in consideration of the fact that the burdens and expenses of being a public company greatly outweigh an positive aspects in light of the overall declining revenues and financial condition of the Westwood Group, the Board unanimously authorized a 1,500-for-1 reverse stock split with a per share purchase price equal to $4.00. The $4.00 per share amount exceeds the highest per share price in Alouette Capital's implied per share valuation range by $.01 per share. The Board determined that the $4.00 per share price was fair to unaffiliated stockholders whose stock would be redeemed pursuant to the reverse stock split from a financial point of view and the unaffiliated stockholders who tender one share in connection with the subsequent tender offer. In addition, the Board determined that the reverse stock split would be fair to unaffiliated stockholders who would retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split.

     The Board also unanimously approved that once a reverse stock split was completed, it would then conduct a tender offer in order to provide the remaining holders of Common Stock and Class B Common Stock (other than officers and directors) with an opportunity to receive a cash payment equal to $6,000 for one share post-reverse stock split of either Common Stock or Class B Common Stock. The Board directed Mr. Dalton to proceed to seek stockholder approval of the reverse stock split.

     Subsequent to September 17, 2002 meeting, management, together with the Westwood Group's counsel and Alouette Capital, finalized the proxy statement and related Schedule 13E-3 Transaction Statement. A definitive proxy statement was mailed to stockholders on February 13, 2003 in anticipation of a March 19, 2003 meeting of the stockholders.

     On March 6, 2003, the Westwood Group received an inquiry from the Securities Division of the Office of the Secretary of The Commonwealth of Massachusetts. According to the Securities Division, it had received an anonymous letter from a stockholder of the Westwood Group raising certain allegations concerning the proposed reverse stock split. The Westwood Group's counsel answered all of the Securities Division's questions and provided the requested materials.

     On March 18, 2003, which was one day prior to the scheduled meeting to approve the proposed reverse stock split, the Westwood Group received an Administrative Complaint and Ex Parte Motion for a Temporary Order to Cease and Desist from the Securities Division. The Administrative Complaint claimed that the Westwood Group failed to disclose certain information to the stockholders in the prior proxy statement, which the Securities Division alleged to be "material." Specifically, the Securities Division alleged that the Westwood Group failed to disclose (i) the existence of loans from the principal of Alouette Capital to the Westwood Group and Mr. Sarkis; (ii) that Alouette Capital was not a registered broker dealer, and (iii) the extent of the Westwood Group's lobbying activities with respect to the passage of gaming legislation. The stockholders' meeting scheduled for March 19, 2003 to approve the proposed going private transaction was adjourned in order to permit the Westwood Group to address this matter, and the stockholders' vote was never taken.

     On April 1, 2003, a class action complaint was filed by a stockholder of the Westwood Group against the Westwood Group and its Board of Directors in the Court of Chancery in the State of Delaware seeking to enjoin the proposed reverse stock split on the basis that is not fair to the stockholders and that the proxy statement omits information alleged to be "material."

     As a result of the Administrative Complaint filed by the Securities Division, the proposed 1500-to-1 reverse stock split was indefinitely suspended. On April 8, 2003, the Westwood Group filed an answer in response to the Securities Division's complaint, which denied each of the allegations set forth in the complaint, and between April and June 2003, the Westwood Group and the Securities Division negotiated a settlement.

     On June 16, 2003, the Westwood Group executed an Offer of Settlement and a Consent Order was issued. The principal elements of the settlement were as follows:

          (i) The Westwood Group would not commit any future violations of chapter 110A of Massachusetts General Laws and the corresponding regulations promulgated thereunder;

          (ii) The Westwood Group paid the sum of $10,000 to offset the cost of the Securities Division's investigation;

          (iii) If the Westwood Group retains a fairness opinion provider as part of any proposed going private transaction, the Westwood Group would engage a fairness opinion provider that is independent, unaffiliated, and free from all material conflicts of interest;

          (iv) The Westwood Group would not, within the next twelve months, enter into, effect or consummate with its then existing stockholders a going private transaction where the common stock of Westwood Group is valued as a per share price of less than $4.00, however, it could seek review of this provision through petition to the Director of the Securities Division and he/she may grant such relief at his/her sole discretion, provided that such relief shall not be unreasonably withheld;

          (v) The Westwood Group would include all material facts, consistent with the SEC's rules, considered by the Board of Directors in reaching its fairness determination regarding any proposed going private transaction and would present a fair and balanced representation of the potential expansion of gaming legislation in Massachusetts consistent with all applicable SEC rules;

          (vi) The Westwood Group would make available to any fairness opinion provider retained by the Board of Directors to determine the fairness of any proposed going private transaction, any and all current gaming-related reports and materials prepared for the Westwood Group by any consultant, including any financial projections;

          (vii) The Westwood Group would present to the Securities Division any draft of an amendment to the existing February 13, 2003, Proxy Statement or any other filing under the SEC's Regulation M-A contemporaneously with submission of the same to the SEC for review;

          (viii) The Westwood Group would require approval of any proposed going private transaction by majority of (a) the unaffiliated stockholders of the outstanding shares of Common Stock, and (b) the unaffiliated stockholders of the Class B Common Stock;

          (ix) The Westwood Group would value the stock based upon a range deemed to be fair by the new fairness opinion provider; and

          (x) The Westwood Group would include provisions that would pay former stockholders whose shares have been purchased through the transaction an additional premium, earn out, or the like, should legislation be enacted into law, within one (1) year of the stockholders vote approving the transaction, authorizing the Westwood Group to install slot machines at its racetrack, with the amount of any payment to former stockholders to be determined based upon the particular provisions of the statute, and whether, in fact, the Westwood Group realizes increased revenues in connection therewith.

     On June 17, 2003, the Westwood Group filed a Motion to Dismiss the Court of Chancery class action lawsuit for mootness on the grounds that the previously proposed going private transaction was never completed. On October 23, 2003, the same plaintiffs filed a supplemented and amended complaint with the Court of Chancery in the State of Delaware alleging that the proposed reverse stock split described in this proxy statement is not fair to the stockholders of the Westwood Group and that the proxy statement omits information that the plaintiffs allege to be "material." The plaintiffs amended the complaint to include Mr. Cassin, as a co-defendant. The plaintiffs allege that the $4.00 per share price valuation of the Westwood Group's Common Stock and Class B Common Stock being paid to stockholders being redeemed in the proposed reverse stock split is not fair and allege that the fair value of the Westwood Group's Common Stock exceeds $5.00 per share; the Board of Directors of the Westwood Group breached its fiduciary duties to the stockholders; and the Westwood Group is violating Delaware corporate law by proposing to issue fractional shares to some stockholders and paying other stockholders cash in lieu of fractional shares. In addition, the plaintiffs allege that this proxy statement fails to disclose all material facts regarding the description of the Westwood Group's real estate, the RM Bradley appraisal reports, the lobbying expenses and the reasons for the proposed 500-for-1 reverse stock split. The plaintiffs are seeking an injunction that would prevent the Westwood Group from completing the proposed reverse stock split and damages.

     The Westwood Group disputes all of the allegations set forth in the complaint, and on November 10, 2003, it filed a Motion to Dismiss for failure to state a claim. The Westwood Group's opening brief in support of its Motion to Dismiss was filed on February 3, 2004, and the plaintiffs' answering brief in opposition to the Motion to Dismiss was filed on March 1, 2004. The Court of Chancery suspended briefing until the proxy statement was finalized and filed with the Securities and Exchange Commission.

     The officers and directors of the Westwood Group subsequently turned their attention to considering whether the Westwood Group should attempt another going private transaction within the parameters of the settlement with the Securities Division. In connection therewith, on July 17, 2003, the Board of Directors appointed Joseph M. Cassin to the Board of Directors. Mr. Cassin is a senior partner of the law firm of Cassin, Cassin & Joseph, LLP in New York, New York. He has been practicing law for thirty-six years and founded Cassin, Cassin & Joseph, LLP, which specializes in real estate transactions, in 1986.

     At the same time of Mr. Cassin's appointment to the Board, pursuant to the requirements of the Westwood Group's settlement with the Securities Division, the Board engaged Schroeder & Co. to render a fairness opinion from a financial point of view of the consideration to be paid to the holders of the Westwood Group's Common Stock and Class B Common Stock in a potential new going-private transaction. Schroeder & Co. is an independent, third-party private investment bank which provides financial advice in connection with mergers and acquisition and evaluates businesses and securities. For its services, Schroeder & Co. will be paid an aggregate fee of $55,000. In addition, the Board directed management to provide Schroeder & Co. with all reports prepared in connection with the previous proposed going-private transaction, including the two real estate appraisals; Alouette Capital's previous fairness opinion and related report delivered to the Board of Directors; local and national newspaper stories reporting the expansion of gaming in and outside Massachusetts; written report prepared by Cummings Associates on the behalf of the Westwood Group over the previous two year period; and all recently filed quarterly and annual reports of the Westwood Group.

     On July 21, 2003, the Board of Directors met to discuss the possibility of proceeding with a new going private transaction. All four directors were present in person or by telephone at this meeting. The Westwood Group's outside corporate counsel and Fred Schroeder, the principal of Schroeder & Co. attended as well. At the beginning of the meeting, Mr. DiMare tendered his resignation as director because he felt that he could not continue devoting sufficient time and attention to the Westwood Group due to his other business commitments.

     Mr. Dalton, in his capacity as President of the Westwood Group, presented the Board with preliminary financial results from the most recently completed fiscal year and fiscal quarter, which indicated that the Westwood Group continued to experience a decline in financial results. The Board of Directors discussed the ongoing trends of revenue declining 25% and expenses declining 25% over the course of the past nine fiscal years from 1994 to 2002. In addition, the Board reviewed the results for the second quarter of 2003, with operating revenue down approximately $930,000 from 2002 and operating expenses increasing approximately $360,000 from 2002. In addition, Mr. Dalton provided an update on the status of gaming in Massachusetts and told the Board that there has been no reported action with respect to expanding legalized gaming in Massachusetts taken by the state legislature since the Spring of 2003. The Board discussed at length how the financial burdens of maintaining the Westwood Group's public company status far outweighed any tangible benefits it received as a public company in light of the overall declining revenues and financial condition of the Westwood Group. See "Reasons for and Purposes of the Reverse Stock Split." The Board determined that this financial burden, coupled with the continued challenges that the Westwood Group faced in competing with its competitors and battling opponents of greyhound racing, negatively impacted the overall financial outlook of the Westwood Group. Accordingly, the Board decided to proceed to review and discuss possible strategic alternatives available to the Westwood Group. The Board of Directors, for the benefit of Mr. Cassin, then discussed the alternatives available to the Westwood Group to reduce the number of stockholders below 300. See "Alternatives Considered" and the description under the February 13, 2001 meeting under "Background of the Proposed Reverse Stock Split." The Board reconfirmed that the analyses and reasons for implementing the prior going private transaction were still relevant, and were even more so in light of the Westwood Group's current financial position. The Board determined to proceed with a new reverse stock split going private transaction pursuant to the terms contained in the Securities Division consent order, including,

(i) not effecting a going private transaction at a valuation of less than $4.00 per share unless it sought review from the Securities Division, (ii) requiring the approval of a majority of the unaffiliated stockholders, and (iii) offering a contingent cash payment to those stockholders whose stock would be redeemed in the event that slot machines are permitted at Wonderland racetrack facility within one calendar year of the date of the stockholders' meeting to approve the going private transaction.

     Mr. Schroeder of Schroeder & Co. then presented his initial analysis to the Board, which is set forth under the caption "Fairness Opinion of Schroeder & Co." In performing his analyses and in arriving at its opinion of the fairness of the proposed transaction to unaffiliated stockholders, Mr. Schroeder advised the Board that he made assumptions about general business and economic conditions, specific industry conditions, and other matters relevant to the Westwood Group. He explained to the Board that the most significant assumption made was that the greyhound racing and simulcast businesses at the Wonderland racetrack facility would continue to experience declining revenue and decreased profitability. Moreover, he advised the Board that he could not make any assumptions in his analysis with respect to possible enactment of legislation in Massachusetts to expand legalized gaming or its possible financial impact on the Westwood Group. Mr. Schroeder explained that, in his view, the probability, nature and timing of such legislation, its potential financial impact on the Westwood Group and the requirements in capital investment, taxes, and other possible conditions that might be imposed on the Westwood Group by such legislation were not predictable at that time. After his presentation, the Board requested that Mr. Schroeder continue his analysis based on his initial report, and the Board requested that Mr. Dalton provide him with additional materials to review prior to the next board meeting.

     The Board then ratified the engagement of RM Bradley, which had been engaged by the Westwood Group to conduct a new appraisal of the Westwood Group's real estate for a fee of $6,500. RM Bradley has previously provided appraisals to the Westwood Group in connection with its credit facility and the previously proposed going private transaction. At the Westwood Group's instruction, RM Bradley's appraisal valued the real property as vacant land, taking into account the costs of demolition for the racetrack, grandstand, facilities and buildings located on the site, in determining the market value of the property. No other limitations were imposed by the Westwood Group on the scope of RM Bradley's analysis in rendering its appraisal. The property was valued using a sales comparison methodology, in which the appraiser compared the site to similar properties that had been recently sold or were for sale in the proximate geographical area for the period of April 1999 to March 2003. The following commercial land sales were used as comparisons: (i) 101 American Legion Highway, Revere, MA, sold April 27, 1999 for $1,900,000 at $662,945 per acre; (ii) Route 3A and Field Street, Quincy, MA, sold on August 19, 1999 for $3,500,000 at $554,324 per acre; (iii) 1690 Revere Beach Parkway, Everett and Chelsea, MA, sold on May 16, 2000 for $5,725,000 at $829,710 per acre; (iv) 153 Andover
Street, Danvers, MA, sold on February 10, 2000 for $9,949,000 at $407,103 per acre; (v) 465 Centre Street, Quincy, MA, sold on September 5, 2000 for $17,450,000 at $1,246,429 per acre; (vi) 74 and 100 Foley Street, Somerville, MA, sold on September 8, 1999 for $19,500,000 at $1,176,826 per acre; (vii) End of Griffin Way, Chelsea, MA, sold on March 24, 2000 for $5,584,000 at $382,204 per acre; (viii) 222 Lee Burbank Highway, Revere, MA, sold on January 28, 2000 for $3,188,000 at $1,582,213 per acre; (ix) Route 1, Saugus, MA, offering price of $10,000,000 at $1,000,000 per acre; (x) Westgate Mall, Brockton, MA, leased on April 1, 2000 for $11,000,000 at $687,071 per acre; (xi) Long Pond Road, Plymouth, MA, sold on February 1, 2001 for $7,200,000 at $485,502 per acre; and
(xii) Rear Lee Burbank Highway and Tomasello Road, Revere, MA, sold on March 31, 2003 for $10,000,000 at $358,295 per acre.

     In connection with its appraisal, RM Bradley inspected both the buildings and the site with a representative of the Westwood Group. Furthermore, RM Bradley reviewed the general market conditions, local supply and demand characteristics, economic trends in the Boston area, zoning, property tax, and viewing the highest and best use of the land as vacant. RM Bradley conducted market data through discussions with municipal employees, interviews with commercial brokers, property managers and brokers, discussions with other appraisers and a review of real estate journals. RM Bradley also attempted to confirm all comparable transactions with a principal or broker involved in the transaction. Based on the comparable land sales method described above, RM Bradley appraised the real property at $13,700,000, which was based on approximately 26.76 acres of usable land valued at $511,000 per acre. This appraisal was prepared in accordance with the

Uniform Standards of Professional Appraisal Practice, as adopted by the Appraisal Foundation, and the professional standards and ethical rules of the Appraisal Institute.

     At the conclusion of this meeting, the Board decided to continue discussion of with the proposed going-private transaction in more detail at the next Board meeting.

     On July 28, 2003, the Board of Directors held a telephonic Board meeting in which all three directors, Messrs. Sarkis, Dalton and Cassin, participated. The Westwood Group's outside corporate counsel and Mr. Schroeder also participated. The Board continued to discuss the Westwood Group's declining financial position and the potential going private transaction. The Board also discussed what ratio it would utilize in a potential reverse stock split. In its prior attempt to take the Westwood Group private by means of a reverse stock split, the Board proposed a 1,500-to-1 ratio, which would have redeemed the highest number of stockholders from the funds then available to the Westwood Group. The Board reflected on the Westwood Group's current financial state, and determined that it would be prudent to discuss and evaluate other ratios that would bring the total number of record holders below 300, but would reduce the amount of cash that the Westwood Group would need in order to redeem these stockholders. The Board decided to discuss the ratio further at another board meeting the following day.

     On July 29, 2003, the Board held another telephonic meeting, in which all three directors, Messrs. Sarkis, Dalton and Cassin, participated. The Westwood Group's outside corporate counsel and Mr. Schroeder also participated. The Board again discussed how the burdens and expenses of being a public company greatly outweighed any positive aspects in light of the overall declining revenues and financial condition of the Westwood Group, and that the Westwood Group should not continue to be a public company. The members of the Board also agreed that, to their knowledge, there was no indication that the Massachusetts state legislature would address expanding legalized gaming until the Fall of 2003 at the earliest.

     At this meeting, Mr. Schroeder presented an oral valuation report in which he discussed two valuation methodologies, Discounted Cash Flow Analysis and a Market Comparison Analysis, which Schroeder & Co. did not use because the Westwood Group's present and projected operations have resulted in negative earnings and negative cash flows. Both methodologies require positive earnings or cash flows as principal components of their valuation techniques. Mr. Schroeder then described two methodologies which were employed by Schroeder & Co. to indicate the value per share of the Westwood Group's capital stock to be redeemed pursuant to the reverse stock split, namely (i) Enterprise Value Analyses based upon the Westwood Group's average EBITDA over the last three years and an Enterprise Value Analysis based upon the Westwood Group's best EBITDA in the last five years and (ii) an evaluation of the assets and liabilities of the Westwood Group on a liquidated basis. Based upon these analyses, Schroeder & Co. advised the Board that the per share implied valuation range for the shares of the Westwood Group's capital stock to be redeemed from the unaffiliated stockholders was between $1.16 and $2.05. Mr. Schroeder advised the Board that recent public market trading prices per share as reported by the Pink Sheets did not appear to be a reflection of the value of the Westwood Group's Common Stock based on the nature of the trading. In 2003, the stock traded on each of two days for the months of January, February, March, May, and June and on three days in April. On one day in January, the market price of the common stock ranged from $4.50 per share to $8.00 per share on volume of 1,300 shares. In February, the market price fell 59%, from $.50 per share to $3.10 per share, on successive trades twelve days apart. In May, the market price fell to $2.70 per share on successive trades of 1,000 shares each twenty days apart. The stock has not had any activity since June 20, 2003 when 100 shares were traded at $4.60 per share. A more detailed discussion of Schroeder & Co.'s valuation report is set forth below under the section entitled "Fairness Opinion of Schroeder & Co."

     Following the Board's discussion of Schroeder & Co.'s valuation analysis, its review of most recent real estate appraisal, and in consideration of the fact that the burdens and expenses of being a public company greatly outweigh any positive aspects in light of the overall declining revenues and financial condition of the Westwood Group, the Board unanimously approved the reverse stock split with a per share purchase price equal to $4.00. The $4.00 per share amount represented a substantial premium over Schroeder & Co.'s implied per share valuation range. Based on the factors described below in the section entitled "Fairness of the Reverse Stock Split to Unaffiliated Stockholders Being Redeemed in Connection with the Reverse Stock

Split," the Board determined that the $4.00 per share price was fair to unaffiliated stockholders whose stock would be redeemed pursuant to the reverse stock split from a financial point of view and the unaffiliated stockholders who tender one share in connection with the subsequent tender offer. In addition, by offering $4.00 per share, the Board would not have to delay the proposed transaction further by petitioning the Securities Division and would offer the stockholders a substantial premium for their shares over Schroeder & Co.'s valuation range. In addition, based upon the factors described in the section below entitled "Fairness of the Reverse Stock Split to Unaffiliated Stockholders Retaining their Interest in the Westwood Group," the Board determined that the reverse stock split would be fair to unaffiliated stockholders who would retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split.

     The Board discussed, in light of the Westwood Group's deteriorating financial condition, the expenses incurred in connection with the Securities Division settlement, the costs and expenses involved in its prior attempt to take the Westwood Group private, and based on the number of stockholders holding a nominal number of shares, that the reverse stock split ratio of 500-for-1 was the appropriate ratio to ensure the reduction in the number of record holders to fewer than 300 persons in the most cost-effective means possible. The Board determined that the Westwood Group did not have the financial resources to provide complete liquidity to the stockholders holding more than 500 shares immediately prior to the reverse stock split. The Board concluded that the Westwood Group should proceed with the 500-for-1 reverse stock split.

     In addition, the Board also determined that, in order to comply with the consent order of the Securities Division, it would also offer a contingent cash payment to the stockholders being redeemed. The directors discussed employing a contingent cash payment in which each record holder who will be redeemed as a result of the proposed reverse stock split will be entitled to receive an additional cash payment, if within one calendar year from the date of the stockholders' meeting to be scheduled to approve the proposed reverse stock split, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility. If such legislation is enacted, the Board of Directors of the Westwood Group will engage an independent financial advisor, and in consultation with this advisor, would determine the incremental increase in the valuation of the Westwood Group as a direct result of the installation and operation of a certain number of slot machines at its Wonderland racetrack facility, and based upon such valuation will pay each redeemed record holder any increase in value above the share valuation paid in connection with the reverse stock split, which would be payable at such time and in such manner as determined by the Board.

     The Board unanimously approved that, once a reverse stock split was completed, it would then conduct a tender offer in order to provide the remaining holders of Common Stock and Class B Common Stock (other than officers and directors) with an opportunity to receive a cash payment equal to $2,000 for one share post-reverse stock split of either Common Stock or Class B Common Stock.

     On August 13, 2003, the Board of Directors held another telephonic Board meeting in which all three directors, Messrs. Sarkis, Dalton and Cassin participated. The Westwood Group's outside corporate counsel and Mr. Schroeder also participated. In this meeting, Mr. Schroeder informed the Board that, subsequent to the July 29, 2003 board meeting, further analysis indicated that the gross per share valuation under the liquidation analysis presented to the Board at that meeting changed from $2.73 to $3.44 which when subjected to a 25% minority discount resulted in a valuation of $2.58 rather than $2.05. Mr. Schroeder explained that upon consultation with the Westwood Group's accountants, the tax on gain on sales figure in this analysis needed to be it reduced from the original figure used by Schroeder & Co. In addition, upon review of the final written appraisal report of RM Bradley dated July 16, 2003, demolition costs were taken into account by RM Bradley in its appraisal methodology of the Westwood Group's real estate such that these costs did not need to be accounted for separately in this analysis.

     Mr. Schroeder confirmed that this modification to the liquidation analysis did not alter its previously delivered opinion that the $4.00 per share cash payment to be made to unaffiliated stockholders who will be redeemed pursuant to the proposed reverse stock split and those unaffiliated stockholders who choose to tender one share in the proposed subsequent tender offer is fair from a financial point of view.

     The Board unanimously agreed that the revised liquidation analysis did not change in any way the Board's previous determination that the $4.00 per share cash payment to be made to unaffiliated stockholders who will be redeemed pursuant to the proposed reverse stock split and those unaffiliated stockholders who choose to tender one share in the proposed subsequent tender offer is fair from a financial point of view. At the conclusion of the meeting, the Board unanimously agreed to continue to proceed with the proposed going private transaction.

     On May 27, 2004, the Board of Directors held a telephonic board meeting solely for the purpose of receiving a status report from management and corporate counsel with respect to the proposed going private transaction. All three directors were present and participated as well as the Westwood Group's corporate counsel and Mr. Schroeder. The Board discussed the continuing declining financial position of the Westwood Group as detailed in its most recently filed Form 10-K and Form 10-Q. Mr. Dalton also noted that RM Bradley had orally informed him that there had been no real estate activity relating to comparable sized real property in the vicinity of the Wonderland racetrack since the appraisal delivered to the Board in July of 2003. Finally, Mr. Dalton noted that currently there was no legislation to expand gaming in Massachusetts under consideration in either the House of Representatives or the Senate. Mr. Schroeder then noted that, based solely upon his review of the recently filed Forms 10-K and 10-Q, there had been a deterioration in the Westwood Group's operating results and financial condition from those used by Mr. Schroeder in the valuation methodologies underlying his previously delivered fairness opinion. At the conclusion of this meeting, the Board directed management to continue to proceed with the proposed going private transaction.

FAIRNESS OPINION OF SCHROEDER & CO.

     The Westwood Group engaged Schroeder & Co. to provide financial assistance and advice with respect to this proposed reverse stock split and to render a written opinion as to the fairness of the transaction price from a financial point of view, to the holders of the Westwood Group's Common Stock or Class B Common Stock whose stock is being redeemed pursuant to the reverse stock split and to the stockholders who tender one share in connection with the subsequent tender offer. Other than this engagement, Schroeder & Co. has not provided investment banking or financial advisory services to the Westwood Group or any of its officers, directors or their respective affiliates.

     Schroeder & Co. is a private investment bank, which evaluates businesses and their securities, provides financial advice in connection with mergers and acquisitions and conducts valuations for estate, corporate and other purposes. Mr. Schroeder is the President of Schroeder & Co. and a former Executive Vice President of the financial services holding company whose principal subsidiary was First of Michigan Corporation, a securities broker/dealer. The Westwood Group selected Schroeder & Co. as its financial advisor based primarily on the experience of Schroeder & Co. in the valuation of businesses and their securities and in particular, its knowledge of and experience with small public companies, such as the Westwood Group. Schroeder & Co. is not a registered broker/dealer.

     The Westwood Group did not impose any limitations on the scope of Schroeder & Co.'s investigation or the procedures followed by it in rendering its opinion.

     On July 29, 2003, Schroeder & Co. rendered its oral opinion, which was subsequently confirmed in a writing, to the Board of Directors of the Westwood Group to the effect that, as of that date, the price of $4.00 is fair, from a financial point of view, to the holders of the Westwood Group's Common Stock or Class B Common Stock whose stock is being redeemed pursuant to the reverse stock split and the stockholders who tender one share in connection with the subsequent tender offer.

     THE FULL TEXT OF SCHROEDER & CO.'S WRITTEN OPINION, DATED JULY 29, 2003, IS ATTACHED AS EXHIBIT B TO THIS PROXY STATEMENT. YOU SHOULD READ THAT OPINION FOR A DISCUSSION OF THE PROCEDURES FOLLOWED AND FACTORS CONSIDERED IN CONNECTION WITH THE DELIVERY OF SCHROEDER & CO.'S OPINION. THE FOLLOWING IS A SUMMARY OF THAT OPINION AND THE METHODOLOGY THAT SCHROEDER & CO. USED TO RENDER ITS FAIRNESS OPINION.

     This opinion does not constitute a recommendation to any stockholder of the Westwood Group as to how such stockholder should vote on any matter relating to the proposed reverse stock split. Schroeder & Co.'s opinion relates solely to the fairness, from a financial point of view, of the consideration to be received by the holders in exchange for shares of Common Stock or Class B Common Stock being redeemed as a result of the proposed reverse stock split. Schroeder & Co. consented to the reproduction of its fairness opinion and fairness opinion outline pursuant to this proxy statement.

     Schroeder & Co.'s advisory services and opinion were provided for the information and assistance of the Board of Directors in connection with its consideration of the reverse stock split proposal. Schroeder & Co. has consented to the Board of Directors furnishing its fairness opinion to the unaffiliated holders of the Westwood Group's Common Stock and Class B Common Stock for their consideration as they make their investment decision. Schroeder & Co. was not requested to opine as to, and its opinion does not address, the underlying business decision of the Board of Directors to proceed with the reverse stock split.

     In arriving at its opinion and in performing its related financial analysis, Schroeder & Co. reviewed among other things:

     - The Westwood Group's proposed Certificate of Amendment;

     - The Westwood Group's annual reports on Form 10-K for the past five fiscal years ended December 31, 2002;

     - The Westwood Group's quarterly report on Form 10-Q for the quarter ended March 31, 2003;

     - Other communications and information provided by the Westwood Group, including background company and industry information;

     - Market price data for the Westwood Group's stock for the past 5 years;

     - Financial analysis and forecasts prepared by the Westwood Group's management;

     - the Cummings Associates report, dated December 6, 2002; a subsequent presentation to a Massachusetts legislative committee based on this report; later working papers and financial models prepared for management by Cummings Associates; and materials prepared for industry groups and other legislative groups in Maryland by Cummings Associates; and

     - The Appraisal Reports of RM Bradley & Co., Inc., dated January 21, 2001, July 25, 2002 and July 16, 2003.

     On June 10, 2003, Mr. Schroeder had a meeting in person with Messrs. Dalton and Sarkis during which they discussed the Westwood Group's business, opportunities and prospects. In addition, Mr. Dalton gave Mr. Schroeder a tour of the Wonderland facility. On July 21, 2003, Mr. Schroeder returned to Massachusetts in order to participate in a meeting of the Board of Directors. See the description under the caption "Background of the Proposed Reverse Stock Split." Throughout the weeks of June 22, June 29, July 7, July 14 and July 21, 2003, Messrs. Schroeder and Dalton had frequent telephone conversations regarding the financial condition of the Westwood Group and other matters in connection with Schroeder & Co.'s due diligence investigation as it related to the formulation of its valuation analysis. Specifically, during certain of these telephone calls, Mr. Schroeder raised questions with respect to certain inputs and calculations set forth in the previously delivered financial statements so that Mr. Schroeder would have a better understanding of such financial statements. In addition, on other occasions, Messrs. Dalton and Schroeder discussed the declining revenues and financial condition of the Westwood Group, as well as the computations of the previously delivered forecasts. Mr. Schroeder also spoke to Mr. Dalton regarding questions relating to the assumptions and costs cited by RM Bradley in its appraisals. Specifically, Mr. Schroeder asked Mr. Dalton for the reason that RM Bradley changed its analysis with respect to sales commission from one report to another report. After consultation with RM Bradley, Mr. Dalton reported to Mr. Schroeder that he was told that the reason that sales commissions were included in one report and not in a subsequent report was because RM Bradley's appraisal methodology had been modified during the period between the time it conducted the two appraisals. Finally, in certain conversations, Mr. Dalton provided Mr. Schroeder with updates on the status of legislation to expand legalized gaming in Massachusetts as reported by the local newspapers. Mr. Dalton provided this information about the status of gaming legislation in Massachusetts, together with the Cummings Associates report and power point presentation and Cummings Associates' private working papers prepared solely for management's internal analysis, in accordance with the terms and conditions of the Offer of Settlement with the Massachusetts Securities Division previously described; however, Schroeder & Co. did not consider this information or the probability, nature or timing of the possible enactment of legislation to expand gaming in Massachusetts in its fairness analysis.

     On July 25, 2003, Mr. Schroeder had a telephonic meeting with Will Cummings, a principal of the Cummings Associates, in which Mr. Cummings provided Mr. Schroeder with a general overview of the gaming industry and the current status of gaming in the Commonwealth of Massachusetts. On this same date, Mr. Schroeder had a telephonic meeting with Kevin Considine, an attorney and legislative agent for the Westwood Group, in which Mr. Considine discussed the Commonwealth of Massachusetts' budget for the 2004 fiscal year and the possible consequences that the expansion of legalized gaming may have on Massachusetts' four racetracks.

     In addition, Schroeder & Co. examined certain publicly available business and financial information relating to industries in which the Westwood Group operates. Schroeder & Co. reviewed the financial terms of the reverse stock split proposal to holders of the Westwood Group's Common Stock or Class B Common Stock whose stock is being redeemed pursuant to the reverse stock split and the stockholders who tender one share in connection with the subsequent tender offer in relation to, among other things, current historical market prices and trading volumes of its common stock; historical and projected financial results and other operating data; and the Westwood Group's historical and projected capitalization and financial condition. The Westwood Group provided Schroeder & Co. with the forecasted statement of operations for the fiscal year ending December 31, 2003, which included forecasted operating revenues of $14,015,000, forecasted operating expenses of $15,265,000, forecasted income (loss) from operations of ($1,250,000), forecasted other expenses of $379,000, forecasted income (loss) before tax of ($1,629,000), forecasted income tax of $50,000 and a forecasted net loss of ($1,679,000). In addition, Schroeder & Co. reviewed the financial terms of certain recent business combinations; and performed such other studies and analyses as it considered appropriate.

     In arriving at its opinion, Schroeder & Co. assumed and relied upon the accuracy and completeness of the financial and other information used by Schroeder & Co. without assuming any responsibility for independent verification of that information, and further relied upon assurances of the Westwood Group's management that it was not aware of any fact or circumstances that would make information inaccurate or misleading. With respect to financial projections, the Westwood Group advised Schroeder & Co. that the financial projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of its management as to the future financial performance. Accordingly, Schroeder & Co. assumed that the Westwood Group would perform substantially in accordance with those projections.

     In connection with rendering its opinion, Schroeder & Co. performed certain analyses as described below. Schroeder & Co. considered four methods to evaluate the Common Stock to be redeemed: Discounted Cash Flow Analysis; Market Comparison Analysis; EBITDA Enterprise Value Analysis; and Liquidation Analysis. The Westwood Group's operations in 2002 and for the twelve months ended March 31, 2003 produced operating losses and negative cash flows. Management's projections indicate these conditions are expected to prevail for the balance of 2003. At the present time, there is no indication when or if the operations of the Westwood Group will return to a positive cash flow. These negative results and uncertain future prospects prohibit the use of Discounted Cash Flow as a method of analysis. Negative earnings also disallow Market Comparison Analysis since various earnings measurements are essential components of market price comparisons. With the constraints imposed by the Westwood Group's negative operating results, Schroeder & Co. selected two methods to evaluate the Common Stock to be redeemed pursuant to the reverse split: An Enterprise Value Analysis based on average EBITDA over the last three years and on the Westwood Group's highest EBITDA in the last five years and a Liquidation Analysis of the assets and liabilities of the Westwood Group.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances and therefore, is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Schroeder & Co. considered the results of all of its analyses and did not attribute any particular weight to any analysis or factor considered by it. Accordingly, Schroeder & Co. believes that its analyses must be considered as a whole and that considering any portion of those analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

     In its analyses, Schroeder & Co. made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond control. The principal and only material assumption made by Schroeder & Co. with respect to its analyses was that greyhound racing and simulcast businesses at the Wonderland racetrack would continue to experience declining revenue and, consequently, a decrease in profitability. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the estimates. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Schroeder & Co.'s opinion was necessarily based upon economic, financial, market and other conditions as they existed on, and could be evaluated as of the date of its opinion. In rendering its opinion, Schroeder & Co. did not give any material weight to the book value of Westwood's Common Stock. Based upon the Westwood Group's balance sheet as of June 30, 2003, the net worth of the Westwood Group was negative and the book value per share would not represent a positive value. Schroeder & Co. disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to its attention after the date of its opinion.

     Set forth below is a discussion of each of the selected financial analyses that Schroeder & Co. presented to the Board at the July 29, 2003 meeting, as updated at the August 13, 2003 meeting. Schroeder & Co. considered two methods to evaluate the fair market value of the shares, enterprise value analysis and an evaluation of the assets and liabilities of the Westwood Group on a liquidated basis. This discussion summarizes all of the procedures involving financial analysis selected and followed by Schroeder & Co. in rendering this opinion.

     EBITDA Based Enterprise Value Analysis. Enterprise Value is a company's worth as derived by comparison to values expressed in transactions in the current merger and acquisition marketplace. Enterprise value in this analysis is a function of a multiple applied to a company's earnings before interest, taxes, depreciation and amortization (called "EBITDA") to establish a price, after certain adjustments, at which a merger would take place. Market data demonstrate a general downward trend in EBITDA multiples in acquisition transactions over the past five years from approximately 9.4 times EBITDA in 1997 to approximately
5.7 time EBITDA in 2002 for transactions under $100 million in value. At the same time, total middle-market transactions, up to $1 billion in transaction value, saw a decrease in EBITDA multiples from 10.7 in 1997 to 6.9 in 2002 indicating that smaller transactions generally took place at lower multiples.

     The Westwood Group's EBITDA for the most recent year ended December 31, 2002 and for the twelve months ended March 31, 2002 were both negative making it impossible to calculate a positive Enterprise Equity Value from these most current financial results. To compensate for these circumstances, Schroeder & Co. calculated an average EBITDA for the years 2000, 2001, and 2002 to produce an estimated Enterprise Value which reflects the Westwood Group's average earnings power over the last three years. Various discounts ranging from 25% to 45% would be appropriate to reflect the fact that minority shares do not have the ability to transfer control of the Westwood Group to an acquiror and that minority shares lack the voting power to affect the decision to transfer control to a third party. Since Value per Share from the three year average EBITDA analysis is negative, no discount was applied.

     In its analysis, Schroeder & Co. did not adjust the EBITDA figures used in the EBITDA Based Enterprise Analysis for any costs incurred in connection with the Westwood Group's efforts to legalize expanded gaming because lobbying is a typical cost of doing business for a company in the racing industry. Furthermore, the expenses incurred by the Westwood Group in connection with lobbying were not associated solely with its lobbying efforts for the expansion of legalized gaming, but were also related to its lobbying efforts in the past with respect to new simulcast legislation and to prevent the possible prohibition of wagering on greyhound racing in Massachusetts. Therefore, lobbying costs are in the ordinary course of business and, accordingly, adjustments to EBITDA would not have been appropriate to factor into this analysis.

                                ENTERPRISE VALUE
                            FISCAL 2000-2002 AVERAGE

                                                              (IN THOUSANDS EXCEPT
                                                                PER SHARE DATA)
Average EBITDA(a)...........................................       $      656
Multiple....................................................             5.0x
Enterprise Value............................................       $    3,280
Less Net Debt (3.31.03)(b)..................................       $    4,888
Enterprise Equity Value.....................................       $   (1,608)
Fully Diluted Shares Outstanding............................        1,570,725
Value per Share.............................................       $ Negative

---------------

(a) EBITDA  2000........................................................  $  921
            2001........................................................   1,135
            2002........................................................     (87)
                                                                          ------
                                                                          $1,969
                                                                              /3
                                                                          ------
     Average EBITDA.....................................................  $  656

(b) Net Debt Calculation
     Current maturities of LTD..............................  $  103,027
     Long Term Debt.........................................   5,848,244
     Other Long Term Liabilities............................     951,952
                                                              ----------
     Total Long Term Debt...................................   6,903,223
     Less
     Notes Receivable Officers..............................   1,092,847
     Cash From Option/Warrants Exercises....................     922,500
                                                              ----------
     Net Debt...............................................   4,887,876

     An analysis was performed using the Westwood Group's highest EBITDA in the last five years (1998). This analysis resulted in a per share value of $1.55 which resulted in $1.16 per share after a 25% discount, the lowest in the range of discounts mentioned above.

                   BEST CASE EBITDA ENTERPRISE VALUE ANALYSIS

                                                                (000'S)
                                                              -----------
EBITDA(c)...................................................  $     1,465
Multiple(d).................................................            5x
Enterprise Value............................................  $     7,325
Less Net Debt (3.31.03).....................................  $     4,888
Enterprise Equity Value.....................................  $     2,437
Fully Diluted Shares........................................    1,570,725
Equity Per Share............................................  $1.55/Share
After 25% Discount..........................................  $1.16/Share

---------------

(c) Best EBITDA in last five years (1998); resulting from Operating Revenue of $18,971; Operating Revenue in 2002 was $15,791, a decrease of 17%.

(d) Multiple of 5 is at top of 4 to 5 range appropriate for this size transaction. Given Revenue and Earnings trends over the last 5 years, a multiple of 4 is much more likely in a EBITDA based sale transaction.

  LIQUIDATION ANALYSIS

     If the majority of the stockholders, of the Westwood Group were to choose not to continue to operate the Westwood Group as a going concern and to undertake an orderly liquidation, the probable results per share of this action are detailed below. The most recent real estate appraisal dated July 16, 2003 performed by RM Bradley indicated a value of $13.7 million for the approximately
26.76 acres of usable property after removal of all physical structures. The appraisal indicated that a marketing period of six months to a year might be necessary to complete a sale. The analysis includes an estimate of commissions ($685,000), taxes on PP&E gain ($817,999) and cash losses during the marketing period (approximately $450,000 for six months based on management's twelve month financial forecast for the year ended December 31, 2003.) Current assets were reduced by certain prepaid expenses while other assets and intangibles were eliminated from Other Assets. Property, plant and equipment were reflected at the RM Bradley appraisal value. In its liquidation analysis, Schroeder & Co. did not take into account the value attributed to the Westwood Group's machinery and equipment because, in discussions with management, management assessed in its reasonable business judgment such value to be negligible due to the poor condition and age of the machinery and equipment. Therefore, such amounts were deemed to be immaterial with respect to the liquidation analysis.

     The resultant value per share, $3.44, was subjected to a minority discount of 25%.

AS OF MARCH 31, 2003                                            (000'S)
--------------------                                           ----------
                                 ASSETS
Current Assets..............................................   $    1,608
Property Plant & Equipment..................................       13,700
Other Assets................................................            0
                                                               ----------
Total Assets................................................   $   15,308

                               LIABILITIES
Current Liabilities.........................................   $    2,076
Long Term Debt..............................................        5,848
Other Long Term Debt........................................          952
                                                               ----------
Total Liabilities...........................................   $    8,876
Stockholders Equity.........................................        6,432
                                                               ----------
Total Liabilities & Stockholders Equity.....................   $   15,308
Equity Value of Net Assets..................................   $    6,432
Plus
Proceeds from Option & Warrant Exercise.....................          923
                                                               ----------
Equity Value of Net Assets..................................   $    7,355
Plus Option/Warrant Proceeds................................
Less
Cash Loss During Marketing Period (6 mos.)..................   $      450
Commissions on Sale.........................................          685
Taxes on Gain on Sale.......................................          818
                                                               ----------
Net Proceeds to Stockholders................................   $    5,402
Fully Diluted Shares Outstanding............................    1,570,725
Net Assets Per Share........................................   $     3.44
After 25% Discount..........................................   $     2.58

     In performing its analyses and in arriving at its opinion of the fairness of the proposed transaction, Schroeder & Co. made assumptions about general business and economic conditions, specific industry conditions, and other matters relevant to the Westwood Group. The most significant assumption was that the greyhound racing and simulcast businesses at the Wonderland racetrack would continue to experience declining revenue and decreased profitability. In making such assumption, no consideration was given to the probability, nature or timing of the possible enactment of legislation in Massachusetts to expand legalized gaming or its possible effect on the Westwood Group or its operations.

     Based upon and subject to the foregoing and based upon other matters considered relevant, such as the current financial position of the Westwood Group, the current and historical market prices and trading volume of the Westwood Group's common stock and the outlook of greyhound racing and the simulcast business generally, it is Schroeder & Co.'s opinion that, as of July 29, 2003, the price of $4.00, is fair, from a financial point of view to, the holders of the Westwood Group's Common Stock or Class B Common Stock whose stock is being redeemed pursuant to the reverse stock split and the stockholders who tender one share in connection with the subsequent tender offer.

THE EFFECTS OF THE REVERSE STOCK SPLIT

     The reverse stock split will reduce the number of record stockholders from approximately 427 to approximately 55. Termination of registration of the Common Stock under the 1934 Act would substantially reduce the information required to be furnished by the Westwood Group to its stockholders and to the Commission and would make provisions of the 1934 Act, such as the short-swing profit recovery provisions of Section 16(b) of the 1934 Act in connection with stockholders meetings and the related requirement of an annual report to stockholders, no longer applicable. Accordingly, for a total expenditure by the Westwood Group of up to approximately $414,900, the Westwood Group will eliminate the estimated cost and expense of being a public company of approximately $185,000 on an annual basis at annual expense levels, which are anticipated to increase in the future. The Westwood Group intends to apply for termination as soon as practicable following completion of the reverse stock split.

     The effect of the reverse stock split on a stockholder will depend on the number of shares that such stockholder owns. For a stockholder holding 500 or more shares of either Common Stock or Class B Common Stock, all shares of their stock will be converted into one or more shares of Common Stock or Class B Common Stock, as the case may be, on a 500 for one basis with fractional shares resulting for any number of shares that are not divisible by 500. Such remaining stockholders will be able to participate in the proposed tender offer to take place provided the proposed reverse stock split is consummated. For stockholders holding less than 500 shares of either Common Stock or Class B Common Stock, all shares of either Common Stock or Class B Common Stock, as the case may be, will be exchanged for a cash payment. No affiliated stockholder of the Westwood Group holds less than 500 shares of Common Stock or Class B Common Stock. Stockholders holding stock in their "street name" through a nominee, such as a bank or broker, should contact their nominee to determine how the reverse stock split will affect them because nominees may have certain required procedures that a stockholder must follow.

     The reverse stock split will slightly increase the percentage ownership of each of Messrs. Sarkis, Dalton and Cassin. Mr. Sarkis' percentage of beneficial ownership of Common Stock will increase approximately 2.0%, and his percentage ownership of Class B Common Stock will increase approximately 0.01%. Mr. Dalton's percentage of beneficial ownership of Common Stock will increase approximately 1.2%. Mr. Cassin's percentage of beneficial ownership of Common Stock will increase approximately 0.6%. See "Security Ownership of Beneficial Owners and Management." Because each of Messrs. Sarkis, Dalton and Cassin will not be redeeming shares of Common Stock and/or Class B Common Stock in connection with the reverse stock split, each will not recognize any gain or loss for federal income tax purposes. See "Certain Federal Income Tax Consequences." The effects of the reverse stock split as of and for the period ending December 31, 2003 on each of Messrs. Sarkis, Dalton and Cassin's interest in the net book value of the Westwood Group is ($63,049) or (3.3%), ($0) or (0%) and ($0) or (0%), respectively. The effects of the reverse stock split for the same period on each of Messrs. Sarkis, Dalton and Cassin's interest in the net earnings of the Westwood Group is ($24,322) or (3.3%), ($0), or (0)%, and ($0) or (0%), respectively.

POTENTIAL DETRIMENTS OF THE REVERSE STOCK SPLIT TO STOCKHOLDERS; ACCRETION IN OWNERSHIP AND CONTROL OF CERTAIN STOCKHOLDERS

     The stockholders owning fewer than 500 shares of either Common Stock or Class B Common Stock immediately prior to the effective time of the reverse stock split will, after the reverse stock split takes place, no longer have any equity interest in the Westwood Group and therefore will not participate in its future potential earnings or growth. It is expected that all but 55 holders of Common Stock and Class B Common Stock will be cashed out in the reverse stock split. It will not be possible for cashed out stockholders to re-acquire an equity interest in the Westwood Group unless they purchase an interest from the remaining stockholders.

     The reverse stock split will require stockholders who own less than 500 shares of either Common Stock or Class B Common Stock to involuntarily surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares until they determine to sell their shares at a price of their choosing. The ownership interest of the smaller stockholders will be terminated as a result of the reverse stock split, but the Board concluded that the completion of the reverse stock split will be an overall benefit to these stockholders because of the illiquidity issues discussed above.

     Potential detriments to the Westwood Group stockholders who remain as stockholders if the reverse stock split is effected include decreased access to information and decreased liquidity. If the reverse stock split is effected, the Westwood Group intends to terminate the registration of its Common Stock under the 1934 Act. As a result of the termination, the Westwood Group will no longer be subject to the periodic reporting requirements and the proxy rules of the 1934 Act. Assuming the completion of the reverse stock split and termination of the Westwood Group's public company status, the Westwood Group intends to initiate a tender offer as previously described. The Westwood Group does not foresee any reason that it will not promptly initiate the proposed tender offer subsequent to the consummation of the reverse stock split.

EFFECT OF THE PROPOSED REVERSE STOCK SPLIT ON OPTION HOLDERS

     The number of shares underlying each outstanding stock option will be decreased by a factor of 500, and the exercise price of each outstanding stock option will be increased by a factor of 500 as a result of the reverse stock split. As of the record date, there are options granted to purchase an aggregate of 117,500 shares of Common Stock which are held by four option holders: Charles Sarkis, Richard Dalton, A. Paul Sarkis and Joseph M. Cassin.

FINANCIAL EFFECT OF THE REVERSE STOCK SPLIT

     The reverse stock split and the use of up to approximately $414,900 of cash to complete the reverse stock split, which includes legal costs and other expenses related to the transaction, are not expected to have any material effect on the Westwood Group's capitalization, liquidity, results of operations or cash flow. The payments to record holders of fewer than 500 shares of Common Stock or Class B Common Stock will be made from funds designated under the Westwood Group's credit facility with Boston Federal Savings Bank for this purpose and the balance from general working capital.

     In addition to receiving the cash payment of $4.00 per share, each record holder being redeemed in connection with the proposed reverse stock split will be entitled to receive an additional cash payment if, within one calendar year from the date of this meeting, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility. If such legislation is enacted, the Board of Directors of the Westwood Group will engage an independent financial advisor, and in consultation with this advisor, will determine the incremental increase in the valuation of the Westwood Group as a direct result of the installation and operation of a certain number of slot machines at its Wonderland racetrack facility, and based upon such valuation, will pay each redeemed record holder any increase in value above the $4.00 per share cash payment received in connection with the reverse stock split, which will be payable at such time and in such manner as determined by the Board of Directors. At this time, the Westwood Group cannot estimate what the aggregate cash payment would be upon the expansion of gaming, if any.

PRO FORMA FINANCIAL INFORMATION

     The following pro forma financial information presents the effect on the Westwood Group's historical financial position of the reverse stock split and the cash payment of $160,000 to record holders of less than 500 shares attributable to the reverse stock split. The unaudited condensed pro forma consolidated balance sheet March 31, 2004 reflects the transaction as if it occurred on the balance sheet date. The unaudited condensed pro forma consolidated statements of operations for the year ended December 31, 2003 and the three months ended March 31, 2004 reflect the transaction as if it occurred at the beginning of each of the periods presented.

     The unaudited condensed pro forma consolidated balance sheet is not necessarily indicative of what the Westwood Group's financial position would have been if the reverse stock split had been effected on the date indicated, or will be in the future. The information shown on the unaudited condensed pro forma consolidated statements of income/operations is not necessarily indicative of the results of operations.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                         UNAUDITED CONDENSED PRO FORMA
                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2004

                                                                    PRO FORMA
                                                     HISTORICAL    ADJUSTMENTS       PRO FORMA
                                                    ------------   -----------      ------------
                                             ASSETS
CURRENT:
Cash and cash equivalents.........................  $     80,022    $(160,000)(a)   $         --
                                                                      160,000(c)
                                                                     (199,900)(f)
                                                                      119,878(g)
Restricted cash...................................       252,051                         252,051
Escrowed cash.....................................        83,519                          83,519
Prepaid expenses and other current assets.........       144,991                         144,991
Notes receivable from officers -- current.........            --                              --
                                                    ------------    ---------       ------------
     Total current assets.........................       560,583      (80,022)           480,561
PROPERTY AND EQUIPMENT, NET.......................     4,122,922                       4,122,922
DEFERRED FINANCING COSTS, net of amortization of
  $157,771........................................       141,166                         141,166
                                                    ------------    ---------       ------------
     Total assets.................................  $  4,824,671    $ (80,022)      $  4,744,649
                                                    ============    =========       ============

                            LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
Bank overdraft....................................  $         --    $ 119,878(g)    $    119,878
Accounts payable and accrued liabilities..........     2,366,978      199,900(e)       2,366,978
                                                                     (199,900)(f)
Outstanding pari-mutuel tickets...................       292,423                         292,423
Current maturities of long-term debt..............       116,271       10,000(c)         126,271
                                                    ------------    ---------       ------------
     Total current liabilities....................     2,775,672      129,878          2,905,550
LONG-TERM DEBT, less current maturities...........     6,672,916      150,000(c)       6,822,916
OTHER LONG-TERM LIABILITIES.......................       662,912                         662,912
                                                    ------------    ---------       ------------
     Total liabilities............................    10,111,500      279,878         10,391,378
                                                    ------------    ---------       ------------
STOCKHOLDERS' DEFICIENCY:
  Common stock, $.01 par value; authorized
     3,000,000 shares; 1,944,409 and 3,889 shares
     issued.......................................        19,444      (19,405)(a)             39
  Class B common stock, $.01 par value, authorized
     1,000,000 shares; 912,615 and 1,825 shares
     issued.......................................         9,126       (9,108)(a)             18
Additional paid-in capital........................    13,379,275       28,513(a)      13,407,788
Accumulated deficit...............................   (10,292,556)    (199,900)(e)    (10,492,456)
Other comprehensive loss..........................      (437,336)                       (437,336)
Treasury stock, at cost 1,593,799 and 3,268.......    (7,964,782)    (160,000)(a)     (8,124,782)
                                                    ------------    ---------       ------------
     Total stockholders' deficiency...............    (5,286,829)    (359,900)        (5,646,729)
                                                    ------------    ---------       ------------
     Total liabilities and stockholders'
       deficiency.................................  $  4,824,671    $ (83,668)      $  4,744,649
                                                    ============    =========       ============

    See accompanying notes to the unaudited condensed pro forma consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                         UNAUDITED CONDENSED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2003

                                                                     PRO FORMA
                                                      HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                      -----------   -----------     -----------
OPERATING REVENUES:
Pari-mutuel commissions.............................  $10,910,743   $               $10,910,743
Admissions..........................................    1,402,587                     1,402,587
Other...............................................      911,070                       911,070
                                                      -----------   -----------     -----------
Total operating revenues............................   13,224,400                    13,224,400
                                                      -----------   -----------     -----------
OPERATING EXPENSES:
  Wages, taxes and benefits.........................    6,357,171                     6,357,171
  Purses............................................    2,837,979                     2,837,979
  Cost of food and beverage.........................      385,022                       385,022
  Administrative and operating......................    5,242,493      (185,000)(b)   5,057,493
  Depreciation and amortization.....................      662,079                       662,079
                                                      -----------   -----------     -----------
Total operating expenses............................   15,484,744      (185,000)     15,299,744
                                                      -----------   -----------     -----------
LOSS FROM OPERATIONS................................   (2,260,344)      185,000      (2,075,344)
                                                      -----------   -----------     -----------
OTHER EXPENSE:
  Interest expense, net.............................     (419,392)      (13,600)(d)    (432,992)
  Other expense, net................................           --                            --
                                                      -----------   -----------     -----------
     Total other expense, net.......................     (419,392)      (13,600)       (432,992)
                                                      -----------   -----------     -----------
Loss before provision for income taxes..............   (2,679,736)      171,400      (2,508,336)
PROVISION FOR INCOME TAXES..........................       60,996                        60,996
                                                      -----------   -----------     -----------
NET LOSS............................................  $(2,740,732)  $   171,400     $(2,569,332)
                                                      ===========   ===========     ===========
BASIC AND DILUTED PER SHARE DATA:
  Net loss..........................................  $     (2.17)                  $ (1,050.42)(a)
                                                      ===========                   ===========
  Shares used in computing loss per share...........    1,263,225    (1,260,779)          2,446
                                                      ===========   ===========     ===========

    See accompanying notes to the unaudited condensed pro forma consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                         UNAUDITED CONDENSED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2004

                                                                      PRO FORMA
                                                        HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                        ----------   -----------     ----------
OPERATING REVENUES:
Pari-mutuel commissions...............................  $2,401,306   $               $2,401,306
Admissions............................................      25,604                       25,604
Other.................................................     437,307                      437,307
                                                        ----------   -----------     ----------
Total operating revenues..............................   2,864,217                    2,864,217
                                                        ----------   -----------     ----------
OPERATING EXPENSES:
  Wages, taxes and benefits...........................   1,456,839                    1,456,839
  Purses..............................................     630,673                      630,673
  Cost of food and beverage...........................      79,357                       79,357
  Administrative and operating........................   1,165,396       (41,500)(b)  1,123,896
  Depreciation and amortization.......................     137,139                      137,139
                                                        ----------   -----------     ----------
Total operating expenses..............................   3,469,404       (41,500)     3,427,904
                                                        ----------   -----------     ----------
LOSS FROM OPERATIONS..................................    (605,187)       41,500       (563,687)
                                                        ----------   -----------     ----------
OTHER EXPENSE:
  Interest expense, net...............................    (130,221)       (2,500)(d)   (132,721)
  Other income, net...................................       1,500                        1,500
                                                        ----------   -----------     ----------
     Total other expense, net.........................    (128,721)       (2,500)      (131,221)
                                                        ----------   -----------     ----------
Loss before provision for income taxes................    (733,908)       39,000       (694,908)
PROVISION FOR INCOME TAXES............................      27,000                       27,000
                                                        ----------   -----------     ----------
NET LOSS..............................................  $ (760,908)  $    39,000     $ (721,908)
                                                        ==========   ===========     ==========
BASIC AND DILUTED PER SHARE DATA:
  Net loss............................................  $    (0.60)                  $  (295.14)(a)
                                                        ==========                   ==========
  Shares used in computing loss per share.............   1,263,225    (1,260,779)         2,446
                                                        ==========   ===========     ==========

    See accompanying notes to the unaudited condensed pro forma consolidated financial statements.

            NOTES TO THE UNAUDITED CONDENSED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed pro forma consolidated financial statements (the "pro forma financial statements") and related notes are unaudited. In the opinion of management, the pro forma financial statements include all adjustments necessary for a fair presentation of the Westwood Group's financial position and results of operations for the periods presented. These financial statements should be read in conjunction with the financial statements and accompanying notes included in the Westwood Group's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and the Westwood Group's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, each as filed with the Securities and Exchange Commission and attached as Exhibits C and D to this proxy statement, respectively.

     In accordance with the rules and regulations of the Securities and Exchange Commission, unaudited financial statements may omit or condense certain information and disclosures normally required for a complete set of financial statements prepared in accordance with generally accepted accounting principles. However, the Westwood Group believes that the notes to the financial statements contain disclosures adequate to make the information presented not misleading.

     The pro forma financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

     The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of the Westwood Group.

2.  PRO FORMA ADJUSTMENTS

     The following pro forma adjustments have been made to the historical financial statements of the Westwood Group based upon assumptions made by management for the purpose of preparing the unaudited Pro Forma Statements of Income/Operations and the Pro Forma Balance Sheet.

          a) To record the effects of the reverse stock split and payment for the purchase of 40,000 shares at $4.00 per share. The 40,000 shares being acquired does not include up to an aggregate of 21,000 shares of Common Stock and 3,500 shares of Class B Common Stock which may be purchased in a subsequent tender offer. In addition, subsequent to the reverse stock split, earnings per share will be retroactively restated for all periods presented to reflect the stock split as if it occurred at the beginning of the earliest period presented.

          b) To record the estimated cost savings resulting from not being a public company. These savings include the following items:

                                                                            THREE MONTHS
                                                              YEAR ENDED        ENDED
                                                             DECEMBER 31,     MARCH 31,
                                                                 2003           2004
                                                             ------------   -------------
Audit costs associated with Form 10-K procedures and
  reporting;...............................................    $ 20,000       $     --
Costs associated with review of Forms 10-Q;................      30,000          7,500
Legal costs associated with being an SEC Reporting
  Company;.................................................      90,000         22,500
Printing costs associated with filing of Forms 10-K and
  10-Q;....................................................      25,000          6,250
Transfer Agent costs; and..................................      15,000          4,000
Miscellaneous..............................................       5,000          1,250
                                                               --------       --------
Total......................................................    $185,000       $ 41,500
                                                               ========       ========

     These costs as listed above are directly related to the cost of being a public company. Recurring costs consist of the cost of an audit of approximately $50,000 and legal fees of approximately $50,000 per year which are considered to be normal costs for services to a non-public company. These costs are included in the historical statement of operations for the periods presented.

          c) To record borrowings under the Westwood Group's credit facility to finance the transaction. The credit facility provides for borrowings up to $6.5 million, which includes $250,000 to be used for the going private transaction of which $160,000 was available for use at March 31, 2004. The credit facility bears interest at 6.5% and, with the additional proposed $160,000 of borrowings, will be payable in monthly installments of $44,103, with a final payment of $6,096,177 on September 1, 2005.

          d) To record interest on borrowings used to finance the transaction. Deferred debt expenses are being amortized on a straight line basis over the thirty-four month life of the loan.

          e) To accrue the unrecorded costs of the going private transaction.

             The unrecorded costs consist of the following:

Legal fees............................................  $100,000
Transfer and exchange agent fees......................    15,000
Printing and mailing costs............................    50,000
Commission filing fees................................        30
Accounting fees.......................................    27,000
Miscellaneous.........................................     7,870
                                                        --------
Total.................................................  $199,900
                                                        ========

     The fees for legal and accounting are based on estimates provided by the Westwood Group's legal counsel and accountants. The fees for the fairness opinion and printing costs were negotiated with the vendors. Transfer agent and exchange agent fees are estimated based on estimates from the Westwood Group's transfer agent. Miscellaneous fees include all other costs not included in the other categories above and are management's best estimate. These estimated costs do not include fees previously incurred in the Westwood Group's earlier attempt to go private.

          f) To record payment of the costs of the going private transaction.

          g) To record bank overdrafts, which the Company expects to satisfy from the proceeds of the second mortgage financing.

     These pro forma financial statements do not include any adjustments for the contingent payout since it is not estimatable.

     The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes of the Westwood Group, which are incorporated by reference into this proxy statement. See "Incorporation of Certain Documents by Reference." The pro forma changes indicated above are in accordance with paragraph 12 of Accounting Principles Board Opinion No. 6.

  RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE REVERSE STOCK SPLIT

     The Westwood Group and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, believes that the reverse stock split is fair to the Westwood Group unaffiliated stockholders being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split. The discussion below analyzes all of the material factors, both positive and negative, considered by each of the filing persons in reaching its fairness determination. All references to considerations and conclusions by the Board as to the substantive fairness and to factors considered by the Board apply to Messrs. Sarkis, Dalton and Cassin individually as well. Each of Messrs. Sarkis, Dalton and Cassin adopts the Board's analysis set forth below as his own. The Board and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, also believes that the process by which the transaction is to be approved is fair to unaffiliated stockholders being redeemed pursuant to the reverse stock split and the unaffiliated stockholders who will retain an equity interest in the Westwood Group subsequent to the consummation of the reverse stock split, and each adopts the Board's analysis of the procedural fairness set forth below as his own. The Board recommends that the stockholders vote for approval and adoption of the amendment and the payment of cash to record holders of fewer than 500 shares of Common Stock or Class B Common Stock as described above. Each member of the Board and each officer of the Westwood Group who owns shares of Common Stock or Class B Common Stock have advised the Westwood Group that he intends to vote his shares in favor of the reverse stock split.

  FAIRNESS OF THE REVERSE STOCK SPLIT TO UNAFFILIATED STOCKHOLDERS BEING REDEEMED IN CONNECTION WITH THE REVERSE STOCK SPLIT

     The Board of Directors unanimously approved the reverse stock split and recommends the reverse stock split to the Westwood Group's stockholders for approval. In determining the cash consideration to be paid to record holders of fewer than 500 shares of Common Stock or Class B Common Stock, the Board of Directors reviewed and considered: (1) the lack of a trading market for the Westwood Group's shares; (2) the valuation advice and fairness opinion of Schroeder & Co.; (3) the current market price of the Common Stock and the lack of liquidity thereof; (4) historical market prices of the Common Stock over the last two years; (5) the purchase prices paid in the most recent public transactions in the Common Stock; (6) the lack of dividends declared or paid on the Common Stock and the restriction on payment of dividends in light of the Class B Common Stock; (7) the opportunity presented by the reverse stock split for the record holders owning fewer than 500 shares of Common Stock and/or Class B Common Stock to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market of the Common Stock; (8) the future cost savings that will inure to the benefit of the Westwood Group and its continuing stockholders as a result of the Westwood Group deregistering its Common Stock under the 1934 Act; (9) the competitive disadvantage the Westwood Group suffers from being required to disclose information that its competitors do not disclose in that, to its knowledge, most of the Westwood Group's competitors are privately held; (10) appraisal reports prepared by RM Bradley & Co., Inc., dated as of January 21, 2001, July 25, 2002, and July 16, 2003; (11) the Offer of Settlement with the Securities Division and the related consent order; and (12) the continuing deterioration of the financial condition of the Westwood Group. The Board of Directors did not assign any specific weight to these factors, however in their considerations individual members of the Board of Directors may have given differing weights to different factors. Each member of the Board of Directors considered each of the positive and negative factors listed above and discussed in more detail below in reaching the determination that the proposed reverse stock split is fair to unaffiliated stockholders whose stock is being redeemed pursuant to the reverse stock split.

  Fairness Opinion.

     Once the Board determined that taking the Westwood Group private was in the best interests of the Westwood Group unaffiliated stockholders whose stock is being redeemed pursuant to the reverse stock split and those unaffiliated stockholders who tender one share in connection with the subsequent tender offer, the Board engaged Schroeder & Co. to perform various financial analyses as discussed is greater detail below under the caption, "Fairness Opinion of Schroeder & Co." Schroeder & Co. used two methods to evaluate the per share price of the Westwood Group's equity: (i) EBITDA based Enterprise Value Analysis, which resulted in a per share valuation of $1.16 per share; and (ii) evaluation of the assets and liabilities of the Westwood Group on a liquidated basis, which resulted in a per share valuation of $2.58 per share. The Board adopted these analyses as its own and came to the conclusion that $4.00 per share is fair to the stockholders, including unaffiliated stockholders whose stock is being redeemed pursuant to the reverse stock split and those holders who tender one share in connection with the subsequent tender offer.

  Lack of Liquidity and Current and Historical Trading Prices.

     The Board of Directors reviewed the Westwood Group's historical market price of the shares of stock as traded on the Pink Sheets. Based on this information, the Board took into consideration that during the five year period between September 1997 and August 2002, the Westwood Group's Common Stock traded on only thirty-three days, with the highest trading price taking place in February, 1999 at a price of $3.50 per share. During 2002, the Westwood Group's Common Stock traded on only thirteen days prior to the initial public filings made in connection with the proposed reverse stock split, with the highest trading price at $1.25 per share. To the Board's knowledge, there were public trades of Common Stock on only twenty-one days through December 31, 2003, with per share price ranges from $2.70 to $8.00 and an aggregate trading volume of 21,400 shares. To the Board's knowledge, from January 1, 2004 through August 4, 2004, there have only been public trades on six days with a price per share ranging from $3.25 to $5.30 and an aggregate trading volume of 7,400 shares. Therefore, unaffiliated stockholders who hold less than 500 shares of Common Stock or Class B Common Stock immediately prior to the reverse stock split are receiving a premium for the shares to the low end of this trading range pursuant to the reverse stock split as well as providing liquidity to these stockholders without incurring brokerage costs.

     Moreover, unaffiliated stockholders may elect to remain stockholders of the Westwood Group by acquiring sufficient shares so that they hold at least 500 shares of either Common Stock or Class B Common Stock in their account immediately prior to the reverse stock split, which allows them to control the decision as to whether to remain stockholders after the reverse stock split is effected or to receive cash consideration offered in connection with the reverse stock split.

     The Westwood Group and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, took note of the recent purchases of its Common Stock ranging from $2.70 to $8.00 per share. The Board believes that this increase in stock price is due to the increased publicity the Westwood Group received in local newspapers in connection with the consent order issued by the Securities Division and subsequent settlement, as described previously herein. The increase is not due to any improved financial performance of the Westwood Group, and, therefore, the filing persons determined that the increase in the recent share prices of its Common Stock was not meaningful and does not alter the analysis or their conclusion that the proposed reverse stock split is fair to the unaffiliated stockholders of the Westwood Group. The Westwood Group and each of Messrs. Sarkis, Dalton and Cassin, individually as filing persons, do not believe that the recent share prices are representative of the Common Stock's fair market value because of the lack of liquidity of the Company. In addition, the Westwood Group's Common Stock is lightly traded, and therefore, a few trades have a disproportionate impact on trading price. Furthermore, each of the filing persons presume that the increase in the recent share prices of the Westwood Group's Common Stock is in response to the public filings made with respect to the contemplated reverse stock split and believe that purchases of shares of Common Stock based on the size of the trades were most likely made by stockholders who hold less than 500 shares of Common Stock who do not wish to be cashed out in the proposed reverse stock split.

     In addition, the Board considered factors that went against determining that the proposed reverse stock split is fair to unaffiliated stockholders who are being redeemed in connection with reverse stock split. First, of all, after the reverse stock split is completed, it is anticipated that there will be no public market for the Westwood Group's Common Stock, and therefore, stockholders will not be able to liquidate their shares on the public market. However, because there were only twenty-one days to date during 2003 on which trades occurred, the current public market is already illiquid. Therefore, the increased illiquidity of Westwood Group stock will have little impact on the stockholders who will retain their shares upon the completion of the proposed reverse stock split.

  Net Book Value.

     The net book value of the Westwood Group is negative, and therefore, the Board did not believe it to be a meaningful indicator as to the value of the Westwood Group.

  Going Concern Value.

     The Board concluded that the going concern value of the Westwood Group was equivalent to the valuation obtained by Schroeder & Co. in applying the enterprise value analysis and that such analysis was appropriately factored into Schroeder & Co.'s analyses.

  Liquidation Value.

     The Board concluded that the liquidation value of the Westwood Group's assets was appropriately factored into Schroeder & Co.'s analysis of the assets and liabilities of the Westwood Group on a liquidated basis.

  Purchase Prices Paid in Previous Purchases of Common Stock.

     During the past two years, none of Messrs. Sarkis, Dalton or Cassin nor the Westwood Group purchased shares of the Westwood Group's Common Stock. Therefore, this factor was not relevant in the Board's fairness determination.

  Firm Offers to Acquire Control of The Westwood Group.

     During the past two years, the Westwood Group has not received any offers for the merger, consolidation of the Westwood Group with or into another company, or the sale or transfer of all or substantially all of the Westwood Group's assets, or a purchase of the Westwood Group's securities by another person that would enable such other person to exercise control of the Westwood Group. Therefore, this factor was not relevant in the Board's fairness determination.

  Lack of Dividends.

     The Westwood Group has not declared or paid dividends on the Common Stock during 2003, 2002, 2001, 2000 or 1999, and the Board does not anticipate declaring a dividend in the near future. In addition, the Westwood Group has not paid a cash dividend on its Class B Common Stock to date, and the Board does not anticipate declaring such a dividend in the near future. Therefore, the Board determined that there has been no benefit to unaffiliated stockholders from a dividend standpoint, and any unaffiliated stockholder being redeemed in connection with the reverse stock split will not likely be relinquishing future dividends.

  Contingent Cash Payment.

     If gaming is expanded in Massachusetts within one year from the date of the stockholders' meeting and the legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility, the Board will engage an independent financial advisor, and in consultation with this advisor, will determine the valuation of the Westwood Group, and based on such valuation, will pay each redeemed record holder any increase in value above the $4.00 paid in connection with the reverse stock split. Therefore, the Board determined that this contingent cash payment provides the unaffiliated stockholders with the opportunity to benefit from legalized gaming if such legislation is enacted in Massachusetts in the next year.

  FAIRNESS OF THE REVERSE STOCK SPLIT TO UNAFFILIATED STOCKHOLDERS RETAINING THEIR INTEREST IN THE WESTWOOD GROUP

  Fairness Opinion.

     The Board adopted Schroeder & Co.'s analyses described in the previous section under "Fairness Opinion of Schroeder & Co." as its own and came to the conclusion that $4.00 per share is fair from a financial point of view to those unaffiliated stockholders retaining an interest in the Westwood Group with respect to their tendering of one share in connection with the proposed subsequent tender offer. Schroeder & Co.'s fairness opinion is not relevant to and does not address fairness with respect to those unaffiliated stockholders who will retain an interest in the Westwood Group, except with respect to such stockholders tendering one share in the proposed tender offer.

  Lack of Liquidity and Current and Historical Trading Prices.

     As a part of its consideration, the Board also examined the negative consequences to these unaffiliated stockholders following the reverse stock split by holding shares of Common Stock, which will no longer be publicly traded. The Board, however, considered this to be a minor consequence due to the fact that the Westwood Group's Common Stock is currently only traded on the Pink Sheets infrequently and at minimal volume, and is thus already relatively illiquid due to the lack of a meaningful trading market as described under this heading in the previous section. The Board determined that the likely increase in illiquidity was insignificant compared to the previously discussed benefits that these unaffiliated stockholders and the Westwood Group would gain by going private.

  Net Book Value.

     The net book value of the Westwood Group is negative, and therefore, the Board did not believe it to be a meaningful indicator as to the value of the Westwood Group.

  Going Concern Value.

     The Board's analysis with respect to those unaffiliated stockholders retaining an interest in the Westwood Group with respect to their tendering of one share in connection with the proposed subsequent tender offer is described in the previous section under "Going Concern Value." The Board did not believe that this factor is relevant to fairness with respect to those unaffiliated stockholders who will retain an interest in the Westwood Group, except with respect to their tendering of one share in the subsequent proposed tender offer.

  Liquidation Value.

     The Board concluded that the liquidation value of the Westwood Group's assets was appropriately factored into Schroeder & Co.'s analysis of the assets and liabilities of the Westwood Group on a liquidated basis with respect to the unaffiliated stockholders who will retain an interest in the Westwood Group with respect to their tendering of one share in connection with the subsequent proposed tender offer. The Board did not believe that this factor is relevant to fairness with respect to those unaffiliated stockholders who will retain an interest in the Westwood Group except with respect to such stockholders tendering one share in the subsequent proposed tender offer.

  Purchase Prices Paid in Previous Purchases of Common Stock.

     During the past two years, none of Messrs. Sarkis, Dalton or Cassin nor the Westwood Group purchased shares of the Westwood Group's Common Stock. Therefore, this factor was not relevant in the Board's fairness determination.

  Firm Offers to Acquire Control of the Westwood Group.

     During the past two years, the Westwood Group has not received any offers for the merger, consolidation of the Westwood Group with or into another company, or the sale or transfer of all or substantially all of the Westwood Group's assets, or a purchase of the Westwood Group's securities by another person that would enable such other person to exercise control of the Westwood Group. Therefore, this factor was not relevant in the Board's fairness determination.

  Stockholder Rights.

     The Board examined the fact that the proposed reverse stock split will not materially change the rights, preferences or limitations of those unaffiliated stockholders who will retain an interest in the Westwood Group subsequent to the consummation of the reverse stock split. Unaffiliated stockholders who are retaining an equity interest in the Westwood Group will have a slight increase in their percentage of ownership. In addition, these unaffiliated stockholders have some control as to whether they will retain an interest in the Westwood Group after the completion of the reverse stock split. Just as unaffiliated stockholders who hold less than

500 shares of Common Stock may purchase additional shares to bring their holdings to greater than 500 shares, these unaffiliated stockholders may sell shares of Common Stock to bring their equity interest to below 500 shares, and, therefore, be in a position to be cashed out pursuant to the reverse stock split.

  Termination of Publicly Available Information.

     Upon completing the reverse stock split and termination of the Westwood Group's status as a public company, it will no longer be required to file periodic reports. Consequently, the unaffiliated stockholders who will be retaining an equity interest in the Westwood Group will not have available to them the information regarding the Westwood Group's operations and results that are currently available to them without formally requesting the same from the Westwood Group. The Board did not find that this consequence of the reverse stock split affected the transaction's fairness because these unaffiliated stockholders still retain the right to obtain certain information from the Westwood Group under Delaware law. Under Delaware law, a stockholder has the right to request in writing to inspect a company's books and records and receive copies thereof for any purpose reasonably related to such person's interest as a stockholder. At this time, the Westwood Group has yet to determine subsequent to the reverse stock split becoming effective what if any information it will provide to unaffiliated stockholders beyond such requirements of Delaware law.

  Post-Reverse Stock Split Tender Offer.

     Unlike the unaffiliated stockholders being cashed out pursuant to the proposed reverse stock-split, the unaffiliated stockholders remaining stockholders after the reverse stock split will not have the opportunity to be cashed out in full. The Board, however, considered the reverse stock split to be fair to these unaffiliated stockholders because these stockholders will be able to tender one share in exchange for a cash payment as a part of the proposed tender offer. The Westwood Group does not have the funds necessary to complete a tender offer of all of the outstanding shares of Common Stock and Class B Common Stock, and therefore, this was one of the factors in determining to effect a reverse stock split as a means of going private. By allowing these unaffiliated stockholders to tender one share of either Common Stock or Class B Common Stock, the tender offer allows these unaffiliated stockholders, if they choose, to receive a cash payment in exchange for tendering one share equal to the amount that will be received by an unaffiliated stockholder holding 500 or less shares in connection with the reverse stock split. Despite the fact that these unaffiliated stockholders will not be able to receive cash for all of their shares on equal terms as those unaffiliated stockholders being redeemed in connection with the reverse stock split, the Board has determined that the reverse stock split is fair to these unaffiliated stockholders because the tender offer provides them with some liquidity.

  Future Cost Savings.

     The Westwood Group currently spends approximately $185,000 annually to comply with public company requirements, as well as other substantial indirect costs, such as the executive time expended to prepare and review filings. There are 306 stockholders who hold 100 shares or less of Common Stock of the Westwood Group, which comprises less than 1% of the outstanding capital stock. The administrative burden and cost to the Westwood Group to remain a public company, which is described in greater detail under the caption, "Reasons for the Reverse Stock Split," provides no material benefit to the Westwood Group. The future cost savings of being a private company will benefit the remaining unaffiliated stockholders.

  Expansion of Gaming.

     If gaming is expanded in Massachusetts, the unaffiliated stockholders remaining stockholders after the reverse stock will benefit from future potential earnings and growth of the Westwood Group. Therefore, while the unaffiliated stockholders remaining stockholders after the reverse stock split will not be granted a contingent cash payment as the redeemed stockholders will receive, the remaining stockholders will receive a similar benefit as the redeemed stockholders by holding an equity interest in the Westwood Group.

  PROCEDURAL FAIRNESS TO ALL UNAFFILIATED STOCKHOLDERS

     Each of the members of the Board of Directors also determined that the reverse stock split is procedurally fair to all unaffiliated stockholders. The Board did not retain an unaffiliated representative to act on behalf of the unaffiliated stockholders. Retaining an unaffiliated representative would be an added expense of the reverse stock split transaction. In addition, the Board of Directors did not appoint a special committee of the Board given the current composition of the Board, however, the directors unanimously agreed that the reverse stock split is in the best interests of the Westwood Group and its stockholders. Despite the fact that certain procedural safeguards were not employed by the Board, the Board determined that the reverse stock split is procedurally fair to the unaffiliated stockholders because of the safeguards that it did put into place, namely, requiring unanimous board approval, requiring a majority of the votes entitled to be cast at the meeting by the unaffiliated holders of the issued and outstanding Common Stock and Class B Stock (each voting as a separate class) to vote in favor of the reverse stock split, the use of an independent financial advisor, Schroeder & Co., to provide an opinion as to the fairness from a financial point of view of the $4.00 per share price to be paid to unaffiliated stockholders whose stock is being redeemed pursuant to the reverse stock split and the unaffiliated holders who participate in the subsequent tender offer, and by utilizing three separate appraisals of its real property conducted by an independent real estate appraiser, RM Bradley. See "Background of the Proposed Reverse Stock Split." In addition, unaffiliated stockholders are in a position to control whether or not they remain stockholders after the reverse stock split by acquiring sufficient shares so that they hold at least 500 shares immediately prior to the reverse stock split or selling sufficient shares so that they hold less than 500 shares immediately prior to the reverse stock split.

  CONDUCT OF THE WESTWOOD GROUP'S BUSINESS AFTER THE REVERSE STOCK SPLIT

     The Westwood Group expects its business and operations to continue as they are currently being conducted and, except as disclosed below, the reverse stock split is not anticipated to have any effect upon the conduct of the business. If the reverse stock split is consummated, all persons beneficially owning fewer than 500 shares of Common Stock or Class B Common Stock at the effective time of the reverse stock split will no longer have any equity interest in, and will not be stockholders of, the Westwood Group and therefore will not participate in its future potential or earnings and growth, except to the extent provided by the contingent cash payment.

     If the reverse stock split is effected, the Westwood Group believes that, based on the Westwood Group's stockholder records, approximately 46 stockholders will remain as holders of Common Stock, beneficially owning 100% of the outstanding Common Stock, and fewer than nine will remain as holders of Class B Common Stock, beneficially owning 100% of the outstanding Class B Common Stock. These individuals, who now own approximately 90% of the fully diluted Common Stock, will own approximately 100% of the fully-diluted Common Stock after the reverse stock split. See "Security Ownership of certain Beneficial Owners and Management." If the reverse stock split is effected, members of the Board and executive officers of the Westwood Group will own approximately 6.1% of the Common Stock and 88% of the Class B Common Stock.

     The Westwood Group plans, as a result of the reverse stock split, to become a privately held company. The registration of the Common Stock under the 1934 Act will be terminated. In addition, because the Common Stock will no longer be publicly held, the Westwood Group will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the 1934 Act, and its officers and directors and stockholders owning more than 10% of the Common Stock will be relieved of the stock ownership reporting requirements and "short swing" trading restrictions under Section 16 of the 1934 Act. Further, the Westwood Group will no longer be subject to the periodic reporting requirements of the 1934 Act and will cease filing information with the Commission. Among other things, the effect of this change will be a savings to the Westwood Group in not having to comply with the requirements of the 1934 Act.

     As stated throughout this proxy statement, the Westwood Group believes that there are significant advantages in effecting the reverse stock split and "going private" and the Westwood Group plans to avail itself of any opportunities it has as a private company, including, but not limited to, making itself a more viable candidate with respect to a merger or acquisition transaction with any one of its competitors or entering into some type of joint venture or other arrangement. Although management does not presently have an interest in any transaction nor is management currently in negotiations with respect to any transaction, there is always a possibility that the Westwood Group may enter into an arrangement in the future and the remaining stockholders of the Westwood Group may receive payment for their shares in any transaction in excess of $4.00.

     In addition to receiving the cash payment of $4.00 per share, each record holder being redeemed in connection with the proposed reverse stock split will be entitled to receive an additional cash payment if, within one calendar year from the date of this meeting, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility. If such legislation is enacted, the Board of Directors of the Westwood Group will engage an independent financial advisor, and in consultation with this advisor, will determine the incremental increase in the valuation of the Westwood Group as a direct result of the installation and operation of a certain number of slot machines at its Wonderland racetrack facility, and based upon such valuation, will pay each redeemed record holder any increase in value above the $4.00 per share cash payment received in connection with the reverse stock split, which will be payable at such time and in such manner as determined by the Board of Directors.

     The valuation will be determined by taking into account such factors (among others) as the gaming tax rate, any licensing fees and the number of slot machines that may be authorized to be placed at the company's Wonderland racetrack facility, each as determined by such legislation and the related regulations, as well as the capital improvement costs that the Westwood Group would likely need to incur and the term of such license and/or legislation. The amount to be received by a redeemed stockholder will be calculated based upon this valuation and such person's ownership percentage of the issued and outstanding capital stock of the Westwood Group immediately prior to the stockholders' meeting. The payment schedule for this contingent cash payment will be determined at the time of the completion of the Board's valuation analysis, taking into account the Westwood Group's ability to make such payment out of then available funds and when it could reasonably expect to receive additional revenue as a result of the passage of this legislation.

     If the reverse stock split is completed and the Westwood Group terminates its public company status, the Westwood Group will promptly initiate a tender offer for shares of the Westwood Group's Common Stock and Class B Common Stock. The tender offer price per share will be at the same $2,000 price per share received by the stockholders of the Westwood Group in the reverse stock split. Due to the Westwood Group's limited liquidity, the amount of Common Stock or Class B Common Stock that any one stockholder would be permitted to tender will be limited to one share in return for a cash payment equal to the product of (i) 500 times (ii) the $4.00 per share cash payment to be made in connection with the reverse stock split. This ceiling would be the highest payment received by any one stockholder as a result of the consummation of the reverse stock split. The purpose of the tender offer is to provide some cash consideration to stockholders of Common Stock and Class B Common Stock who will not receive a cash payment in connection with the reverse stock split.

     Other than as described in this proxy statement, neither the Westwood Group nor its management has any current plans or proposals to effect any extraordinary corporate transaction; such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board of Directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material anticipated U.S. federal income tax consequences of the reverse stock split. This information is not intended as tax advice to any person, and is not a comprehensive description of all of the tax consequences that may be relevant to holders of the Westwood Group's Common Stock and Class B Common Stock. For example, it does not address special rules applicable to certain persons such as stockholders who are subject to the alternative minimum tax under the provisions of the Internal

Revenue Code; nor does the discussion address any consequences arising under the laws of any state, locality or foreign jurisdiction.

     The following discussion is based upon the Internal Revenue Code of 1986, as amended, and the final and temporary Treasury Regulations promulgated under it, published administrative positions of the Internal Revenue Service, and reported judicial decisions, all as now existing and currently applicable, and any or all of which could be changed, possibly on a retroactive basis, at any time.

     Each record holder of the Westwood Group who holds shares of Common Stock or Class B Common Stock prior to the reverse stock split and who ceases to hold, either directly, indirectly or constructively, any such shares of the Westwood Group after the reverse stock split, will generally recognize gain or loss for U.S. federal income tax purposes measured by the difference, if any, between (i) the cash received by the stockholder in the reverse stock split and the fair market value of the contingent cash payment, and (ii) the stockholder's basis in the shares surrendered in the reverse stock split. This gain or loss will generally be capital gain or loss for U.S. federal income tax purposes if the shares were held as a capital asset and generally will be long-term capital gain or loss if the stockholder's holding period in the shares is more than one year at the time of the reverse stock split.

     Depending upon the eventual amount of any contingent cash payment, a stockholder could generally recognize additional gain or loss in the future to the extent the contingent cash payment is more or less than the fair market value ascribed to the contingent cash payment in determining gain or loss on the shares surrendered in the reverse stock split.

     A stockholder may be able to use the open transaction or similar method of reporting gain or loss. Generally, under the open transaction or similar method, gain will be recognized on the date of the reverse stock split if the cash received exceeds the stockholder's basis in the shares surrendered in the reverse stock split, and if the contingent cash payment is made, gain will be recognized if the payment exceeds the stockholder's remaining tax basis and loss will be recognized if the stockholder's remaining tax basis is greater than the contingent cash payment.

     Regardless of the method of reporting the recognition of gain or loss, part of the contingent cash payment may be characterized as ordinary income on a discounted basis using interest rates prescribed by the government. Such ordinary income may have to be reported before the contingent cash payment is actually paid if the amount of the contingent cash payment is fixed before it is paid. Any amounts treated as ordinary income will reduce the amount of gain or increase the amount of loss otherwise recognized by the stockholder.

     The Board believes that the reverse stock split will qualify as a tax-deferred recapitalization to the Westwood Group and to the stockholders who remain stockholders of the Westwood Group pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

     Accordingly, each stockholder who receives Common Stock, Class B Common Stock or both incident to the reverse stock split, but no cash, will not recognize any gain or loss for federal income tax purposes.

     The holding period of the Common or Class B Common shares of the Westwood Group received by a stockholder incident to the reverse stock split will include the holding period of the Common or Class B Common, as the case may be, shares surrendered therefor. In general, the aggregate tax basis of the Common or Class B Common shares of the Westwood Group received by a stockholder incident to the reverse stock split will equal the aggregate tax basis of the Common or Class B Common, as the case may be, shares surrendered therefor.

     Each stockholder who is to receive cash in the reverse stock split will be required to furnish the stockholder's social security number or taxpayer identification number. Failure to provide this information may result in backup withholding.

     EACH STOCKHOLDER IS URGED TO CONSULT WITH THE STOCKHOLDER'S OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF THE STOCKHOLDER'S OWN PARTICULAR CIRCUMSTANCES.

  FINANCING OF THE REVERSE STOCK SPLIT

     The Board estimates that the total cost to the Westwood Group of the reverse stock split for payment of the fractional share interests and the estimated transactional fees and expenses will be approximately $414,900. The Westwood Group intends to finance the reverse stock split with $250,000 available under its credit facility with Boston Federal Savings Bank and the balance from general working capital.

     The credit facility was entered into on September 3, 2002 by and among Boston Federal Savings Bank, a financial institution with offices in Burlington, Massachusetts, Wonderland Greyhound Park, Realty, LLC, a Delaware limited liability company and a wholly-owned indirect subsidiary of the Westwood Group as borrower and the Westwood Group as guarantor of the loan. The credit facility is in the amount of $6,500,000, which bears interest at a rate of 6.5% per annum and is secured by a mortgage on the land at 190 V.F.W. Parkway, Revere, Massachusetts. The credit facility's maturity date is September 1, 2005. As of September 30, 2003, the Westwood Group had drawn down a total of $6,000,000 and all or a portion of the remaining $500,000 of the loan proceeds will be disbursed upon satisfaction of certain conditions. $250,000 (of the remaining $500,000) may be drawn down only in the event the Westwood Group undertakes to purchase stock from stockholders pursuant to the reverse stock split and that the remaining $250,000 will be used for working capital. On October 27, 2003, the Westwood Group drew down the remaining $250,000 that was available for working capital purposes, and an additional $90,000 for transaction costs related to the proposed going private transaction. Under the credit facility, the borrower agrees to maintain certain financial ratios and debt coverage requirements and to deliver certain financial information to the lender during the term of the loan. In addition, the borrower agrees not to further encumber, sell or transfer the property and to not incur additional indebtedness. Pursuant to the credit facility, borrower agrees to pay lender an annual fee in the amount of 1% per annum of amount of money loaned and a one-time payment of $65,000 as a non-refundable commitment fee. There are no plans or arrangements to re-finance or repay the loan at the current time. An aggregate of $98,000 would be required to complete the intended tender offer of 21,000 shares of Common Stock and 3,500 shares of Class B Common Stock at $4.00 per share. The Westwood Group will finance the payment of shares pursuant to the tender offer with available funds under the credit facility with Boston Federal Savings Bank and the balance from general working capital.

  COSTS OF THE REVERSE STOCK SPLIT

     The following is an estimate of the costs incurred or expected to be incurred by the Westwood Group in connection with the reverse stock split. The estimate of costs below does not include fees previously incurred with the Westwood Group's earlier attempt to take the Westwood Group private at the end of 2002 and the beginning of 2003, which totaled approximately $411,330. Final costs of the transaction may be more or less than the estimates shown below. The Westwood Group will be responsible for paying these costs. Please note that the following estimate of costs does not include the cost of redeeming shares of those stockholders holding less than 500 shares pursuant to the reverse stock split.

Legal Fees..................................................   $100,000
Transfer and exchange agent fees............................     15,000
Printing and mailing costs..................................     50,000
Commission filing fees......................................         30
Accounting fees.............................................     27,000
Miscellaneous...............................................      7,870
                                                               --------
Total.......................................................   $199,900
                                                               ========

                                  THE COMPANY

     The Westwood Group, Inc. was incorporated in Delaware in 1984 as the successor to racing and restaurant operations which commenced in 1935 and 1968, respectively. The Westwood Group operates Wonderland Greyhound Park, Inc., a pari-mutuel greyhound racing facility located in Revere, Massachusetts. Until July, 1997, the Westwood Group also operated a pari-mutuel harness racing facility located in Foxboro, Massachusetts. The Westwood Group's wholly-owned subsidiary, Wonderland, owns and operates a greyhound racetrack, located in the City of Revere, Massachusetts. Revere adjoins the City of Boston. Wonderland Park is approximately five miles north of downtown Boston and is served directly by major transportation routes and the Massachusetts Bay Transportation Authority rail line. The racetrack is approximately two miles from Boston's Logan International Airport. In addition to the racetrack, the Westwood Group maintains and operates two full service restaurants, a sports bar and other concession facilities at the racetrack to serve patrons of Wonderland Park. The racetrack facility can accommodate 10,000 patrons. The average attendance per day in 2003 was approximately 628 persons. The total attendance for the 2003 year was approximately 226,000 persons. The complex encompasses a total of approximately 35 acres, including paved and lighted parking which has capacity for approximately 2,300 cars.

     Wonderland was originally opened in 1935 and has operated continuously from the same location since that time. Wonderland is authorized to conduct up to 520 live matinee and evening performances during any calendar year. In addition to conducting 267 live racing performances during 2003, Wonderland provided its patrons with simulcast wagering from 52 various greyhound, thoroughbred and harness tracks throughout the country. In addition, Wonderland broadcasts its simulcast signal to 90 locations throughout the country.

     The Westwood Group is continuing its efforts to penetrate new markets into which it can broadcast its signal and to develop new ways to provide quality racing entertainment to its on-track patrons. The Westwood Group's annual revenues are mainly derived from the commissions that it receives from wagers made by patrons during its racing performances and from admission and concession charges at these performances. Wagers at Wonderland are placed under the pari-mutuel wagering system, under which the winning bettors in each race divide the total amount bet on the race in proportion to the sums they wagered individually, after deducting certain percentages governed by state law including amounts which are reserved for The Commonwealth of Massachusetts, the owners of the winning greyhounds, and the racetrack. The pari-mutuel commission is regulated by the state regulatory commission in the jurisdiction of the individual racetrack. In addition, the net pari-mutuel commission varies based upon the type of wager. Finally, the Westwood Group generates commission revenue from other tracks for all amounts wagered on its product at their facility. These commissions vary based upon contractual arrangements. The average gross pari-mutuel commission at Wonderland was approximately 24%, of each $1.00 wagered on track during 2003, 2002 and 2001, respectively. Out of this amount approximately 6% is distributed to kennel operators as purses paid, 5% is paid to The Commonwealth of Massachusetts in the form of pari-mutuel tax and 0.5% each is deposited into the Greyhound Adoption Trust Fund and the Promotional Trust Fund.

     The Commonwealth of Massachusetts State Racing Commissioners, as individuals, are the trustees and Wonderland is the beneficiary of the Greyhound Capital Improvements and Promotional Trust Funds which have been established in accordance with Massachusetts law and are dedicated to reimbursement of capital improvements and promotional expenses.

     The Westwood Group's principal executive offices are located at 190 V.F.W. Parkway Revere, Massachusetts 02151, and its telephone number is (781) 284-2600.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following selected consolidated financial data is presented in addition to the selected consolidated financial data incorporated by reference to page 7 of the Westwood Group's Annual Report on Form 10-K for the year ended December 31, 2003 and the information included in the Westwood Group's Form 10-Q for the three months ended March 31, 2004.

                                                                                             THREE MONTHS
                                                                                                 ENDED
                                                         YEAR ENDED DECEMBER 31,               MARCH 31,
                                               -------------------------------------------   -------------
                                                1999     2000     2001     2002     2003     2003    2004
                                               ------   ------   ------   ------   -------   -----   -----
                                                (IN THOUSANDS EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)
OPERATING DATA
Ratio of earnings to fixed charges(1)........      --       --     2.69       --        --     --      --
Amount of deficiency.........................  $1,862   $  756   $   --   $1,135   $(2,680)  $380    $695

                                                                                                       AS OF
                                                               AS OF DECEMBER 31,                    MARCH 31,
                                                 -----------------------------------------------   -------------
                                                  1999      2000      2001      2002      2003         2004
                                                 -------   -------   -------   -------   -------   -------------
                                                     (IN THOUSANDS EXCEPT BOOK VALUE (DEFICIENCY) PER SHARE)
BALANCE SHEET DATA
Working capital deficiency.....................  $(1,543)  $(2,186)  $(1,201)  $  (376)  $(2,160)   $   (2,215)
Total assets...................................  $ 9,413   $ 7,780   $ 6,913   $ 7,127   $ 5,197    $    4,825
Long-term debt.................................  $ 4,392   $ 4,096   $ 3,772   $ 5,531   $ 6,099    $    6,673
Stockholders' Equity (deficiency)..............  $(1,259)  $(1,772)  $  (405)  $(1,844)  $(4,526)   $   (5,287)
Book value (deficiency) per share(2)...........  $ (1.00)  $ (1.40)  $ (0.32)  $ (1.46)  $ (3.58)   $    (4.19)
Pro forma book value (deficiency) per
  share(3).....................................                                                     $(2,308.56)

---------------

(1) For purposes of calculating the ratio of earnings to fixed charges, (a) earnings consist of earnings before income taxes plus fixed charges and (b) fixed charges consist of interest expense, amortization of deferred financing costs and one-third of rental expense, which is the portion we consider representative of the interest factor.

(2) Computation is based on shares outstanding.

(3) Reflects the pro forma adjustments as shown on the accompanying unaudited condensed pro forma consolidated financial statements and notes thereto.

PRICE RANGE OF COMMON STOCK; DIVIDENDS; TRADING VOLUME

     Except for limited or sporadic transactions, there is no established public trading market for the Common Stock or Class B Common Stock of the Westwood Group. The Common Stock is traded on the pink sheets. The following table sets forth for the periods indicated the high and low bid prices for the periods provided.

                                                 FIRST     SECOND     THIRD     FOURTH
                                                QUARTER   QUARTER    QUARTER    QUARTER
                                                -------   --------   --------   -------
Fiscal year ended December 31, 2004
  (through August 4, 2004)
  High........................................   $5.30       $4.25      $3.25
  Low.........................................   $3.75       $4.00      $3.25
Fiscal year ended December 31, 2003
  High........................................   $8.00       $6.50      $6.00   $ 6.25
  Low.........................................   $3.10       $2.70      $4.85   $ 5.20
Fiscal year ended December 31, 2002
  High........................................   $0.80       $1.10      $1.25   $ 7.00
  Low.........................................   $0.80       $0.80      $0.80   $ 0.51
Fiscal year ended December 31, 2001
  High........................................   $0.75       $1.00   No Sales   $ 0.85
  Low.........................................   $0.75       $0.75   No Sales   $ 0.85
Fiscal year ended December 31, 2000
  High........................................   $1.00       $1.01      $1.20   $ 1.50
  Low.........................................   $1.00       $1.00      $0.50   $ 0.50
Fiscal year ended December 31, 1999
  High........................................   $3.50    No Sales      $3.00   $1.125
  Low.........................................   $3.50    No Sales      $3.00   $1.125

     The Westwood Group is not aware of any purchases or sales involving its Common Stock since July 14, 2004.

     As of August 4, 2004, the Westwood Group had approximately 416 holders of record of its Common Stock and 11 holders of record of its Class B Common Stock.

     No dividends have been declared by the Westwood Group on its Common Stock during 2003, 2002, 2001, 2000, or 1999, and no dividends have been declared to date in 2004 by the Westwood Group. The Westwood Group has not paid a cash dividend on its Class B Common Stock to date. The Westwood Group does not intend to pay cash dividends on either Common Stock or Class B Common Stock in the immediate future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  (A) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF COMMON STOCK

     The following tables sets forth information, as of August 4, 2004, with respect to the beneficial ownership of the Westwood Group's Common Stock by each director, by all directors and officers of the Westwood Group as a group and by persons known by the Westwood Group to own beneficially more than 5% of the outstanding Common Stock. Unless otherwise noted, these stockholders have full voting and investment power with respect to the shares listed as beneficially owned by them.

                                                    AMOUNT AND    PERCENT OF     PERCENT OF
                                                    NATURE OF     OUTSTANDING   OUTSTANDING
                                                    BENEFICIAL    PRE-REVERSE   POST-REVERSE
NAME AND ADDRESS OF BENEFICIAL OWNER               OWNERSHIP(1)   STOCK SPLIT   STOCK SPLIT
------------------------------------               ------------   -----------   ------------
DIRECTORS AND OFFICERS:
  Joseph M. Cassin...............................     25,000(2)       6.65%         7.26%
     Cassin, Cassin & Joseph, LLP
     711 Third Avenue
     New York, New York 10017
  Richard P. Dalton..............................     52,350(3)      13.38%        14.57%
     The Westwood Group, Inc.
     190 VFW Parkway
     Revere, MA 02151
  Charles F. Sarkis..............................    831,866(4)      70.75%        72.72%
     Back Bay Restaurant Group, Inc.
     284 Newbury St
     Boston, MA 02116
  All Directors and Officers as a group
     (three (3) persons).........................    909,216(5)      73.28%        75.20%
                                                     =======         =====         =====
  Holders of more than 5%, not included above
  Paul J. DiMare.................................    103,300(6)      29.41%        32.34%
  Pauline F. Evans...............................     26,122(7)       7.44%         8.18%
  Joseph J. O'Donnell............................     22,380(8)       6.37%         7.01%
  A. Paul Sarkis.................................     49,139(9)      12.29%        13.35%

---------------

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). For purposes of this table a person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days, including by conversion of the stockholder's shares of Class B Common Stock into shares of Common Stock or by exercise of options. For purposes of this table, any shares of Common Stock not outstanding which are subject to such a right, or conversion privileges, are deemed to be outstanding for the purposes of computing the percentage of outstanding shares owned by the person or group, but are not deemed to be outstanding for the purposes of computing the percentage owned by any other person or group.

(2) Includes presently exercisable options to purchase 25,000 shares.

(3) Includes presently exercisable options to purchase 40,000 shares.

(4) Consists of 804,616 shares issuable upon conversion of the shares of Class B Common Stock beneficially owned by Mr. Sarkis, 7,250 shares of Common Stock, as well as presently exercisable options to purchase 20,000 shares. (See footnote (2) to the table below showing beneficial ownership of Class B Common Stock.)

(5) Includes presently exercisable options to purchase 85,000 shares and 804,616 shares issuable upon conversion of shares of Class B Common Stock, held by all directors and officers as a group.

(6) Includes 92,500 shares held of record by DiMare Homestead, Inc. over which Mr. DiMare has voting and investment power. Mr. DiMare's address is P.O. Box 9000460, Homestead, FL 33090. Mr. DiMare was a director of the Westwood Group until July 21, 2003.

(7) Ms. Evans' address is 3600 Galt Ocean Drive, Fort Lauderdale, Florida 33308.

(8) Mr. O'Donnell's address is c/o Boston Concessions Group, Inc., 111 6th Street, Cambridge, Massachusetts 02141.

(9) Includes 530 shares held of record, presently exercisable options to purchase 32,500 shares and 16,109 shares issuable upon conversion of the shares of Class B Common Stock beneficially owned by Mr. Sarkis. Mr. Sarkis' address is 599 East Sixth St., Apt. 1, South Boston, MA 02127. Mr. Sarkis is a former Director and officer of the Westwood Group.

  (B) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF CLASS B COMMON STOCK

     The following table sets forth certain information, as of August 4, 2004 with respect to the beneficial ownership of the Westwood Group's Class B Common Stock by each Director, and named Executive Officer and by all Directors and officers of the Westwood Group as a group and by persons known by the Westwood Group to own beneficially more than 5% of the outstanding Class B Common Stock. Unless otherwise noted, the stockholders have full voting power and investment power with respect to the shares listed as beneficially owned by them.

                                                   SHARES OF
                                                    CLASS B      PERCENT OF     PERCENT OF
                                                  COMMON STOCK      CLASS         CLASS
                                                  BENEFICIALLY   PRE-REVERSE   POST-REVERSE
NAME AND ADDRESS OF BENEFICIAL OWNER                OWNED(1)     STOCK SPLIT   STOCK SPLIT
------------------------------------              ------------   -----------   ------------
Joseph M. Cassin................................          0          0.00%         0.00%
  Cassin, Cassin & Joseph, LLP
  711 Third Avenue
  New York, New York 10017
Richard P. Dalton...............................          0          0.00%         0.00%
  The Westwood Group, Inc.
  190 VFW Parkway
  Revere, MA 02151
Charles F. Sarkis...............................    804,616(2)      88.22%        88.23%
  Back Bay Restaurant Group, Inc.
  284 Newbury St
  Boston, MA 02116
All Directors and Officers as a group
  (three (3) persons)...........................    804,616(2)      88.22%        88.23%
                                                    =======         =====         =====

---------------

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table a person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days.

(2) Includes shares held by Sarkis Management Corporation, which is wholly-owned by Mr. Sarkis. Mr. Sarkis disclaims beneficial ownership of these shares.

OTHER INFORMATION CONCERNING THE COMPANY AND AFFILIATES

     In May 1994, the Westwood Group purchased all restaurant and concession operations at Wonderland from Back Bay Restaurant Group, Inc. for a sales price of $770,000. Included in the term note of $970,000 were additional amounts owed to Back Bay Restaurant Group for costs incurred under a Cross Indemnification Agreement amounting to $200,000, and interest expense of approximately $58,000 for the years ended December 31, 1999 and 1998. On September 24, 1999, the Westwood Group entered into a stock repurchase agreement with Back Bay Restaurant Group, Inc., pursuant to which Back Bay Restaurant Group repurchased 222,933 shares of its common stock from the Westwood Group in exchange for the cancellation of this promissory note.

     Concurrently with entering into the stock purchase agreement with Back Bay Restaurant Group, the Westwood Group entered into a stock purchase agreement with Charles F. Sarkis, pursuant to which Mr. Sarkis purchased 450,518 shares of common stock of Back Bay Restaurant Group, Inc. in return for a promissory note in the amount of $2,703,108. This note bears interest of 9.5%. $500,927 was paid on November 4, 1999, $500,000 was paid on December 16, 1999, $351,554 was paid on January 31, 2000, $338,000 was paid on December 1, 2000, and $350,000 was paid on August 17, 2001. In consideration of Mr. Sarkis' prepayment of $62,000 due under this promissory note on March 22, 2002 and his $300,000 working capital loan to the Westwood Group made in March, 2002 (which was repaid in connection with the Westwood Group's refinancing in September
2002), the Westwood Group agreed to defer payment in the amount of $466,164 due from Mr. Sarkis on December 31, 2002 until June 30, 2003. Mr. Sarkis made this deferred payment on June 30, 2003. Additionally, Mr. Sarkis prepaid $140,000 on September 29, 2003. On December 1, 2003, Mr. Sarkis paid $218,296, and the balance of $140,000 under this promissory note and all accrued interest thereon was paid on February 1, 2004.

     There were additional loans outstanding to Charles Sarkis and Richard P. Dalton; however, as of December 31, 2003, the loans were paid off in full.

     In October 1999, the Westwood Group received a letter of credit for working capital purposes from the Anglo Irish Bank securitized by Mr. Charles Sarkis' property located on Boylston Street in Boston, Massachusetts. Subsequently, Mr. Sarkis refinanced the Boylston Street property and loaned the Westwood Group $500,000, which amount was designated to be used for the 1998 and 1999 outstanding pari-mutual tickets due to The Commonwealth of Massachusetts. In addition, under the terms of the loan agreement between the Westwood Group and Mr. Sarkis, the Westwood Group offset the first payment due from Mr. Sarkis under the promissory note issued on September 24, 1999 against this $500,000 loan.

     Prior to 1995, the Westwood Group engaged a firm to assist management in the planning and execution of a financial and operational reorganization of the Westwood Group. As compensation for its services, the Westwood Group agreed to a success fee, in addition to the basic fee, to grant options to acquire common stock totaling 6% of the total of the Westwood Group's capital stock at $3.00 per share. The success fee also stipulated that Michael S. Fawcett, a principal of that firm, who was a director of the Westwood Group at the time would be required to return options to purchase 25,000 shares of the Westwood Group's common stock if the success fee option is exercised. The Westwood Group has not granted the success fee option to date.

     In March 2004, Wonderland Greyhound Park Realty LLC received a commitment from a group of investors, one of whom being Charles F. Sarkis, to loan the Westwood Group up to $2.5 million to be used for short term working capital purposes in consideration for a second mortgage on the real property located at Wonderland Greyhound Park. The Westwood Group has received an unsecured bridge loan in the aggregate amount of $1,150,000 at a 10% interest rate from this group of investors, but to date have not finalized the transaction contemplated by the proposed commitment. As these negotiations continue, Westwood Group is currently seeking to raise all or the remaining portion of the $2.5 million from other potential investors. However, there can be no assurance that the Westwood Group will be able to successfully consummate any such loan transaction.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Representatives of the Westwood Group's independent certified public accountants, BDO Seidman, LLP, are expected to be present at the special meeting.

OTHER MATTERS

     The Board does not know of other matters which are likely to be brought before the special meeting. However, in the event that any other matters properly come before the special meeting, the persons named in the enclosed proxy are expected to vote the shares represented by the proxy on those matters in accordance with their best judgment.

PROPOSALS OF STOCKHOLDERS

     In the event that the reverse stock split is not effected, the Westwood Group intends to hold its 2004 Annual Meeting of Stockholders in December, 2004. In order to be eligible for inclusion in the Westwood

Group's proxy materials for the 2004 Annual Meeting of Stockholders, any stockholder proposal to take action at that meeting must be received at the Westwood Group's principal executive offices, 190 V.F.W. Parkway, Revere, Massachusetts, 02151, by October 31, 2004. Proposals submitted by a stockholder of the Westwood Group for consideration at the 2004 Annual Meeting of stockholders outside the processes of SEC Rule 14a-8 will not be considered at such meeting unless the Secretary of the Westwood Group has received written notice of the matter proposed to be presented from the stockholder on or prior to September 30, 2004. The proxies for the 2004 Annual Meeting may confer discretionary authority on the proxy holders with respect to any proposal submitted after the dates set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Westwood Group, File No. 000-01590, are incorporated by reference in this proxy statement, except for any discussion therein of the "safe harbor" protections for forward-looking statements provided under The Private Securities Litigation Reform Act of 1995: (i) the Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and (iii) the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

     The Westwood Group's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and the Westwood Group's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 are attached to this proxy statement as Exhibits C and D, respectively.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

AVAILABLE INFORMATION

     The Westwood Group is subject to the informational requirements of the 1934 Act and in accordance with the 1934 Act files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, these reports, proxy statements and other information are available from the Edgar filings obtained through the Commission Internet Website (http://www.sec.gov).

                                   EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                      TO THE CERTIFICATE OF INCORPORATION
                           OF THE WESTWOOD GROUP INC.

                            CERTIFICATE OF AMENDMENT
                      TO THE CERTIFICATE OF INCORPORATION
                           OF THE WESTWOOD GROUP INC.

               PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION
                          LAW OF THE STATE OF DELAWARE

     The Westwood Group, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

          FIRST: The following language is added to the end of Section A of Article FOURTH of the Certificate of Incorporation of The Westwood Group,
     Inc.:

             "At the effective time of this amendment, each share of Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of this amendment will be reclassified into one-five hundredth of one fully paid and non-assessable share of Common Stock, par value $.01 per share, so that every five hundred shares of Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Common Stock, par value $.01. At the effective time of this amendment, each share of Class B Common Stock, par value $.01 per share, authorized immediately prior to the effectiveness of this amendment will be reclassified into one-five hundredth of one fully paid and non-assessable share of Class B Common Stock, par value $.01 per share, so that every five hundred shares of Class B Common Stock authorized immediately prior to the effectiveness of this amendment will be combined together to form one full share of Class B Common Stock, par value $.01. The Corporation will make a cash payment of $4.00 per share to record holders of fewer than 500 shares of the Common Stock and Class B Common Stock immediately prior to the effectiveness of this amendment. To the extent necessary, certificates for fractional shares of Common Stock and Class B Common Stock will be issued by reason of this amendment."

          SECOND: The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of
     Section 242 of the General Corporation Law of the State of Delaware.

Signed and attested to on           , 2004.

                                          THE WESTWOOD GROUP, INC.

                                          By:
                                            ------------------------------------
                                            Name: Richard P. Dalton
                                            Title: President

                                   EXHIBIT B

                           OPINION OF SCHROEDER & CO.
                              DATED JULY 29, 2003

                                SCHROEDER & CO.
                         FISHER MEWS -- 377 FISHER ROAD
                            GROSSE POINTE, MI 48230

July 29, 2003

Board of Directors
The Westwood Group, Inc.
190 VFW Parkway
Revere, Massachusetts 02151

Gentlemen:

     You have requested our opinion, from a financial point of view, of the consideration to be received by the unaffiliated holders of the Common Stock or Class B Common Stock of The Westwood Group, Inc. (the "Company") whose stock is being redeemed pursuant to the reverse stock split approved by the Company's Board of Directors on July 29, 2003 (the "Reverse Stock Split") and by the unaffiliated holders who tender one share in connection with the subsequent tender offer.

     Pursuant to the Reverse Stock Split, and subsequent to shareholder approval, the Company will adopt a Certificate of Amendment to its Certificate of Incorporation providing for (a) a one-for-500 reverse stock split of the Company's Common Stock and Class B Common Stock and (b) a cash payment of $4.00 per pre-split share of the Company's Common Stock and Class B Common Stock for all fractional interests held by shareholders who hold less than one share as a result of the Reverse Stock Split.

     In connection with rendering our opinion, we have, among other things:

     a) reviewed the Certificate of Amendment;

     b) reviewed the Annual Reports on Form 10-K of the Company as filed with the Securities and Exchange Commission for the last five fiscal years ended December 31, 2002;

     c) reviewed the Quarterly Report on Form 10-Q of the Company as filed with the Securities and Exchange Commission dated March 31, 2003;

     d) reviewed certain financial analyses and forecasts prepared by the Company's management;

     e) performed various valuation analyses as we deemed appropriate including a Liquidation Analysis of the Company's assets subject to its liabilities;

     f) held discussions with certain senior officers and other representatives and advisors of the Company concerning the business, opportunities and prospects of the Company;

     g) reviewed the Cummings Associates report, dated December 6, 2002; a subsequent presentation to a Massachusetts legislative committee based on this report; later working papers and financial models prepared for management by Cummings Associates; and materials prepared for industry groups and other legislative groups in Maryland by Cummings Associates;

     h) reviewed the Appraisal Reports of RM Bradley & Co., Inc., dated January 21, 2001, July 25, 2002 and July 16, 2003; and

     i) attended meeting of the Company's Board of Directors and participated in telephonic meetings of the Company's Board of Directors.

     We reviewed the financial terms of the Reverse Stock Split in relation to, among other things, current and historical market prices and trading volumes of the Company's common stock; historical and projected earnings, losses and other operating data of the Company; and historical and projected capitalization and financial condition of the Company. In addition, we have reviewed the financial terms of certain recent business combinations and have performed such other studies and analyses as we considered appropriate.

     In arriving at our opinion, no consideration was given to the probability, nature or timing of the possible enactment of legislation in Massachusetts to expand legalized gaming or its possible effect on the Westwood Group or its operations.

     We have relied upon the accuracy and the completeness of all the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion.

     Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Reverse Stock Split and such opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on any matter relating to the Reverse Stock Split. Our opinion relates solely to the fairness, from a financial point of view, of the Consideration to be received by holders of the Company's Common Stock and Class B Common Stock in exchange for fractional shares redeemed as a result of the Reverse Stock Split. No opinion is expressed or implied as to the structure, terms, merits or any other aspect of the Reverse Stock Split.

     Our opinion and any additional material provided to the Board of Directors in connection with the opinion may not be published or otherwise used or referred to without our prior written consent except for necessary filings by the Company with the Securities and Exchange Commission.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the price of $4.00 is fair from a financial point of view to the unaffiliated holders of the Common Stock or Class B Common Stock of the Westwood Group, Inc. whose stock is being redeemed pursuant to the Reverse Stock Split and to those unaffiliated holders who tender one share in connection with the subsequent tender offer.

                                          Very truly yours,

                                          /s/ SCHROEDER & CO.

                                   EXHIBIT C

                           ANNUAL REPORT ON FORM 10-K
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                   FORM 10-K

(Mark One)
   [X]     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003

   [ ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD FROM          TO

                         COMMISSION FILE NUMBER 0-1590
                             ---------------------

                            THE WESTWOOD GROUP, INC.
             (Exact name of registrant as specified in its charter)

                    DELAWARE                                        04-1983910
        (State or other jurisdiction of                           (IRS Employer
         incorporation or organization)                        Identification No.)

                               190 V.F.W. PARKWAY
                                REVERE, MA 02151
          (Address of principal executive offices, including zip code)
                                  781-284-2600
              (Registrant's telephone number, including area code)
          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                                      NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                                 TITLE OF CLASS
                                ---------------

                          COMMON STOCK-$.01 PAR VALUE

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (sec. 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of the Form 10-K or any amendment of this Form 10-K. [X]

     Indicate by check mark whether the registrant is an accelerated filer (as
defined in Rule 12b-24 of the Act).  Yes [ ]     No [X]

     The aggregate market value of the voting stock held by non-affiliates of the registrant as of June 20, 2003 was:

           PRICING OF                 TOTAL NO. OF SHARES OF
             VOTING                    COMMON STOCK HELD BY                  AGGREGATE
             STOCK                        NON-AFFILIATES                    MARKET VALUE
           ----------                 ----------------------                ------------
             $4.60                           228,310                       $1,050,226.00

(1) Reflects the price of shares of Common Stock, par value $0.01 per share, traded on June 20, 2003, which is the last date the stock was traded prior to the end of the most recently completed second fiscal quarter. The registrant's Common Stock was removed from quotation through the NASDAQ system on July 29, 1988. There is no established trading market for the registrant's Common Stock.

(2) Excludes shares held by Executive Officers and Directors of the registrant, without admitting that any such Executive Officer or Director is an affiliate of the registrant.

     The number of shares outstanding of each of the registrant's classes of common stock, as of March 31, 2004 was as follows:

Common Stock, $.01 par value: 351,210
Class B Common Stock, $.01 par value: 912,015
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            THE WESTWOOD GROUP, INC.

         ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 10-K

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
PART I................................................................    C-3
Item 1.   Business....................................................    C-3
Item 2.   Description of Properties...................................    C-6
Item 3.   Legal Proceedings...........................................    C-7
Item 4.   Submission of Matters to a Vote of Security Holders.........    C-9

PART II...............................................................    C-9
Item 5.   Market for Registrant's Common Equity and Related
          Stockholder Matters.........................................    C-9
Item 6.   Selected Financial Data.....................................   C-11
Item 7.   Management's Discussion and Analysis of Financial Condition
          and Results of Operations...................................   C-13
Item 7A.  Quantitative and Qualitative Disclosures About Market
          Risk........................................................   C-20
Item 8.   Financial Statements and Supplementary Data.................   C-21
Item 9.   Changes in and Disagreements with Accountants on Accounting
          and Financial Disclosure....................................   C-41
Item 9A.  Controls and Procedures.....................................   C-41

PART III..............................................................   C-41
Item 10.  Directors and Executive Officers of the Registrant..........   C-41
Item 11.  Executive Compensation......................................   C-42
Item 12.  Security Ownership of Certain Beneficial Owners and
          Management..................................................   C-44
Item 13.  Certain Relationships and Related Transactions..............   C-45
Item 14.  Principal Accountant Fees and Services......................   C-46

PART IV...............................................................   C-47
Item 15.  Exhibits, Financial Statement Schedules and Reports on Form
          8-K.........................................................   C-47
SIGNATURES............................................................   C-49

EXHIBIT INDEX
Exhibit 23.1  Consent of Independent Certified Public Accountants
Exhibit 31.1  Certification by Chief Executive Officer and Chief Financial
              Officer pursuant to Section 302 of the Sarbanes-Oxley Act of
              2002
Exhibit 32.1  Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

                           FORWARD LOOKING STATEMENTS

     The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Annual Report on Form 10-K. Certain statements contained throughout this Annual Report constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Westwood Group, or industry results, to be materially different from those contemplated or projected, forecasted, estimated or budgeted in or expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; industry trends, changes in business strategy or development plans; availability and quality of management; and availability, terms and deployment of capital.

     References to "we," "us," "our," the "Company," "Westwood" or the "Westwood Group" refer to The Westwood Group, Inc., and in some cases, its subsidiaries, as well as all predecessor entities. Our principal executive offices are located at 190 V.F.W. Parkway, Revere, Massachusetts, 02151, and our telephone number is
(781) 284-2600.

                                     PART I

ITEM 1.  BUSINESS

  (a) GENERAL

     The Westwood Group, Inc. was incorporated in Delaware in 1984 as the successor to racing and restaurant operations which commenced in 1935 and 1968, respectively. It operates Wonderland Greyhound Park ("Wonderland" or "Wonderland Park"), a pari-mutuel greyhound racing facility located in Revere, Massachusetts.

  (b) BUSINESS SEGMENTS

     The Westwood Group operates solely in the pari-mutuel greyhound racing industry.

  (c) DESCRIPTION OF BUSINESS

     The Westwood Group's wholly-owned subsidiary, Wonderland Greyhound Park, Inc., operates a greyhound racetrack, located in the City of Revere, Massachusetts. Revere adjoins the City of Boston. Wonderland Park is approximately five miles north of downtown Boston and is served directly by major transportation routes and the Massachusetts Bay Transportation Authority rail line. The racetrack is approximately two miles from Boston's Logan International Airport.

     In addition to the racetrack, the Westwood Group maintains and operates 2 full service restaurants, a sports bar and other concession facilities at the racetrack to serve patrons of Wonderland Park. The racetrack facility can accommodate 10,000 patrons. The average attendance per day in 2003 was approximately 628 persons. The total attendance for the year was approximately 226,000 persons. The complex encompasses a total of approximately 35 acres, including paved and lighted parking which has capacity for approximately 2,300 cars.

     Wonderland was originally opened in 1935 and has operated continuously from the same location since that time. Wonderland is authorized to conduct up to 520 live matinee and evening performances during any calendar year. In addition to conducting 267 live racing performances during 2003, Wonderland provided its patrons with simulcast wagering from 52 various greyhound, thoroughbred and harness tracks throughout the country. Wonderland also broadcasts its simulcast signal to 90 locations throughout the country. The Westwood Group is continuing its efforts to penetrate new markets into which it can broadcast its signal and to develop new ways to provide quality racing entertainment to its on-track patrons. See "Government Regulation" below for a discussion of simulcast legislation.

     The Westwood Group's annual revenues are mainly derived from the commissions that it receives from wagers made by patrons during its racing performances and from admission and concession charges at such performances. Wagers at Wonderland are placed under the pari-mutuel wagering system, pursuant to which the winning bettors in each race divide the total amount bet on the race in proportion to the sums they wagered individually, after deducting certain percentages governed by state law including amounts which are reserved for The Commonwealth of Massachusetts, the owners of the winning greyhounds and the racetrack.

     The pari-mutuel commission is regulated by the state regulatory commission in the jurisdiction of the individual race track. In addition, the net pari-mutuel commission varies based upon the type of wager. Finally, the Westwood Group generates commission revenue from other tracks for all amounts wagered on its product at their facilities. These commissions vary based upon contractual arrangements.

     The average gross pari-mutuel commission on live racing at Wonderland was approximately 24% of each $1.00 wagered on track during each of 2003, 2002 and 2001. Approximately 6% of this amount is distributed to kennel operators as purses paid, 5% is paid to The Commonwealth of Massachusetts in the form of pari-mutuel tax and 0.5% is deposited into each of the Greyhound Adoption Trust Fund and Promotional Trust Fund.

     The Commissioners of The Commonwealth of Massachusetts State Racing Commission, as individuals, are the trustees and Wonderland is the beneficiary of the Greyhound Capital Improvements and Promotional Trust Funds which have been established in accordance with Massachusetts law and are dedicated to reimbursement of capital improvements and promotional expenses.

     During July 1997, the Westwood Group's harness racing subsidiary, Foxboro Park, Inc., was evicted from the Foxboro Raceway. As such, its operating results are reflected as discontinued operations.

     In February 1998, the Westwood Group executed an Assignment for the Benefit of Creditors for Foxboro Park, Inc., Foxboro Harness, Inc. and Foxboro Thoroughbred, Inc. The assignment was executed to provide a mechanism for the liquidation of its assets and the distribution of proceeds to its creditors.

  (d) COMPETITION AND MARKETING

     The Westwood Group is trying to adapt and survive in a dramatically changing environment, one in which it and the racing industry nationally have experienced significant declines in on-site attendance and dollars wagered. The Westwood Group continues to be negatively impacted by a strong Massachusetts state lottery, two Indian Casinos in Connecticut and slot machines at the Lincoln, Rhode Island greyhound track. The casinos and track are in close proximity to the Massachusetts border and therefore rely upon their ability to attract Massachusetts patrons.

     Furthermore, Wonderland is at a competitive disadvantage when compared with other New England greyhound racetracks in that the simulcast legislation only permits Wonderland to offer a very limited amount of simulcasting from thoroughbred racetracks due to its proximity to the Suffolk Downs thoroughbred racetrack.

     In August 2000, animal rights activists were able to obtain the necessary number of signatures in order to place a binding initiative petition to ban all wagering on greyhound racing within Massachusetts effective June 1, 2001 on the November 2000 Massachusetts ballot. If the initiative had passed, it would have prohibited both live and simulcast wagering at The Westwood Group's Wonderland racetrack facility, thus, in all likelihood, shutting down its principal business. The campaign to defeat the ballot initiative was conducted jointly with the dogtrack in Raynham, Massachusetts through a Ballot Question Committee established in accordance with the campaign finance laws of Massachusetts. Richard P. Dalton, The Westwood Group's President and Chief Executive Officer, served as the chairman of the committee. This initiative was narrowly defeated in the November 7, 2000 election. Despite the defeat of the initiative, the animal rights activists remain active in their attempts to cause the Wonderland racetrack to be permanently closed. Moreover, the advertising campaign directed at banning greyhound racing has negatively affected the image of greyhound racing.

  (e) GOVERNMENT REGULATION

     Wonderland operates under an annual license granted after application to, and public hearings by, the Massachusetts State Racing Commission. Wonderland received its first license in 1935 and has had its license renewed annually since that date. The Racing Commission has certain regulatory powers with respect to the dates and the number of performances granted to its licensees and various other aspects of racetrack operations. In addition, the Massachusetts State Racing Commission licenses certain key officials employed by Wonderland. The failure to receive or retain the annual racing license would have a material adverse effect on our business.

     Alcoholic beverage control regulations require Wonderland to apply to a state and local authority for a license or permit to sell alcoholic beverages on the premises. The licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of the restaurants and bars, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. The failure to receive or retain, or a delay in obtaining, a liquor license could adversely affect the Westwood Group's ability to operate the restaurant facilities. The Westwood Group has not encountered any material problems relating to alcoholic beverage licenses to date.

     Various federal and state labor laws govern the Westwood Group's relationship with its employees, including such matters as minimum wage requirements, overtime and other working conditions. Significant additional government-imposed increases in minimum wages, paid leaves of absence, mandated health benefits or increased tax payment requirements in respect to employees who receive gratuities could have a material adverse effect on the Westwood Group's results of operations.

     During 2001, the Westwood Group and the owners of other area racetracks worked to enact legislation which would permit the Westwood Group and the other greyhound track to continue to provide simulcast broadcasting of thoroughbred racing on a much more frequent basis, as well as providing for a decrease in the pari-mutuel taxes paid to the Commonwealth and that the funds available from the pari-mutuel tax decrease be made available for increases in purses and the Greyhound Capital Improvement and Promotional Trust Funds as well as the establishment of a Greyhound Adoption Fund and the implementation of an off-track betting system.

     On November 17, 2001, the "Act Providing for Improvements to the Horse and Greyhound Racing Industry in the Commonwealth and the Regulation Thereof" was signed into law by the then acting governor of Massachusetts. Under this statute, the Westwood Group and the other area racetracks are permitted to continue to provide simulcast broadcasting of thoroughbred racing to their patrons until December 2005. The new legislation also provides that the Westwood Group is required to pay premiums for the right to simulcast out-of-state thoroughbred and harness racing ranging from 3% to 7% for the benefit of the purse accounts at the Commonwealth's two commercial horse racetracks. In addition to the extension and expansion of simulcast broadcasting, this statute provides for a "purse pool," which will be funded by taxes, fees and assessments with a minimum of $400,000 being credited to the purse accounts of each racetrack with any remaining portion being apportioned among the racetracks pursuant to a formula to be devised by the State Racing Commission. All unclaimed simulcast wagers collected at each racetrack are to be deposited with the Massachusetts State Racing Commission for payment to the purse accounts of the individual racetracks responsible for such unclaimed wagers. During 2001, the Westwood Group received a one-time grant of $300,035 from the Commonwealth for the purpose of funding capital improvements and repairs to its facility and equipment. Finally, the statute authorizes account wagering at each of the individual racetracks and establishes a nine member special commission to study the feasibility of an off-track betting program in Massachusetts.

     Despite the enactment of this legislation and the potential for increase in cash flow from such legislation, management does not believe that this legislation in its current state has or will materially benefit the Westwood Group's overall racing operations.

     Management has worked diligently over the past decade in attempting to convince the governors and the Massachusetts state legislature of the need to allow the Commonwealth's commercial racetracks to offer their patrons expanded gaming opportunities. While various legislation has been introduced, the Massachusetts state legislature took no action to expand legalized gaming in 2003.

     On October 3, 2002, the then Governor of Massachusetts issued an executive order establishing a special commission to study and report on the potential impact, both positive and negative, of the potential expansion of legalized gaming in Massachusetts. This commission held public hearings in four locations throughout the Commonwealth and reported its findings to the Governor on December 31, 2002. This commission's report did not recommend that the Governor and/or the state legislature enact legislation that would expand gaming, but instead focused on the various social, financial and economic ways that the expansion of legalized gaming could possibly impact, both negatively and positively, the Commonwealth and its citizens. Management is unable to predict what, if any, impact this report has had or will have on the overall prospects for the enactment of legislation in Massachusetts to expand legalized gaming. There is no assurance that the release of this report will prompt or thwart the introduction or enactment of such legislation. This is not the first time a commission of this type has been formed. Over the past decade, when similar commissions have proposed the introduction of gaming legislation, numerous bills have been introduced, but legislation has never been enacted despite being supported of by the then Governor of The Commonwealth of Massachusetts and certain state legislators.

     In the spring of 2003, according to newspaper accounts, Governor Romney was considering introducing legislation to allow the installation of video slot machines at two to four unspecified sites in the Commonwealth which would be determined by means of an auction with five-year licenses being awarded to the highest bidders. In a hearing of the Government Regulations Committee of the Massachusetts House of Representatives, Robert Pozen, Governor Romney's then Chief of Commerce and Labor, on behalf of the Romney administration, stated that 7,200 slot machines at three unspecified sites could raise as much as $300 million annually in additional state tax revenues. At this same hearing, a number of other gaming-related proposals were discussed.

     In March, 2003, the Massachusetts House of Representatives approved a rule that would prevent any amendments calling for the expansion of legalized gaming from being introduced in connection with the deliberations in the House on its version of the state budget for fiscal year 2004. In addition, on April 15, 2003, the House of Representatives debated two gaming bills related to permitting slot machines at the Commonwealth's four racetracks and authorizing slot machines and full-scale casinos. Both of these bills were defeated.

     On November 6, 2003, a proposed amendment was filed to an omnibus economic development package in the Massachusetts Senate that would have authorized both the installation of up to 1,500 slot machines at each of the state's four racetracks and the establishment of up to two casinos. In addition, this proposed amendment contained a condition that each of the four racetracks would be required to pay a $25 million licensing fee in order to install slot machines at their facilities. Faced with significant opposition, the amendment was withdrawn prior to any vote being taken.

     If Governor Romney and/or the state legislature determines to introduce or enact legislation in 2004 to expand gaming, the process to enact gaming legislation could take a number of months, and it is impossible to predict the nature of any such legislation and whether the Westwood Group would in fact benefit from such legislation if ultimately enacted.

  (f) EMPLOYEES

     At March 31, 2004, the Westwood Group employed approximately 350 persons.

ITEM 2.  DESCRIPTION OF PROPERTIES

     The racetrack facilities, which are located in Revere, Massachusetts, include a one-quarter mile oval sand track, a physical plant consisting of a climate controlled grandstand and clubhouse and a two-story administrative center. Wonderland Greyhound Park is mortgaged to secure the indebtedness owed under a term loan to the Boston Federal Savings Bank. (See Item 7, "Liquidity and Capital Resources," and Note 3 of Notes to Consolidated Financial Statements).

     The executive offices are owned by the Westwood Group and are located at Wonderland Greyhound Park in Revere, Massachusetts.

ITEM 3.  LEGAL PROCEEDINGS

     The Westwood Group is involved in various legal proceedings that arise in the ordinary course of its business.

     On March 6, 2003, the Westwood Group received an inquiry from the Securities Division of the Office of the Secretary of The Commonwealth of Massachusetts. According to the Securities Division, it had received an anonymous letter from a stockholder of the Westwood Group raising certain allegations concerning the then proposed 1,500-to-1 reverse stock split. The Westwood Group's counsel answered all of the Securities Division's questions and provided the requested materials.

     On March 18, 2003, which was one day prior to the scheduled meeting to approve the then proposed 1,500-to-1 reverse stock split, the Westwood Group received an Administrative Complaint and Ex Parte Motion for a Temporary Order to Cease and Desist from the Securities Division. The Administrative Complaint claimed that the Westwood Group failed to disclose certain information to the stockholders in the prior proxy statement, which the Securities Division alleged to be "material." Specifically, the Securities Division alleged that the Westwood Group failed to disclose: (i) the existence of loans from the principal of Alouette Capital to the Westwood Group and Mr. Sarkis; (ii) that Alouette Capital was not a registered broker dealer, and (iii) the extent of the Westwood Group's lobbying activities with respect to the passage of gaming legislation. The stockholders' meeting scheduled for March 19, 2003 to approve the proposed going private transaction was adjourned in order to permit the Westwood Group to address this matter, and the stockholders' vote was never taken.

     On April 1, 2003, a class action complaint was filed by a stockholder of the Westwood Group against the Westwood Group and its Board of Directors in the Court of Chancery in the State of Delaware seeking to enjoin the proposed reverse stock split on the basis that is not fair to the stockholders and that the proxy statement omits information alleged to be "material."

     As a result of the Administrative Complaint filed by the Securities Division, the proposed 1,500-to-1 reverse stock split was indefinitely suspended. On April 8, 2003, the Westwood Group filed an answer in response to the Securities Division's complaint, which denied each of the allegations set forth in the complaint, and between April and June 2003, the Westwood Group and the Securities Division negotiated a settlement.

     On June 16, 2003, the Westwood Group executed an Offer of Settlement and a Consent Order was issued. The principal elements of the settlement were as follows:

          (i) The Westwood Group would not commit any future violations of chapter 110A of Massachusetts General Laws and the corresponding regulations promulgated thereunder;

          (ii) The Westwood Group paid the sum of $10,000 to offset the cost of the Securities Division's investigation;

          (iii) If the Westwood Group retains a fairness opinion provider as part of any proposed going private transaction, the Westwood Group would engage a fairness opinion provider that is independent, unaffiliated, and free from all material conflicts of interest;

          (iv) The Westwood Group would not, within the next twelve months, enter into, effect or consummate with its then existing stockholders a going private transaction where the common stock of Westwood Group is valued as a per share price of less than $4.00, however, it could seek review of this provision through petition to the Director of the Securities Division and he/she may grant such relief at his/her sole discretion, provided that such relief shall not be unreasonably withheld;

          (v) The Westwood Group would include all material facts, consistent with the SEC's rules, considered by the Board of Directors in reaching its fairness determination regarding any proposed going private transaction and would present a fair and balanced representation of the potential expansion of gaming legislation in Massachusetts consistent with all applicable SEC rules;

          (vi) The Westwood Group would make available to any fairness opinion provider retained by the Board of Directors to determine the fairness of any proposed going private transaction, any and all current gaming-related reports and materials prepared for the Westwood Group by any consultant, including any financial projections;

          (vii) The Westwood Group would present to the Securities Division any draft of an amendment to the existing February 13, 2003, Proxy Statement or any other filing under the SEC's Regulation M-A contemporaneously with submission of the same to the SEC for review;

          (viii) The Westwood Group would require approval of any proposed going private transaction by majority of (a) the unaffiliated stockholders of the outstanding shares of Common Stock, and (b) the unaffiliated stockholders of the Class B Common Stock;

          (ix) The Westwood Group would value the stock based upon a range deemed to be fair by the new fairness opinion provider; and

          (x) The Westwood Group would include provisions that would pay former stockholders whose shares have been purchased through the transaction an additional premium, earn out, or the like, should legislation be enacted into law, within one (1) year of the stockholders vote approving the transaction, authorizing the Westwood Group to install slot machines at its racetrack, with the amount of any payment to former stockholders to be determined based upon the particular provisions of the statute, and whether, in fact, the Westwood Group realizes increased revenues in connection therewith.

     On June 17, 2003, the Westwood Group filed a Motion to Dismiss the Court of Chancery class action lawsuit for mootness on the grounds that the previously proposed going private transaction was never completed. On October 23, 2003, the same plaintiffs filed a supplemented and amended complaint with the Court of Chancery in the State of Delaware alleging that the proposed reverse stock split described in this proxy statement is not fair to the stockholders of the Westwood Group and that the proxy statement omits information that the plaintiffs allege to be "material." The plaintiffs amended the complaint to include Joseph Cassin, as a co-defendant. The plaintiffs allege that the $4.00 pre share price valuation of the Westwood Group's Common Stock and Class B Common Stock being paid to stockholders being redeemed in the proposed reverse stock split is not fair and allege that the fair value of the Westwood Group's Common Stock exceeds $5.00 per share; the Board of Directors of the Westwood Group breached its fiduciary duties to the stockholders; and the Westwood Group is violating Delaware corporate law by proposing to issue fractional shares to some stockholders and paying other stockholders cash in lieu of fractional shares. In addition, the plaintiffs allege that this proxy statement fails to disclose all material facts regarding the description of the Westwood Group's real estate, the RM Bradley appraisal reports, the lobbying expenses and the reasons for the proposed 500-for-1 reverse stock split. The plaintiffs are seeking an injunction that would prevent the Westwood Group from completing the proposed reverse stock split and damages.

     The Westwood Group disputes all of the allegations set forth in the complaint, and on November 10, 2003, it filed a Motion to Dismiss for failure to state a claim. The Westwood Group's opening brief in support of its Motion to Dismiss was filed on February 3, 2004, and the plaintiffs' answering brief in opposition to the Motion to Dismiss was filed on March 1, 2004. The Court of Chancery has suspended briefing in this case until the proxy statement is finalized and filed with the Securities and Exchange Commission.

     For a description of the proposed 500-to-1 reverse stock split, (see Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operation").

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     During the fourth quarter of 2003, there were no matters submitted to a vote of the securities holders either through the solicitation of proxies or otherwise.

                                    PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
         MATTERS

  (a) MARKET PRICE

     There is no established trading market for the Westwood Group's Common Stock or the Westwood Group's Class B Common Stock. The Westwood Group's Common Stock is traded on the pink sheets. The following table sets forth for the periods indicated the high and low sales prices. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

     Fiscal year ended December 31, 2003, the sales prices per share of Common Stock are as follows:

                                   FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                   -------------   --------------   -------------   --------------
High.............................      $8.00           $6.50            $6.00           $6.25
Low..............................      $3.10           $2.70            $4.85           $5.20

     Fiscal year ended December 31, 2002, the sales prices per share of Common Stock are as follows:

                                   FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                   -------------   --------------   -------------   --------------
High.............................      $0.80           $1.10            $1.25           $7.00
Low..............................      $0.80           $0.80            $0.80           $0.51

     During the first quarter of 2004 through March 31, 2004, our common stock traded at prices ranging from a low sales price of $3.75 to a high sales price of $5.30.

  (b) APPROXIMATE NUMBER OF RECORD HOLDERS OF COMMON STOCK AND CLASS B COMMON
  STOCK:

                                                              NUMBER OF RECORD
                                                               HOLDERS AS OF
TITLE OR CLASS                                                 MARCH 31, 2004
--------------                                                ----------------
Common Stock -- par value $.01..............................        416
Class B Common Stock -- par value $.01......................         11

  (c) DIVIDEND HISTORY

     No dividends were declared by the Westwood Group on its Common Stock during 2003, 2002, or 2001. The Westwood Group has not paid a cash dividend on its Class B Common Stock to date. The Westwood Group does not intend to pay cash dividends on either Common Stock or Class B Common Stock in the immediate future.

  (d) SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     This table provides certain information as of December 31, 2003 with respect to our equity compensation plans:

                                  NUMBER OF SECURITIES
                                   TO BE ISSUED UPON       WEIGHTED AVERAGE
                                      EXERCISE OF         EXERCISE PRICE OF     NUMBER OF SECURITIES
                                  OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,   REMAINING AVAILABLE
                                  WARRANTS AND RIGHTS    WARRANTS AND RIGHTS    FOR FUTURE ISSUANCE
PLAN CATEGORY                             [A]                    [B]                    [C]
-------------                     --------------------   --------------------   --------------------
Equity compensation plans
  approved by security
  holders.......................               --                 N/A                     --
Equity compensation plans not
  approved by security
  holders.......................          117,500(1)            $3.21                      0
Total...........................          117,500               $3.21                      0

---------------

(1) Options for 117,500 shares of the Westwood Group's Common Stock were granted pursuant to individual compensation agreements, which are described under
    Item 11 under the caption "Stock Option Agreement." A former director of the Westwood Group has the right to receive an estimated 21,073 shares of the Westwood Group's Common Stock (See Item 13, "Certain Relationship and Related Transactions").

ITEM 6.  SELECTED FINANCIAL DATA

     The following data insofar as it relates to the three fiscal years ended December 31, 2001 through December 31, 2003 has been derived from the Consolidated Financial Statements appearing herein, including the Consolidated Balance Sheets as of December 31, 2003 and 2002 and the related Consolidated Statements of Operations for each of the three years in the period ended December 31, 2003. The data insofar as it relates to the Consolidated Balance Sheets as of December 31, 2001, 2000 and 1999 and the Consolidated Statements of Operations for the fiscal years ended December 31, 2000 and 1999 have been derived from our historical financial statements of those periods.

                                                  FOR THE YEARS ENDED DECEMBER 31,
                                   --------------------------------------------------------------
                                      2003         2002         2001         2000         1999
                                   ----------   ----------   ----------   ----------   ----------
                                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA
Operating revenue................  $   13,224   $   15,794   $   16,983   $   17,671   $   17,545
                                   ----------   ----------   ----------   ----------   ----------
Expenses:
  Operating expenses.............      14,823       15,881       15,847       16,749       16,361
  Depreciation and
     amortization................         662          642          536          524          584
                                   ----------   ----------   ----------   ----------   ----------
     Total expenses..............      15,485       16,523       16,383       17,273       16,945
                                   ----------   ----------   ----------   ----------   ----------
Income (loss) from operations....      (2,261)        (729)         600          398          600
Interest expense, net............        (419)        (375)        (515)        (461)        (499)
Loss on sale of investment.......          --           --           --           --       (1,809)
Change in accounting estimate....          --           --        1,058           --           --
Other income (expense), net(2)...          --          (31)         (21)        (693)           3
                                   ----------   ----------   ----------   ----------   ----------
Income (loss) before income
  taxes..........................      (2,680)      (1,135)       1,122         (756)      (1,705)
Provision for income taxes.......          61           62           46           93           91
                                   ----------   ----------   ----------   ----------   ----------
Income (loss) from continuing
  operations.....................      (2,741)      (1,197)       1,076         (849)      (1,796)
Gain from discontinued harness
  racing subsidiary..............          --           --          351          353           --
                                   ----------   ----------   ----------   ----------   ----------
Net income (loss)................  $   (2,741)  $   (1,197)  $    1,427   $     (496)  $   (1,796)
                                   ==========   ==========   ==========   ==========   ==========
Basic and diluted per share data:
  Income (loss) from continuing
     operations..................  $    (2.17)  $    (0.95)  $     0.85   $    (0.67)  $    (1.42)
Gain from discontinued harness
  racing subsidiary..............          --           --         0.28         0.28           --
                                   ----------   ----------   ----------   ----------   ----------
  Net income (loss)..............  $    (2.17)  $    (0.95)  $     1.13   $    (0.39)  $    (1.42)
                                   ==========   ==========   ==========   ==========   ==========
Basic weighted average common
  shares outstanding.............   1,263,225    1,263,225    1,263,225    1,263,225    1,263,225
                                   ==========   ==========   ==========   ==========   ==========

                                                2003      2002      2001      2000      1999
                                               -------   -------   -------   -------   -------
CONSOLIDATED BALANCE SHEET DATA
Working capital (deficit)....................  $(2,160)  $  (376)  $(1,201)  $(2,186)  $(1,543)
Total assets.................................    5,197     7,127     6,913     7,780     9,413
Long-term debt(1)............................    6,099     5,531     3,772     4,096     4,392
Stockholders' deficit........................   (4,526)   (1,844)     (405)   (1,772)   (1,259)

---------------

(1) Long term debt at December 31, 2003, 2002, 2001, 2000, and 1999 excludes $114, $96, $324, $295, and $273 respectively, of long-term debt reclassified as current obligations.

(2) The table above reflects the Westwood Group's accounting for its investment in BackBay Restaurant Group, Inc. ("BBRG") under the equity method. Other income net contains a loss of approximately $157,000 from the Westwood Group's investment in BBRG for 1999.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

     You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this annual report.

GENERAL

     This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under "Results of Operations" and elsewhere in this annual report. Wonderland currently conducts live racing five (5) nights per week. Wonderland also offers simulcast wagering afternoons and evenings throughout the year. The table below illustrates certain key statistics for Wonderland for each of the past three (3) years:

                                                              2003   2002   2001
                                                              ----   ----   ----
Performances................................................   267    324    333
Simulcast days..............................................   359    361    361
Pari-mutuel handle (millions)
  Live-on track.............................................  $ 12   $ 16   $ 20
  Live-simulcast............................................    24     30     34
  Guest-simulcast...........................................    44     49     49
                                                              ----   ----   ----
                                                              $ 80   $ 95   $103
                                                              ====   ====   ====
Total attendance (thousands)................................   226    260    290
Average per capita on site wagering.........................  $248   $252   $239
Average attendance per simulcasting day.....................   628    719    720

     Wonderland was granted a license to conduct up to 258 racing performances during 2004.

RESULTS OF OPERATIONS

     During 2001, the Westwood Group and the owners of other area racetracks worked to enact legislation which would permit the Westwood Group and the other greyhound track to continue to provide simulcast broadcasting of thoroughbred racing on a more frequent basis, as well as providing for a decrease in the pari-mutuel taxes paid to the Commonwealth and that the funds available from the pari-mutuel tax decrease be made available for increases in purses and the Greyhound Capital Improvement and Promotional Trust Funds as well as the establishment of a Greyhound Adoption Fund and the implementation of an off-track betting system.

     On November 17, 2001, the "Act Providing for Improvements to the Horse and Greyhound Racing Industry in the Commonwealth and the Regulation Thereof" was signed into law by the acting governor of Massachusetts. Under this statute, the Westwood Group and the other area racetracks are permitted to continue to provide simulcast broadcasting of thoroughbred racing to their patrons until December 2005. This legislation also provides that the Westwood Group is to pay premiums for the right to simulcast interstate thoroughbred and harness racing ranging from 3% to 7% for the benefit of the purse accounts at the Commonwealth's two commercial horse racetracks. In addition, to the extension and expansion of simulcast broadcasting, this statute provides for a "purse pool," which will be funded by taxes, fees and assessments with a minimum of $400,000 being credited to the purse accounts of each racetrack with any remaining portion being apportioned among the racetracks pursuant to a formula to be devised by the State Racing Commission. All unclaimed simulcast wagers collected at each racetrack are to be deposited with the Massachusetts State Racing Commission for payment to the purse account of the individual racetracks responsible for such unclaimed wagers. The Westwood Group also received a one-time grant of $300,035 during 2001 from the Commonwealth for the purpose of funding capital improvements and repairs to its facility and equipment.

Finally, the statute authorizes account wagering at each of the individual racetracks and establishes a nine member special commission to study the feasibility of an off-track betting program in Massachusetts.

     Despite the enactment of this legislation and the initial potential for an increase in cash flow from such legislation, management does not believe that this legislation has materially benefited the Westwood Group's overall racing operations since November 2001.

     The Westwood Group is still experiencing a decline in total attendance and live-on track handle caused by a variety of factors, including a general decline in the pari-mutuel racing industry, the negative effect of the ballot initiative on greyhound racing's image, and strong competition for the wagered dollar from the Massachusetts State Lottery and from the introduction of casino gambling and slot machines in neighboring states. (See Item 1(d), "Competition and Marketing").

     Management has worked diligently over the past decade in attempting to convince the Governors and the Massachusetts state legislature of the need to allow the Commonwealth's commercial racetracks to offer their patrons expanded gaming opportunities. While various legislation has been introduced, the Massachusetts state legislature took no action to expand legalized gaming in the years 2000, 2001, 2002 and 2003. On October 3, 2002, the then Governor of Massachusetts issued an executive order establishing a special commission to study and report on the potential impact, both positive and negative, of the potential expansion of legalized gaming in Massachusetts. This commission held public hearings in four locations throughout the Commonwealth and reported its findings to the Governor on December 31, 2002. This commission's report did not recommend that the Governor and/or the state legislature enact legislation that would expand gaming, but instead focused on the various social, financial and economic ways that the expansion of legalized gaming could possibly impact, both negatively and positively, the Commonwealth and its citizens. Management is unable to predict what, if any, impact this report has had or will have on the overall prospects for the enactment of legislation in Massachusetts to expand legalized gaming. There is no assurance that the release of this report will prompt or thwart the introduction or enactment of such legislation. This is not the first time a commission of this type has been formed. Over the past decade, when similar commissions have proposed the introduction of gaming legislation, numerous bills have been introduced, but legislation has never been enacted despite being supported of by the then Governor of The Commonwealth of Massachusetts and certain state legislators.

     In the spring of 2003, according to newspaper accounts, Governor Romney was considering introducing legislation to allow the installation of video slot machines at two to four unspecified sites in the Commonwealth which would be determined by means of an auction with five-year licenses being awarded to the highest bidders. In a hearing of the Government Regulations Committee of the Massachusetts House of Representatives, Robert Pozen, Governor Romney's then Chief of Commerce and Labor, on behalf of the Romney administration, stated that 7,200 slot machines at three unspecified sites could raise as much as $300 million annually in additional state tax revenues. At this same hearing, a number of other gaming-related proposals were discussed.

     In March, 2003, the Massachusetts House of Representatives approved a rule that would prevent any amendments calling for the expansion of legalized gaming from being introduced in connection with the deliberations in the House on its version of the state budget for fiscal year 2004. In addition, on April 15, 2003, the House of Representatives debated two gaming bills related to permitting slot machines at the Commonwealth's four racetracks and authorizing slot machines and full-scale casinos. Both of these bills were defeated.

     On November 6, 2003, a proposed amendment was filed to an omnibus economic development package in the Massachusetts Senate that would have authorized both the installation of up to 1,500 slot machines at each of the state's four racetracks and the establishment of up to two casinos. In addition, this proposed amendment contained a condition that each of the four racetracks would be required to pay a $25 million licensing fee in order to install slot machines at their facilities. Faced with significant opposition, the amendment was withdrawn prior to any vote being taken.

     If Governor Romney and/or the state legislature determines to introduce or enact legislation in 2004 to expand gaming, the process to enact gaming legislation could take a number of months, and it is impossible to predict the nature of any such legislation and whether the Westwood Group would in fact benefit from such legislation if ultimately enacted.

  OPERATING REVENUE FOR YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

     Total operating revenue including pari-mutuel commissions declined by 16% or approximately $2.6 million to $13.2 million in 2003 as compared to $15.8 million in 2002. Total handle decreased by $15.0 million or 16% in 2003 to approximately $80.0 million as compared to $95.0 million in 2002. Live-on track handle decreased by approximately $4.0 million or 25% in 2003 to $12.0 million as compared to $16.0 million in 2002, while live-simulcast handle decreased by $6.0 million or 21% in 2003 to $24.0 million compared to $30.0 million in 2002. Guest-simulcast handle decreased by approximately $5.0 million or 10% in 2003 to $44.0 million compared to $49.0 million in 2002.

     Wonderland had 57 fewer live racing performances in 2003 for a total of 267 live performances as compared to 324 live performances in 2002, as well as a 13% decrease in attendance between 2003 and 2002. Concessions revenue decreased 13% to $1.4 million in 2003 from $1.6 million in 2002. Concessions revenue consists of food, beverage, program sales, and advertising income.

     Other operating revenue declined by 35% to $911,000 in 2003 from $1.4 million in 2002. Pari-mutuel commissions for the year ended December 31, 2003 included approximately $110,000 deposited into the Greyhound Capital Improvements Trust Fund, $60,000 into the Greyhound Adoption Fund, and $170,000 into the Greyhound Promotional Trust Fund. During same period of 2002, such amounts were $124,000, $80,000, and $204,000, respectively. These funds are maintained through remittance by Wonderland of a percentage of the handle that is retained by Wonderland after payment to bettors. Reimbursement is periodically approved by The Commonwealth of Massachusetts to the extent that the trust fund balance equals or exceeds the reimbursements for which the Westwood Group applied.

  OPERATING REVENUE FOR YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

     Total operating revenue including pari-mutuel commissions declined by 7% or approximately $1.2 million to $15.8 million in 2002 as compared to $17.0 million in 2001. Total handle decreased by 8% in 2002 to $95.0 million as compared to $103.0 million in 2001. Live-on track handle decreased by $4.0 million or 20% in 2002 to $16.0 million as compared to $20.0 million in 2001, while live-simulcast handle decreased by $4.0 million or 12% in 2002 to $30.0 million compared to $34.0 million in 2001. Guest-simulcast handle remained unchanged from 2001 to 2002.

     Wonderland had 9 fewer live racing performances in 2002 for a total of 324 live performances as compared to 333 live performances in 2001, with a 10% decrease in attendance between 2002 and 2001. Concessions revenue increased 7% to $1.6 million in 2002 from $1.5 million in 2001. Concessions revenue consists of food, beverage, program sales, and advertising income. Other operating revenue declined by 29% to $1.4 million in 2002 from $2.0 million in 2001.

     Pari-mutuel commissions for the year ended December 31, 2002 included approximately $124,000 deposited into the Greyhound Capital Improvements Trust Fund, $80,000 into the Greyhound Adoption Fund, and $204,000 into the Greyhound Promotional Trust Fund. During same period of 2001, such amounts were $244,000, $0, and $246,000, respectively. These funds are maintained through remittance by Wonderland of a percentage of the handle that is retained by Wonderland after payment to bettors. Reimbursement is periodically approved by The Commonwealth of Massachusetts to the extent that the trust fund balance equals or exceeds the reimbursements for which the Westwood Group applied.

  OPERATING EXPENSES FOR THE YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

     Total operating expenses were $15.5 million and $16.5 million in 2003 and 2002, respectively. Purse expense declined by 20% because of the decline in on-track handle. Purse expense is determined by contractual agreement with the dog owners and statutory requirements of The Commonwealth of Massachusetts based upon on-track handle. During 2003, administrative and operating expenses decreased by approximately $226,000 or 4% compared to the same period in 2002. This decrease was the result of ongoing efforts to align cost structure with the decline in revenues.

  OPERATING EXPENSES FOR THE YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

     Total operating expenses were $16.5 million and $16.4 million in 2002 and 2001, respectively. Purse expense declined by 7% because of the decline in on-track handle. Purse expense is determined by contractual agreement with the dog owners and statutory requirements of The Commonwealth of Massachusetts based upon on-track handle. During 2002, administrative and operating expenses increased by approximately $260,000 or 5% compared to the same period in 2001. This increase was mainly the result of costs associated with our previously proposed 1,500-to-1 reverse stock split.

INTEREST EXPENSE

     Interest expense during 2003 increased by approximately $44,000 compared to 2002 as the result of increased draw downs on the Westwood Group's loan facility. During 2002, interest expense declined by approximately $140,000 as the result of lower average outstanding balances and advantageous refinancing of the Westwood Group's long-term debt.

PROVISION FOR INCOME TAXES

     The Westwood Group's provision for income taxes was less than the statutory federal tax rate of 34% during 2003, 2002, and 2001 primarily due to the utilization of available net operating loss carryforwards for which the related deferred tax asset has been fully reserved. The provision for taxes of $61,000 in 2003, $62,000 in 2002, and $46,000 in 2001 consists of state income taxes.

DISCONTINUED OPERATIONS

     Foxboro Park, Inc. ("Foxboro," which term as used herein includes its wholly-owned subsidiaries) conducted seasonal live harness racing generally 2 evenings and 2 matinees per week, while simulcasting afternoons and evenings through July 1997. (See Note 4 of Notes to Consolidated Financial Statements). In 2001 and 2000, the Westwood Group recognized gains of $351,000 and $353,000 resulting from the reduction of liabilities related to discontinued operations.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 2003, the Westwood Group had a working capital deficit of approximately $2.1 million, and a stockholders' deficit of approximately $4.5 million. Historically, the Westwood Group's primary sources of capital to finance its businesses have been its cash flow from operations and credit facilities.

     The Westwood Group's capital needs are primarily for maintenance and enhancement of the racing facility at Wonderland, and for debt service requirements. The Westwood Group's cash and cash equivalents totaled approximately $137,000 at December 31, 2003, compared with $114,000 at December 31, 2002. The Westwood Group generated a cash deficit from operations of approximately $1.5 million during 2003 as compared to a deficit of $520,142 during 2002. Non-cash items included in the Westwood Group's net loss in 2003 consist of depreciation and amortization expense of $662,000. Changes in working capital accounts including restricted cash, accounts payable and other accrued liabilities generated approximately $516,000 of cash in 2003. Net cash provided by investing activities in 2003 of approximately $939,000 primarily represents the decrease in officer notes receivable offset by additions to property, plant and equipment.

     On September 3, 2002, Wonderland Greyhound Park Realty, LLC, a subsidiary of the Westwood Group, entered into a $6,500,000 Loan, Reimbursement and Security Agreement with Boston Federal Savings Bank. This loan is collateralized by a mortgage on all real and personal property located at Wonderland Greyhound Park. A portion of the proceeds from this loan transaction was used to refinance the Westwood Group's then existing credit facility with Century Bank and Trust Company. The Westwood Group is the guarantor of the loan from Boston Federal Savings Bank. Financing activities in 2003 generated approximately $0.6 million of cash from the Westwood Group's ability to draw down funds under the terms of the loan agreement.

     On February 13, 2003, the Westwood Group filed a Definitive Proxy Statement and an accompanying Schedule 13E-3 with the Securities and Exchange Commission in order to effectuate a 1,500 for 1 reverse stock split of its capital stock. If the proposed reverse stock split had been approved by a majority of the voting power of the Westwood Group's stockholders, then holders of less than 1,500 shares immediately prior to such meeting would have been cashed out at a per share purchase price equal to $4.00, thereby reducing the number of its stockholders to under 300 and, consequently, allowing the Westwood Group to change its status from a public company to a private company. This would have relieved the Westwood Group of the administrative burden and cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the Federal securities laws and to permit small stockholders to receive liquidity for their shares without having to pay brokerage commissions. The proposed reverse stock split would have (i) caused the Westwood Groups to redeem shares held by approximately 400 holders of record of Common Stock, (ii) retained record holders who hold 1,500 or more shares of Common Stock or Class B Common Stock, (iii) reduced the number of shares, on a pro-rata basis, held by the holders of record who hold 1,500 or more shares of Common Stock or Class B Common Stock, and (iv) changed the percent of outstanding Common Stock held by the remaining stockholders to 100%. Assuming the completion of the proposed reverse stock split and change in its status from a public company to a private company, the Westwood Group would have promptly thereafter initiated a tender offer for additional shares of its capital stock in order to provide those stockholders who would not have received a cash payment in connection with the proposed reverse stock split the opportunity to tender one post-reverse stock split share in return for $6,000, which amount reflects the highest payment to be received by any stockholder as a result of the consummation of the proposed reverse stock split.

     The special meeting of the Westwood Group's stockholders scheduled for March 19, 2003 was adjourned so that the Westwood Group could address allegations raised by the Massachusetts Securities Division in an Administrative Complaint and a lawsuit brought by a stockholder in Delaware Chancery Court (See
Item 3, "Legal Proceedings"). Accordingly, the proposed going private transaction was not consummated.

     Subsequently, on August 21, 2003, the Westwood Group filed a preliminary proxy statement and an accompanying Schedule 13E-3, which was subsequently amended on October 3, 2003, October 31, 2003, December 5, 2003 and December 19, 2003, with the Securities and Exchange Commission in order to effectuate a 500 for 1 reverse stock split of its capital stock. Once the preliminary proxy statement is finalized, the Westwood Group intends to mail the definitive proxy statement to its stockholders. If the proposed reverse stock split is approved by the Westwood Group's stockholders at a special meeting of the stockholders on a date to be determined, then holders of less than 500 shares immediately prior to such meeting will be cashed out at a per share purchase price equal to $4.00, thereby reducing the number of its stockholders to under 300 and, consequently, allowing the Westwood Group to change its status from a public to a private company and to relieve the Westwood Group of the administrative burden and cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws and to permit small stockholders to receive a fair price for their shares without having to pay brokerage commission.

     In addition to receiving the cash payment of $4.00 per share, each record holder being redeemed in connection with the proposed reverse stock split will be entitled to receive an additional cash payment if, within one calendar year from the date of the special meeting of the stockholders, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility.

     The reverse stock split would (i) cause the Westwood Group to redeem shares held by approximately 375 holders of record of Common Stock, (ii) not eliminate record holders who hold 500 or more shares of Common Stock and Class B Common Stock, (iii) reduce the number of shares, on a pro-rata basis, held by the holders of record who hold 500 or more shares of Common Stock and Class B Common Stock, and (iv) change the percent of Common Stock held by the remaining stockholders to 100%.

     Assuming the completion of the proposed reverse stock split and change in its status from a public to a private company, the Westwood Group will promptly thereafter initiate a tender offer for additional shares of its capital stock in order to provide those stockholders who did not receive a cash payment in connection with the proposed reverse stock split the opportunity to tender one share in return for $2,000, which amount reflects the highest payment to be received by any stockholder as a result of the consummation of the proposed reverse stock split.

     In March, 2004, Wonderland Greyhound Park Realty, LLC received a commitment from a group of investors, one of whom is Charles F. Sarkis, to loan the Westwood Group up to $2.5 million to be used for short-term working capital purposes in consideration for a second mortgage on the real property located at Wonderland Greyhound Park. The Westwood Group is currently negotiating the terms of this transaction, and this transaction is expected to be consummated during the second quarter of the 2004 fiscal year.

     The Westwood Group believes that it will be able to satisfy its anticipated obligations during 2004 with cash received from operations and the anticipated financing described above.

RACING SUBSIDIARY

     In order to meet the requirements for renewal of racing licenses in 2004, the Westwood Group's racing subsidiary must demonstrate that among other criteria, it is a financially stable entity, capable of disposing of its obligations on an annual basis. Although management is optimistic that it will be able to demonstrate sufficient financial stability in the application for a 2004 racing license, the Westwood Group cannot assure you that the Racing Commission will continue to grant a license to conduct racing on the schedule presently maintained at Wonderland. In the event that the Westwood Group is not successful in obtaining a year 2004 racing license, the adverse impact on the Westwood Group's financial results and position would be material.

IMPACT OF INFLATION AND CHANGING PRICES

     Certain of the Westwood Group's operating expenses, such as wages and benefits, equipment repair and replacement, and inventory and marketing costs, increase with general inflation. In order for the Westwood Group to cope with inflation, it must, to the extent permitted by competition and patron acceptance, pass increased cost on by periodically increasing prices. The Westwood Group is limited in its ability to offset the effects of inflation by increasing its percentage of handle because this percentage is governed by statute.

CRITICAL ACCOUNTING POLICIES

     Our accounting policies are disclosed in the Notes to the Financial Statements in this annual report. The more critical of these policies are described in the following paragraphs below.

REVENUE RECOGNITION

     The Westwood Group's annual revenues are mainly derived from the net commission that it receives from wagers made by patrons during its live-on track racing performances, live and guest-simulcast racing performances and from admission and concession charges at such performances. Inter-track receivables and payables are dependent on the accuracy of an independent totalisator vendor.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates that could impact on the Westwood Group's results of operations include those relating to settlement of liabilities related to discontinued operations, contractual obligations and other accrued expenses. Actual results could differ from those estimates.

CREDIT FACILITIES, DEBT AND LEASE PAYMENT COMMITMENTS

     During 2002, we repaid our outstanding debt with Century Bank and Trust Company with the proceeds we received from a term loan with Boston Federal Savings Bank. Under the Boston Federal Savings Bank term loan, we can borrow up to $6,500,000. At December 31, 2003, we had drawn down a total of $6,340,000 from the Boston Federal Savings Bank loan and $160,000 was available and may be used to assist the Westwood Group for transaction costs to become a private company. Borrowings under the term loan bear interest at 6.5%. The term loan requires 21 monthly payments of principal and interest of $42,910. The final payment of $5,891,281 is due on September 1, 2005.

     Totalisator equipment rent (which is primarily based on the handle per performance) was approximately $313,000, $335,000 and $342,000 in 2003, 2002 and 2001, respectively. Future minimum lease payments are due at amounts calculated as a percentage of our total handle amounts. We are also liable for various operating leases for automobiles and other operating equipment. The future minimum lease commitments relating to these noncancelable operating leases as of December 31, 2003 are not material to the consolidated financial statements.

     The following summarizes our contractual cash obligations at December 31, 2003:

                                              PAYMENTS DUE BY PERIOD
                                   ---------------------------------------------
                                   LESS THAN                           MORE THAN
CONTRACTUAL OBLIGATIONS             1 YEAR     1-3 YEARS   3-5 YEARS    5 YEARS      TOTAL
-----------------------            ---------   ---------   ---------   ---------   ---------
Long-Term Debt...................   114,402    6,099,228         --          --    6,213,630
Capital Lease Obligations........    26,945       14,302         --          --       41,247
Other Long-Term Liabilities......    52,000      104,000    104,000     105,216      365,216
                                    -------    ---------    -------     -------    ---------
                                    193,347    6,217,530    104,000     105,216    6,620,093
                                    =======    =========    =======     =======    =========

NEW ACCOUNTING STANDARDS

     In November 2002, the Emerging Issues Task Force ("EITF") reached consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Revenue arrangements with multiple deliverables include arrangements which provide for the delivery or performance of multiple products, services and/or rights to use assets where performance may occur at different points in time or over different periods of time. EITF Issue No. 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of the guidance under this consensus did not have an impact on the Westwood Group's financial position, results of operations or cash flows.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances), while many of such instruments were previously classified as equity or "mezzanine" equity. The statement also requires that income statement treatment be consistent with the balance sheet classification. That is, if the instrument is classified as a liability, payments to the holders are interest expense, not dividends, and changes in value are recorded in earnings. The statement relates to three specific categories of instruments; mandatorily redeemable shares, freestanding written put options and forward contracts that obligate an entity to purchase its own shares, and freestanding contracts that obligate an entity to pay with its own shares in amounts that are either unrelated, or inversely related, to the price of the shares. SFAS No. 150 is effective immediately for financial instruments entered into or modified after May 31, 2003, and otherwise is effective in the first interim period beginning after June 15, 2003. The adoption of this statement did not have an impact on the Westwood Group's financial position, results of operations, or cash flows.

     In December 2003, the FASB issued a revision to FIN No. 46, Consolidation of Variable Interest Entities. The revised FIN No. 46, which replaces the original FIN No. 46 issued in January 2003, clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. While this interpretation exempts certain entities from its requirements, it also expands the definition of a variable interest entity ("VIE") to a broader group of entities than those previously considered special-purpose entities ("SPE's") and specifies the criteria under which it is appropriate for an investor to consolidate VIE's. Application of the revised FIN No. 46 is required in financial statements of public entities that have interest in structures that are commonly referred to as SPE's for periods ending after December 15, 2003. For all other types of VIE's application of the revised FIN No. 46 by public entities is required for periods ending after March 15, 2004. The application of this interpretation with respect to structures commonly referred to as SPE's did not have a material impact on the Westwood Group's financial position, results of operations, or cash flows. The Westwood Group currently does not expect the application of this interpretation with respect to other types of VIE's to have a material impact on its financial position, results of operations, or cash flows.

     In December 2003, the Securities and Exchange Commission ("SEC") published SAB No. 104, Revenue Recognition. SAB No. 104 was effective upon issuance and supersedes SAB No. 101, Revenue Recognition in Financial Statements, and rescinds the accounting guidance contained in SAB No. 101 related to multiple-element revenue arrangements that was superseded by EITF Issue No. 00
21. Accordingly, SAB No. 104 rescinds portions of the interpretive guidance included in Topic 13 of the codification of staff accounting bulletins. While the wording of SAB No. 104 has changed to reflect the guidance of EITF 00-21, the revenue recognition principles of SAB No. 101 have remained largely unchanged. The adoption of SAB No. 104 did not have a material effect on the Westwood Group's financial position, results of operations, or cash flows.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Westwood Group has no material exposure to market risk that could affect its future results of operations and financial condition. Risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may impair our business. The Westwood Group does not use derivative products and does not have any material unhedged monetary assets. (See Item 7, under the subsection "Liquidity and Capital Resources").

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                                                              PAGE
                                                              ----
Report of Independent Certified Public Accountants..........  C-22
Balance sheets..............................................  C-23
Statement of operations.....................................  C-24
Statements of changes in stockholders' deficiency...........  C-25
Statements of cash flows....................................  C-26
Notes to consolidated financial statements..................  C-27

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of The Westwood Group, Inc. and Subsidiaries
Revere, Massachusetts:

     We have audited the accompanying consolidated balance sheets of The Westwood Group, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Westwood Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects the consolidated financial position of The Westwood Group, Inc. and subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO SEIDMAN, LLP

Boston, Massachusetts
March 5, 2004 (except for the matter
discussed in Note 14,
which is as of March 26, 2004)

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  2003           2002
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $    136,679   $    114,327
  Restricted cash...........................................       251,164        376,279
  Escrowed Cash.............................................        53,994        294,996
  Accounts receivable.......................................        36,968         20,781
  Prepaid expenses and other current assets.................       131,186        134,583
  Notes receivable from officers............................       147,238      1,137,572
                                                              ------------   ------------
Total current assets........................................       757,229      2,078,538
                                                              ------------   ------------
Property, plant and equipment:
  Land......................................................       348,066        348,066
  Building and building improvements........................    19,137,044     19,094,811
  Machinery and equipment...................................     4,871,800      4,848,183
                                                              ------------   ------------
                                                                24,356,910     24,291,060
  Less accumulated depreciation and amortization............   (20,096,849)   (19,534,414)
                                                              ------------   ------------
Net property, plant and equipment...........................     4,260,061      4,756,646
                                                              ------------   ------------
Other assets:
  Deferred financing costs, less accumulated amortization of
     $132,858 and $33,214 at December 31, 2003 and 2002,
     respectively...........................................       166,079        265,723
  Other assets, net.........................................        13,715         26,379
                                                              ------------   ------------
Total other assets..........................................       179,794        292,102
                                                              ------------   ------------
Total assets................................................  $  5,197,084   $  7,127,286
                                                              ============   ============
                        LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
  Checks issued against future deposits.....................  $    206,299   $         --
  Accounts payable and other accrued liabilities............     2,056,314      1,749,997
  Outstanding pari-mutuel tickets...........................       540,404        608,226
  Current maturities of long-term debt......................       114,402         96,072
                                                              ------------   ------------
Total current liabilities...................................     2,917,419      2,454,295
Long-term debt, less current maturities.....................     6,099,228      5,531,302
Other long-term liabilities.................................       706,358        985,827
                                                              ------------   ------------
Total liabilities...........................................     9,723,005      8,971,424
                                                              ------------   ------------
COMMITMENTS AND CONTINGENCIES
Stockholders' deficiency:
  Common stock, $.01 par value; authorized 3,000,000 shares,
     1,944,409 shares issued................................        19,444         19,444
  Class B Common stock, $.01 par value; authorized 1,000,000
     shares; 912,615 shares issued..........................         9,126          9,126
  Additional paid-in capital................................    13,379,275     13,379,275
  Accumulated deficit.......................................    (9,531,648)    (6,790,916)
  Accumulated other comprehensive loss......................      (437,336)      (496,285)
  Cost of 1,593,199 common and 600 Class B common shares in
     treasury...............................................    (7,964,782)    (7,964,782)
                                                              ------------   ------------
Total stockholders' deficiency..............................    (4,525,921)    (1,844,138)
                                                              ------------   ------------
Total liabilities and deficiency............................  $  5,197,084   $  7,127,286
                                                              ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           2003          2002          2001
                                                        -----------   -----------   -----------
OPERATING REVENUE:
  Pari-mutuel commissions.............................  $10,910,743   $12,822,610   $13,496,411
  Concessions.........................................    1,402,587     1,560,020     1,490,150
  Other...............................................      911,070     1,411,168     1,996,224
                                                        -----------   -----------   -----------
     Total operating revenue..........................   13,224,400    15,793,798    16,982,785
                                                        -----------   -----------   -----------
OPERATING EXPENSES:
  Wages, taxes and benefits...........................    6,357,171     6,373,593     6,394,118
  Purses..............................................    2,837,979     3,527,732     3,807,916
  Cost of food and beverage...........................      385,022       511,658       437,421
  Administrative and operating........................    5,242,493     5,468,127     5,208,220
  Depreciation and amortization.......................      662,079       641,504       535,633
                                                        -----------   -----------   -----------
     Total operating expenses.........................   15,484,744    16,522,614    16,383,308
                                                        -----------   -----------   -----------
INCOME (LOSS) FROM OPERATIONS.........................   (2,260,344)     (728,816)      599,477
                                                        -----------   -----------   -----------
OTHER INCOME (EXPENSE):
  Interest expense, net of interest income of
     approximately $4,000, $7,000, and $7,000,
     respectively.....................................     (419,392)     (375,068)     (514,632)
  Other expense, net..................................           --       (31,348)      (20,459)
  Change in accounting estimate.......................           --            --     1,058,007
                                                        -----------   -----------   -----------
     Total other income (expense).....................     (419,392)     (406,416)      522,916
                                                        -----------   -----------   -----------
INCOME(LOSS) FROM CONTINUING OPERATIONS BEFORE
  PROVISION FOR INCOME TAXES..........................   (2,679,736)   (1,135,232)    1,122,393
Provision for income taxes............................       60,996        62,039        46,386
                                                        -----------   -----------   -----------
Income (loss) from continuing operations..............   (2,740,732)   (1,197,271)    1,076,007
Gain from discontinued harness racing subsidiary (Note
  4)..................................................           --            --       351,000
                                                        -----------   -----------   -----------
Net income (loss).....................................  $(2,740,732)  $(1,197,271)  $ 1,427,007
                                                        ===========   ===========   ===========
Basic and Diluted per share data:
Income (loss) from continuing operations..............  $     (2.17)  $     (0.95)  $      0.85
Gain from discontinued harness racing subsidiary......           --            --          0.28
                                                        -----------   -----------   -----------
Net income (loss).....................................  $     (2.17)  $     (0.95)  $      1.13
                                                        ===========   ===========   ===========
Basic and diluted weighted average common shares
  outstanding.........................................    1,263,225     1,263,225     1,263,225
                                                        ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                    THE WESTWOOD GROUP INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
             FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

                                         CLASS B   ADDITIONAL                      OTHER                         TOTAL
                               COMMON    COMMON      PAID-IN     ACCUMULATED   COMPREHENSIVE    TREASURY     STOCKHOLDERS'
                                STOCK     STOCK      CAPITAL       DEFICIT         LOSS           STOCK      (DEFICIENCY)
                               -------   -------   -----------   -----------   -------------   -----------   -------------
Balance December 31, 2000....  $19,444   $9,126    $13,379,275   $(7,020,652)    $(194,237)    $(7,964,782)   $(1,771,826)
Comprehensive income:
  Net income.................       --       --             --     1,427,007            --              --      1,427,007
  Pension liability
    adjustment...............       --       --             --            --       (60,614)             --        (60,614)
                               -------   ------    -----------   -----------     ---------     -----------    -----------
  Total comprehensive
    income...................                                                                                   1,366,393
                                                                                                              -----------
Balance December 31, 2001....   19,444    9,126     13,379,275    (5,593,645)     (254,851)     (7,964,782)      (405,433)
Comprehensive loss:
  Net loss...................       --       --             --    (1,197,271)           --              --     (1,197,271)
  Pension liability
    adjustment...............       --       --             --            --      (241,434)             --       (241,434)
                               -------   ------    -----------   -----------     ---------     -----------    -----------
  Total comprehensive loss...                                                                                  (1,438,705)
                                                                                                              -----------
Balance December 31, 2002....   19,444    9,126     13,379,275    (6,790,916)     (496,285)     (7,964,782)    (1,844,138)
Comprehensive loss:
  Net loss...................       --       --             --    (2,740,732)           --              --     (2,740,732)
  Pension liability
    adjustment...............       --       --             --            --        58,949              --         58,949
                               -------   ------    -----------   -----------     ---------     -----------    -----------
  Total comprehensive loss...                                                                                  (2,681,783)
                                                                                                              -----------
Balance December 31, 2003....  $19,444   $9,126    $13,379,275   $(9,531,648)    $(437,336)    $(7,964,782)   $(4,525,921)
                               =======   ======    ===========   ===========     =========     ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (NOTE 13)

                                                                YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           2003          2002          2001
                                                        -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).....................................  $(2,740,732)  $(1,197,271)  $ 1,427,007
Adjustments to reconcile net income (loss) to net cash
  used in operating activities:
  Gain from discontinued operations of harness
     racing...........................................           --            --      (351,000)
  Depreciation and amortization.......................      662,079       641,504       535,633
  Change in accounting estimate.......................           --            --    (1,058,007)
  Minimum pension liability adjustment................       58,949      (241,434)      (60,614)
  Loss on disposal of fixed assets....................           --         2,552            --
  Changes in operating assets and liabilities:
     Decrease (increase)in restricted cash............      125,115       (30,985)       10,321
     Decrease (increase) in escrowed cash.............      241,002      (114,388)     (100,567)
     Decrease (increase) in accounts receivable.......      (16,187)       22,044        45,381
     Decrease (increase) in prepaid expenses and other
       current assets.................................        9,123       250,835       (28,360)
     Decrease (increase) in other assets, net.........       12,664        24,792        (2,300)
     Increase in checks issued against future
       deposits.......................................      206,299            --            --
     Increase (decrease) in accounts payable and other
       accrued liabilities............................      285,736       297,760      (687,901)
     Decrease in outstanding pari-mutuel tickets......      (67,822)       (2,881)      (24,248)
     Decrease in accrued executive bonus long-term
       portion........................................           --       (54,352)      (93,528)
     Increase (decrease) in other long term
       liabilities....................................     (279,469)     (118,318)      244,631
                                                        -----------   -----------   -----------
       Total adjustments..............................    1,237,489       677,129    (1,570,559)
                                                        -----------   -----------   -----------
          Net cash used in operating activities.......   (1,503,243)     (520,142)     (143,552)
                                                        -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment..........      (45,269)     (584,389)     (120,529)
  Decrease in notes receivable -- officers............      984,608       178,960       429,812
                                                        -----------   -----------   -----------
       Net cash provided by (used in) investing
          activities..................................      939,339      (405,429)      309,283
                                                        -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short term debt.......................           --       300,000            --
  Repayment of short term debt........................           --      (300,000)           --
  Proceeds from debt financing........................      690,000     5,650,000            --
  Increase in deferred financing costs................           --      (254,432)           --
  Principal payments of debt..........................     (103,744)   (4,368,025)     (294,686)
                                                        -----------   -----------   -----------
       Net cash provided by (used in) financing
          activities..................................      586,256     1,027,543      (294,686)
                                                        -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents.........................................       22,352       101,972      (128,955)
Cash and cash equivalents, beginning of year..........      114,327        12,355       141,310
                                                        -----------   -----------   -----------
Cash and cash equivalents, end of year................  $   136,679   $   114,327   $    12,355
                                                        ===========   ===========   ===========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest..............................................  $   406,244   $   392,968   $   427,060
                                                        -----------   -----------   -----------
Income taxes..........................................  $    50,996   $    20,835   $    48,765
                                                        -----------   -----------   -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     The Westwood Group, Inc. and subsidiaries (the "Company") operates in one business segment through its pari-mutuel racing subsidiary. Wonderland Greyhound Park ("Wonderland" or "Wonderland Park") is a pari-mutuel greyhound racing facility located in Revere, Massachusetts. The Company also operated Foxboro Park, a pari-mutuel harness racing facility located in Foxboro, Massachusetts through the date of eviction in July, 1997. The Company's Foxboro harness racing operations were discontinued during 1997.

     The Wonderland facility includes a one-quarter mile sand track, a physical plant consisting of a climate controlled grandstand and clubhouse and a two-story administrative center. The Company maintains and operates two full service restaurants, a sports bar and other concession facilities at the racetrack. The racetrack facility can accommodate 10,000 patrons. The average attendance per performance in 2003 was approximately 628 persons. The complex encompasses a total of approximately 35 acres, including paved and lighted parking providing capacity for approximately 2,300 cars.

     Wonderland provides its patrons with a variety of entertainment options including live racing and full card simulcast wagering.

     In 2003, the Company filed a Proxy Statement in order to change from public company status to private company status (see Note 10).

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of The Westwood Group, Inc. and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated in consolidation.

  CASH AND CASH EQUIVALENTS

     Cash investments with maturities of three months or less at the time of their purchase are classified as cash equivalents.

  RESTRICTED CASH

     Restricted cash includes approximately $0 and $125,000 at December 31, 2003 and 2002, respectively, related to funds dedicated to payment of the Company's liability for outstanding pari-mutuel tickets. Unclaimed winnings from pari-mutuel wagering are held by Wonderland until they become payable to the Commonwealth by the operation of unclaimed property statutes.

     Restricted cash also includes approximately $251,000 and $125,000 at December 31, 2003 and 2002, respectively, held as collateral for the Company's letters of credit which secures the Company's racing bonds for 2003 and 2004.

     Restricted cash includes approximately $0 and $126,000 at December 31, 2003 and 2002, respectively, which is required to be used for the purposes of the going private transaction.

  ESCROWED CASH

     Escrowed cash is related to the operations of Wonderland and includes amounts held by The Commonwealth of Massachusetts in trust funds (for capital improvements and advertising/promotion). Wonderland funds these costs and requests reimbursement from the trust funds. Wonderland is reimbursed upon approval by the Commonwealth.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

  PROPERTY, PLANT AND EQUIPMENT

     Property, Plant and equipment are stated at cost and are depreciated using the straight-line method over the following estimated useful lives:

                                                                ESTIMATED
ASSET CLASSIFICATION                                           USEFUL LIFE
--------------------                                           -----------
Building and Improvements...................................     30 years
Machinery and Equipment.....................................   5-10 years

     Gains or losses are recognized upon the disposal of property, plant and equipment, and the related accumulated depreciation and amortization are adjusted accordingly. Losses are also recognized on buildings and improvements in the event of a permanent impairment to their value, as determined by Statement of Financial Accounting Standards ("SFAS") No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Impairment charges are recorded whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets are written down to fair value. The Company believes that no such impairment exists at December 31, 2003. Maintenance, repairs and betterments that do not enhance the value of or increase the life of the assets are charged to operations as incurred.

     Depreciation and amortization expense (excluding amortization of deferred charges) of approximately $562,000, $592,000 and $500,000 was recorded for the years ended December 31, 2003, 2002 and 2001, respectively. Equipment under capital leases had a cost and accumulated depreciation of $93,032 and $49,554 at December 31, 2003 and $72,451 and $30,947 at December 31, 2002, respectively.

  DEFERRED FINANCING COSTS

     Deferred financing costs are being amortized on a straight line basis over the term of the related debt (34 months). Amortization expense for the years ended December 31, 2003, 2002 and 2001 was approximately $99,000, $49,000 and $36,000, respectively.

  CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to credit risk consist of cash equivalents and accounts receivable. The Company's policy is to limit the amount of credit exposure to any one financial institution and place investments with financial institutions evaluated as being creditworthy. Concentration of credit risk, with respect to accounts receivable, is limited due to the Company's credit evaluation process. The Company does not require collateral from its customers. The Company's accounts receivable balance is comprised principally of amounts due from other race tracks. Historically, the Company has not incurred any significant credit related losses.

  REVENUE RECOGNITION

     The Company's annual revenues are mainly derived from the net commission that it receives from wagers made by patrons during its live-on track racing performances, live and guest simulcast racing performances and from admission and concession charges at such performances. Inter-track receivables and payables are dependent on the accuracy of an independent totalisator vendor.

  STOCK BASED COMPENSATION

     The Company follows SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 allows the Company to account for its stock-based compensation plans based upon either a fair value method

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES or the intrinsic value method. The Company has elected to follow the intrinsic value method of accounting for stock-based compensations plans prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Under SFAS No. 123, as amended by SFAS No. 148, the Company is required to disclose the effects of applying the fair value method on the net income or loss.

                                                        YEARS ENDED DECEMBER 31,
                                                 --------------------------------------
                                                    2003          2002          2001
                                                 -----------   -----------   ----------
Net income (loss), as reported.................  $(2,740,732)  $(1,927,271)  $1,427,007
Deduct: Total Stock based employee compensation
  expense determined under the fair value based
  method.......................................     (114,342)           --           --
                                                 -----------   -----------   ----------
Pro forma net income (loss)....................  $(2,855,074)  $(1,927,271)  $1,427,007
                                                 ===========   ===========   ==========
Net income (loss) per basic and dilutive
  shares:
As reported....................................  $     (2.17)  $     (0.95)  $     1.13
Pro forma......................................  $     (2.26)  $     (0.95)  $     1.13

     The grant date fair value of options granted during 2003 under the Black-Scholes option-pricing model was $4.57. The fair value of options granted in 2003 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions.

                                                                2003
                                                              --------
Risk fees interest rates....................................     4.42%
Expected option lives.......................................  10 years
Expected volatility.........................................      169%
Expected dividend yields....................................      None

  INCOME (LOSS) PER COMMON SHARE

     Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common shares and potentially dilutive common shares, consisting of stock options with an exercise price below the average market price of common shares. In 2001, the Company had net income; however, stock options were excluded from the computation of diluted shares because their exercise prices were above the average market price of the common shares. The Company's stock options did not have a dilutive effect in 2003 or 2002 since the Company incurred a net loss.

  INCOME TAXES

     The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are provided based on the estimated future tax effects of differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. The Company's policy is to record a valuation allowance against deferred tax assets unless it is more likely than not that such assets will be realized in future periods. The Company considers estimated future taxable income or loss and other available evidence when assessing the need for its deferred tax asset valuation allowance.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  ADVERTISING

     The Company expenses advertising costs as incurred. Advertising expense was approximately $167,000, $216,000 and $181,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

  RECLASSIFICATIONS

     Certain previously reported amounts have been reclassified in order to conform to the 2003 presentation.

  NEW ACCOUNTING PRONOUNCEMENTS

     In November 2002, the Emerging Issues Task Force ("EITF") reached consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Revenue arrangements with multiple deliverables include arrangements which provide for the delivery or performance of multiple products, services and/or rights to use assets where performance may occur at different points in time or over different periods of time. EITF Issue No. 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of the guidance under this consensus did not have an impact on the Company's financial position, results of operations or cash flows.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity, SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances), while many of such instruments were previously classified as equity or "mezzanine" equity. The statement also requires that income statement treatment be consistent with the balance sheet classification. That is, if the instrument is classified as a liability, payments to the holders are interest expense, not dividends, and changes in value are recorded in earnings. The statement relates to three specific categories of instruments; mandatorily redeemable shares, freestanding written put options and forward contracts that obligate an entity to purchase its own shares, and freestanding contracts that obligate an entity to pay with its own shares in amounts that are either unrelated, or inversely related to the price of the shares. SFAS No. 150 is effective immediately for financial instruments entered into or modified after May 31, 2003, and otherwise is effective in the first interim period beginning after June 15, 2003. The adoption of this statement did not have an impact on the Company's financial position, results of operations, or cash flows.

     In December 2003, the FASB issued a revision to FIN No. 46, Consolidation of Variable Interest Entities. The revised FIN No. 46, which replaces the original FIN No. 46 issued in January 2003, clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. While this interpretation exempts certain entities from its requirements, it also expands the definition of a variable interest entity ("VIE") to a broader group of entities than those previously considered special-purpose entities ("SPE's") and specifies the criteria under which it is appropriate for an investor to consolidate VIE's. Application of the revised FIN No. 46 is required in financial statements of public entities that have interest in structures that are commonly referred to as SPE's for periods ending after December 15, 2003. For all other types of VIE's application of the revised FIN No. 46 by public entities is required for periods ending after March 15, 2004. The application of this interpretation with respect to structures commonly referred to as SPE's did not have a material impact on the Company's financial position, results of operations, or cash flows. The Company currently does not expect the application of this interpretation with

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES respect to other types of VIE's to have a material impact on its financial position, results of operations, or cash flows.

     In December 2003, the Securities and Exchange Commission ("SEC") published SAB No. 104, Revenue Recognition. SAB No. 104 was effective upon issuance and supersedes SAB No. 101, Revenue Recognition in Financial Statements, and rescinds the accounting guidance contained in SAB No. 101 related to multiple-element revenue arrangements that was superseded by EITF Issue No. 00
21. Accordingly, SAB No. 104 rescinds portions of the interpretive guidance included in Topic 13 of the codification of staff accounting bulletins. While the wording of SAB No. 104 has changed to reflect the guidance of EITF 00-21, the revenue recognition principles of SAB No. 101 have remained largely unchanged. The adoption of SAB No. 104 did not have a material effect on the Company's financial position, results of operations, or cash flows.

2. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities as of December 31, 2003 and 2002 consists of the following:

                                                                 2003         2002
                                                              ----------   ----------
Accounts payable, trade.....................................  $1,220,538   $1,018,672
Accrued professional fees...................................     196,923      220,358
Accrued purse liabilities...................................     244,996      215,899
Other accrued liabilities...................................     393,857      240,727
Accrued executive bonus.....................................          --       54,341
                                                              ----------   ----------
                                                              $2,056,314   $1,749,997
                                                              ----------   ----------

3. LONG-TERM DEBT

     Long-term debt consists of the following:

DECEMBER 31,                                                     2003         2002
------------                                                  ----------   ----------
6.5% Boston Federal Savings Bank ("Boston Federal Savings
  Bank") term loan requiring 21 monthly payments of
  principal and interest of $42,910 collateralized by a
  mortgage and security interest in all real estate and
  personal property located at Wonderland Greyhound Park.
  The final payment on the loan is to be made September 1,
  2005 in the amount of $5,891,281..........................  $6,213,630   $5,627,374
Less current maturities.....................................     114,402       96,072
                                                              ----------   ----------
Long -- term portion........................................  $6,099,228   $5,531,302
                                                              ==========   ==========

     At December 31, 2003, the Company had drawn down a total of $6,340,000 from the Boston Federal Savings Bank loan and $160,000 was available for use. Of the available amount, $0 may be used for working capital purposes and $160,000 may be used to assist the Company for transaction costs to become a private company. The Loan Reimbursement and Security Agreement, dated as of September 3, 2002, by and between Wonderland Greyhound Park Realty, LLC and Boston Federal Savings Bank, contains certain restrictive covenants including the maintenance of certain financial ratios and debt coverage requirements. As of December 31, 2003, the Company was in compliance with these covenants.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

     Maturities of long-term debt as of December 31, 2003 are as follows:

FISCAL YEAR                                                     AMOUNT
-----------                                                   ----------
2004........................................................  $  114,402
2005........................................................   6,099,228
                                                              ----------
  Total.....................................................  $6,213,630
                                                              ==========

4. DISCONTINUED OPERATIONS

     In 1996, litigation ensued between Foxboro Realty Associates, LLC, et al. its subsidiary Foxboro Park, Inc., et al., and the Company, over Foxboro's right to occupy Foxboro Raceway. The Court issued an execution pursuant to which Foxboro was evicted from the racetrack on July 31, 1997. As a result the Company discontinued its harness racing operations. In the fourth quarter of 2001, the Company recognized a gain of $351,000, resulting from the reduction of liabilities related to discontinued operations. As of December 31, 2003 and 2002, there were no remaining liabilities related to discontinued operations.

5. OTHER LONG-TERM LIABILITIES

     Other long-term liabilities include approximately $365,216 and $417,216 at December 31, 2003 and 2002, respectively, of fees owed to a law firm primarily related to litigation in prior years. Such outstanding amounts are currently payable at $1,000 per week. Current maturities of $52,000 are included in accounts payable and accrued liabilities.

     The remaining balance in other long-term liabilities consists of deferred compensation and deferred pension payable of $0 and $317,666 for 2003, respectively, and $96,524 and $452,659 for 2002, respectively, and the long-term portion of capital lease payments (see Note 6).

6. COMMITMENTS AND CONTINGENCIES

  RACING LICENSE

     In order to meet the requirements for renewal of racing licenses, Wonderland must demonstrate, on an annual basis that it is a financially viable entity, capable of disposing of its obligations on a timely basis. The racing license has been granted for the 2004 calendar year. Although management is optimistic that it will be able to demonstrate financial stability in their applications for a year 2005 racing license, there can be no assurance that the Racing Commission will continue to grant licenses to conduct racing on the schedule presently maintained at Wonderland. In the event that the Company is not successful in obtaining a year 2005 racing license, the adverse impact on the Company would be material.

  LEASE COMMITMENT

     Totalisator equipment rent (which is primarily based on the handle per performance) was approximately $313,000, $335,000 and $342,000 in 2003, 2002 and 2001, respectively. Future minimum payments are due at amounts calculated as a percentage of the Company's total handle amounts. The Company is also liable for various operating leases for automobiles and other equipment. The future minimum lease commitments relating to noncancelable operating leases as of December 31, 2003 are immaterial. In 2003, 2002 and 2001, the Company entered into capital leases for various operating equipment items.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

     As of December 31, 2003, future minimum lease payments under capital leases were as follows:

2004........................................................  $26,945
2005........................................................   12,015
2006........................................................    2,287
                                                              -------
Total maximum lease payments................................   41,247
Amount representing interest................................    1,620
                                                              -------
Present value of minimum lease payments.....................   39,627
Current portion of lease payments...........................   26,151
                                                              -------
Long-term portion of lease payments.........................  $13,476
                                                              =======

     The current portion of lease payments has been recorded in accounts payable and other accrued liabilities, while the long-term portion of capital lease payments has been recorded in other long-term liabilities.

  LITIGATION

     The Company is subject to various legal proceedings that arise in the ordinary course of its business.

     On March 6, 2003, the Company received an inquiry from the Securities Division of the Office of the Secretary of The Commonwealth of Massachusetts. According to the Securities Division, it had received an anonymous letter from a stockholder of the Company raising certain allegations concerning the then proposed 1,500-to-1 reverse stock split. The Company's counsel answered all of the Securities Division's questions and provided the requested materials.

     On March 18, 2003, which was one day prior to the scheduled meeting to approve the proposed 1,500-to-1 reverse stock split, the Company received an Administrative Complaint and Ex Parte Motion for a Temporary Order to Cease and Desist from the Securities Division. The Administrative Complaint claimed that the Company failed to disclose certain information to the stockholders in the prior proxy statement, which the Securities Division alleged to be "material." Specifically, the Securities Division alleged that the Company failed to disclose: (i) the existence of loans from the principal of Alouette Capital to the Company and Mr. Sarkis; (ii) that Alouette Capital was not a registered broker dealer, and (iii) the extent of the Company's lobbying activities with respect to the passage of gaming legislation. The stockholders' meeting scheduled for March 19, 2003 to approve the proposed going private transaction was adjourned in order to permit the Company to address this matter, and the stockholders' vote was never taken.

     On April 1, 2003, a class action complaint was filed by a stockholder of the Company against the Company and its Board of Directors in the Court of Chancery in the State of Delaware seeking to enjoin the proposed reverse stock split on the basis that is not fair to the stockholders and that the proxy statement omits information alleged to be "material."

     As a result of the Administrative Complaint filed by the Securities Division, the proposed 1,500-to-1 reverse stock split was indefinitely suspended. On April 8, 2003, the Company filed an answer in response to the Securities Division's complaint, which denied each of the allegations set forth in the complaint, and between April and June 2003, the Company and the Securities Division negotiated a settlement.

     On June 16, 2003, the Company executed an Offer of Settlement and a Consent Order was issued. The principal elements of the settlement were as follows:

          (i) The Company would not commit any future violations of chapter 110A of Massachusetts General Laws and the corresponding regulations promulgated thereunder;

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

          (ii) The Company paid the sum of $10,000 to offset the cost of the Securities Division's investigation;

          (iii) If the Company retains a fairness opinion provider as part of any proposed going private transaction, the Company would engage a fairness opinion provider that is independent, unaffiliated, and free from all material conflicts of interest;

          (iv) The Company would not, within the next twelve months, enter into, effect or consummate with its then existing stockholders a going private transaction where the common stock of Company is valued as a per share price of less than $4.00, however, it could seek review of this provision through petition to the Director of the Securities Division and he/she may grant such relief at his/her sole discretion, provided that such relief shall not be unreasonably withheld;

          (v) The Company would include all material facts, consistent with the SEC's rules, considered by the Board of Directors in reaching its fairness determination regarding any proposed going private transaction and would present a fair and balanced representation of the potential expansion of gaming legislation in Massachusetts consistent with all applicable SEC rules;

          (vi) The Company would make available to any fairness opinion provider retained by the Board of Directors to determine the fairness of any proposed going private transaction, any and all current gaming-related reports and materials prepared for the Company by any consultant, including any financial projections;

          (vii) The Company would present to the Securities Division any draft of an amendment to the existing February 13, 2003, Proxy Statement or any other filing under the SEC's Regulation M-A contemporaneously with submission of the same to the SEC for review;

          (viii) The Company would require approval of any proposed going private transaction by majority of (a) the unaffiliated stockholders of the outstanding shares of Common Stock, and (b) the unaffiliated stockholders of the Class B Common Stock;

          (ix) The Company would value the stock based upon a range deemed to be fair by the new fairness opinion provider; and

          (x) The Company would include provisions that would pay former stockholders whose shares have been purchased through the transaction an additional premium, earn out, or the like, should legislation be enacted into law, within one (1) year of the stockholders vote approving the transaction, authorizing the Company to install slot machines at its racetrack, with the amount of any payment to former stockholders to be determined based upon the particular provisions of the statute, and whether, in fact, the Company realizes increased revenues in connection therewith.

     On June 17, 2003, the Company filed a Motion to Dismiss the Court of Chancery class action lawsuit for mootness on the grounds that the previously proposed going private transaction was never completed. On October 23, 2003, the same plaintiffs filed a supplemented and amended complaint with the Court of Chancery in the State of Delaware alleging that the proposed reverse stock split described in this proxy statement is not fair to the stockholders of the Company and that the proxy statement omits information that the plaintiffs allege to be "material." The plaintiffs amended the complaint to include Mr. Cassin, as a co-defendant. The plaintiffs allege that the $4.00 pre share price valuation of the Company's Common Stock and Class B Common Stock being paid to stockholders being redeemed in the proposed reverse stock split is not fair and allege that the fair value of the Company's Common Stock exceeds $5.00 per share; the Board of Directors of the Company breached its fiduciary duties to the stockholders; and the Company is violating Delaware corporate law by proposing to issue fractional shares to some stockholders and paying other stockholders cash in lieu of fractional shares. In addition, the plaintiffs allege that this proxy statement fails to disclose all material facts regarding the description of the Company's real estate, the RM Bradley appraisal

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES reports, the lobbying expenses and the reasons for the proposed 500-for-1 stock split. The plaintiffs are seeking an injunction that would prevent the Company from completing the proposed reverse stock split and damages.

     The Company disputes all of the allegations set forth in the complaint, and on November 10, 2003, it filed a Motion to Dismiss for failure to state a claim. The Company's opening brief in support of its Motion to Dismiss was filed on February 3, 2004, and the plaintiffs' answering brief in opposition to the Motion to Dismiss was filed on March 1, 2004. The Court of Chancery has suspended briefing in this case until the proxy statement is finalized and filed with the Securities and Exchange Commission.

7. COMMON STOCK, STOCK OPTIONS, AND GRANT PLANS

     The Company has two classes of common stock. The holders of Common Stock are entitled to one vote for each share of Common Stock, while the holders of Class B Common Stock are entitled to ten votes for each share of Class B Common Stock. All other powers, preferences and rights are identical for the Common Stock and the Class B Common Stock.

     In October 1995, the Board of Directors approved and ratified the granting of non-qualified stock options. These options were granted to the Directors of the Company to purchase shares of common stock at an option price equal to the fair market value of the Company's common stock at the date the options were granted. The Company's stock options activity is summarized as follows:

                                                NUMBER OF
                                                 OPTIONS        RANGE OF      WEIGHTED AVERAGE
                                               OUTSTANDING   EXERCISE PRICE    EXERCISE PRICE
                                               -----------   --------------   ----------------
Balance, December 31, 2000 and 2001..........    257,500       $     3.00          $3.00
Expired during 2002..........................   (165,000)            3.00           3.00
                                                --------       ----------          -----
Balance, December 31, 2002...................     92,500             3.00           3.00
Granted during 2003..........................     25,000             4.00           4.00
                                                --------       ----------          -----
Balance, December 31, 2003...................    117,500       $3.00-4.00          $3.21
                                                ========       ==========          =====

     The Company's total stock options outstanding of 117,500 at December 31, 2003 expire as follows: 50,000 in October 2005, 42,500 in November 2007 and 25,000 in July 2013. All stock options were fully vested as of December 31, 2003 (See Note 1).

8. INCOME TAXES

     The Company's provision for income taxes for the years ended December 31, 2003, 2002 and 2001 represents state income taxes. The Company's effective tax rates differ from amounts computed by applying the statutory federal income tax rate to income (loss) from continuing operations before income taxes, as follows:

                                                                FOR THE YEAR ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                              2003     2002     2001
                                                              -----    -----    -----
Statutory federal income tax rate...........................  (34.0)%  (34.0)%   34.0%
Increase in valuation allowance.............................   34.0     34.0       --
Non-taxable change in estimate..............................     --       --    (34.0)
State income taxes..........................................    2.3      5.5      4.1
                                                              -----    -----    -----
Income tax rate:............................................    2.3%     5.5%     4.1%
                                                              =====    =====    =====

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

     The tax effects of the significant temporary differences which comprise the deferred tax assets and liabilities are as follows (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               2003      2002
                                                              -------   -------
Net operating loss carryforwards............................  $ 3,836   $ 2,824
Fixed assets................................................      708       412
Deferred compensation.......................................       --        41
Miscellaneous operating reserves............................       71       204
Capitalized expenses........................................       (8)       66
                                                              -------   -------
Gross deferred assets.......................................    4,607     3,547
Less valuation allowance....................................   (4,607)   (3,547)
                                                              -------   -------
Net deferred assets.........................................  $    --   $    --
                                                              =======   =======

     The Company has operating loss carryforwards amounting to $9.6 million which begin expiring in December of 2008. The Company has fully reserved for all net deferred tax assets as future realization of these assets is not presently determinable.

9.  PENSION PLANS AND RETIREMENT BENEFITS

     The Company contributed $81,347, $90,868 and $93,033 in 2003, 2002 and
2001, respectively, to three multi-employer pension plans for employees covered by collective bargaining agreements. These plans are not administered by the Company and contributions are determined in accordance with the provisions of negotiated labor contracts. The Company maintains a defined benefit retirement plan for certain other union employees and one for non-union employees. The plan provides a benefit of a flat dollar amount, determined by the collective bargaining agreement with the union. Company contributions to this plan totaled $134,993, $64,262 and $104,962 in 2003, 2002 and 2001, respectively. Benefits under the plan are provided by a group annuity contract purchased from an insurance carrier. The expense for this plan includes amortization of the cost of providing plan benefits for past service over a period of approximately 14 years. The Company's funding policy is to contribute amounts annually to the Plan, subject to the Internal Revenue Service and ERISA minimum required and maximum allowable funding limitations. The following table sets forth the plan's funded status at December 31, 2003 and 2002:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2003          2002
                                                             -----------   -----------
Actuarial present value of benefit obligation:
Accumulated benefit obligation, including vested benefits
  of $1,336,872 and $1,275,141 for 2003 and 2002,
  respectively.............................................  $(1,369,503)  $(1,309,636)
                                                             -----------   -----------
Projected benefit obligation...............................   (1,369,503)   (1,309,636)
Plan assets at fair value..................................    1,051,837       856,977
                                                             -----------   -----------
Adjusted accrued pension cost (included in other long term
  liabilities).............................................  $  (317,666)  $  (452,659)
                                                             ===========   ===========

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

     Net periodic pension cost included the following components:

                                                              DECEMBER 31,
                                                    ---------------------------------
                                                      2003        2002        2001
                                                    ---------   ---------   ---------
Interest cost on projected benefit obligation.....  $  84,482   $  86,633   $  85,485
Actual (gain) loss on plan assets.................   (143,906)    115,212      52,952
Net Amortization of (gain) loss and deferral......    108,876    (183,503)   (139,503)
                                                    ---------   ---------   ---------
Net periodic pension cost.........................  $  49,452   $  18,342   $  (1,066)
                                                    =========   =========   =========

     Assumptions used in accounting for the above pension information included a discount rate of 6.25% for the year ended December 31, 2003, 6.75% for the year ended December 31, 2002 and 7.25% for the year ended December 31, 2001, and an expected long-term rate of return of 8.5% for all years presented. The following tables set forth pension obligations and plan assets as of December 31, 2003 and 2002:

                                                                 2003         2002
                                                              ----------   ----------
Change in benefit obligation:
Benefit obligation as of January 1, ........................  $1,309,636   $1,239,862
Interest cost...............................................      84,482       86,633
Actuarial gain..............................................      49,927       57,930
Benefits paid...............................................     (74,542)     (74,789)
                                                              ----------   ----------
Benefit obligation as of December 31, ......................  $1,369,503   $1,309,636
                                                              ==========   ==========
Change in plan assets:
Fair value as of January 1, ................................  $  856,977   $  982,716
Actual return on plan assets................................     143,906     (115,212)
Company contribution........................................     125,496       64,262
Benefits paid...............................................     (74,542)     (74,789)
                                                              ----------   ----------
Fair value as of December 31, ..............................  $1,051,837   $  856,977
                                                              ==========   ==========

     The Company amended the defined benefit plan in connection with the renewal of a collective bargaining agreement. The amendment provides that as of January 31, 1998, benefit accruals under the plan will be frozen for those active employees who accrued benefits under the plan before January 31, 1998. The amendment further provides that on and after January 31, 1998, employees hired by Wonderland will no longer be eligible to join the plan. The Company will make contributions on behalf of these employees at a fixed rate to the union 401(k) plan based upon hours worked. These contributions commenced in 1998.

     During 1997, the Company established separate 401(k) plans for union and nonunion employees, respectively. The plans are administered by an insurance company. The Company made contributions on behalf of certain union employees based upon a fixed rate and performances worked. The total of these contributions was approximately $87,000, $69,000 and $71,000, for the years ended December 31, 2003, 2002 and 2001, respectively. The Company also has employment contracts with certain retired employees which provide for the payment of retirement benefits, the cost of which has been accrued during their active employment. Total expense for all retirement plans of the Company for the years ended December 31, 2003, 2002 and 2001 was approximately $303,000, $224,000 and $269,000, respectively.

10.  TRANSACTIONS WITH OFFICERS, EMPLOYEES AND RELATED PARTIES

     On September 24, 1999, the Company entered into a Stock Purchase Agreement with Charles F. Sarkis, pursuant to which Mr. Sarkis purchased 450,518 shares of common stock of Back Bay Restaurant Group.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

     Upon the sale of Back Bay Restaurant Group common stock to Charles F. Sarkis, the Company received a promissory note in the amount of $2,703,108. The note bore interest of 9.5%. $500,927 was paid on November 4, 1999, $500,000 was paid on December 16, 1999, $351,554 was paid on January 31, 2000, $338,000 was paid on December 1, 2000, and $350,000 was paid August 17, 2001. The remaining outstanding principal and accrued interest were to be paid in two installments due on December 16, 2002 and December 16, 2003. In 2002, the note was amended, and the December 16, 2002 payment was deferred until June 20, 2003. In 2003, the Company received payments totaling $848,296 on this note. The balance outstanding under the note was $147,238 and $932,328 at December 31, 2003 and 2002, respectively. The remaining balance of the loan was paid in full in early 2004.

     The Company received a short-term working capital advance from Charles F. Sarkis, an officer of the Company, of $300,000 in March 2002. This funding accrued interest at the rate of 12% and was repaid in 2002 in connection with the loan transaction with Boston Federal Savings Bank.

     At December 31, 2003 and 2002, there were loans outstanding to officers/stockholders including interest, of $0 and $118,635. The loans were restructured in 1999 to be payable over five years and bear interest at 8.0% per annum. Notes receivable in the amounts of $0 at December 31, 2003 and $89,608 at December 31, 2002 were due from Charles Sarkis. Notes receivable in the amounts of $0 and $118,636 were due from Richard P. Dalton, the Company's President and Chief Executive Officer at December 31, 2003 and 2002, respectively.

     In August 2000, animal rights activists were able to obtain the necessary number of signatures in order to place on the November 2000 State ballot a binding initiative petition to ban all wagering on dog racing within Massachusetts effective June 1, 2001. The Company expended approximately $881,000 on the campaign to defeat the ballot initiative through December 31, 2000. The campaign to defeat the ballot initiative was conducted jointly with the dog track in Raynham, Massachusetts through a Ballot Question Committee established in accordance with the campaign finance laws of Massachusetts. The Company's President and Chief Executive Officer, Richard P. Dalton, served as the chairman of this Ballot Question Committee. These funds were used primarily for the acquisition of media time and the development and implementation of a media campaign to promote the industry point of view.

     On February 13, 2003, the Company filed a Definitive Proxy Statement and an accompanying Schedule 13E-3 with the Securities and Exchange Commission in order to effectuate a 1,500 for 1 reverse stock split of its capital stock. If the proposed reverse stock split had been approved by a majority of the voting power of the Company's stockholders, then holders of less than 1,500 shares immediately prior to such meeting would have been cashed out at a per share purchase price equal to $4.00, thereby reducing the number of its stockholders to under 300 and, consequently, allowing the Company to change its status from a public company to a private company. This would have relieved the Company of the administrative burden and cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the Federal securities laws and to permit small stockholders to receive liquidity for their shares without having to pay brokerage commissions. The proposed reverse stock split would have (i) caused the Company to redeem shares held by approximately 400 holders of record of Common Stock, (ii) retained record holders who hold 1,500 or more shares of Common Stock or Class B Common Stock, (iii) reduced the number of shares, on a pro-rata basis, held by the holders of record who hold 1,500 or more shares of Common Stock or Class B Common Stock, and (iv) changed the percent of outstanding Common Stock held by the remaining stockholders to 100%. Assuming the completion of the proposed reverse stock split and change in its status from a public company to a private company, the Company would have promptly thereafter initiated a tender offer for additional shares of its capital stock in order to provide those stockholders who would not have received a cash payment in connection with the proposed reverse stock split the opportunity to tender one post-reverse stock split share in return for $6,000, which amount reflects the

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES highest payment to be received by any stockholder as a result of the consummation of the proposed reverse stock split.

     The special meeting of the Company's stockholders scheduled for March 19, 2003 to approve the proposed reverse stock split was adjourned so that the Company could address allegations raised by the Massachusetts Securities Division in an Administrative Complaint and a lawsuit brought by a stockholder in Delaware Chancery Court. Accordingly, the proposed going private transaction was not consummated.

     Subsequently, on August 21, 2003, the Company filed a preliminary proxy statement and an accompanying Schedule 13E-3, which was subsequently amended on October 3, 2003, October 31, 2003, December 5, 2003 and December 19, 2003 with the Securities and Exchange Commission in order to effectuate a 500 for 1 reverse stock split of its capital stock. Once the preliminary proxy statement is finalized, the Company intends to mail the definitive proxy statement to stockholders. If the proposed reverse stock split is approved by the Company's stockholders at a special meeting of the stockholders on a date to be determined, then holders of less than 500 shares immediately prior to such meeting will be cashed out at a per share purchase price equal to $4.00, thereby reducing the number of its stockholders to under 300 and, consequently, allowing the Company to change its status from a public to a private company and to relieve the Company of the administrative burden and cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws and to permit small stockholders to receive a fair price for their shares without having to pay brokerage commission.

     In addition to receiving the cash payment of $4.00 per share, each record holder being redeemed in connection with the proposed reverse stock split will be entitled to receive an additional cash payment if, within one calendar year from the date of the special meeting of the stockholders, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Company to install slot machines at its Wonderland racetrack facility.

     The reverse stock split would (i) cause the Company to redeem shares held by approximately 375 holders of record of Common Stock, (ii) not eliminate record holders who hold 500 or more shares of Common Stock and Class B Common Stock, (iii) reduce the number of shares, on a pro-rata basis, held by the holders of record who hold 500 or more shares of Common Stock and Class B Common Stock, and (iv) change the percent of Common Stock held by the remaining stockholders to 100%.

     Assuming the completion of the proposed reverse stock split and change in its status from a public to a private company, the Company will promptly thereafter initiate a tender offer for additional shares of its capital stock in order to provide those stockholders who did not receive a cash payment in connection with the proposed reverse stock split the opportunity to tender one share in return for $2,000, which amount reflects the highest payment to be received by any stockholder as a result of the consummation of the proposed reverse stock split.

11.  CHANGE IN ACCOUNTING ESTIMATE

     In the fourth quarter of 2001, the Company recognized $1,058,000 of non-operating income as the result of a change in accounting estimate on a prior year's long-term liability.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

12.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table sets forth selected quarterly financial data for 2003 and 2002 (in thousands, except per share amounts):

                                                      1ST      2ND      3RD      4TH
                                                     ------   ------   ------   ------
2003
Revenues...........................................  $3,455   $3,688   $3,322   $2,759
Operating loss.....................................    (285)    (628)    (522)    (826)
Net loss...........................................    (406)    (752)    (636)    (947)
Basic and dilutive net loss per share..............  $(0.32)  $(0.59)  $(0.50)  $(0.76)
2002
Revenues...........................................  $4,031   $4,209   $3,815   $3,739
Operating Income (Loss)............................     254      113     (217)    (879)
Net income (loss)..................................      73        8     (295)    (983)
Basic and dilutive net income (loss) per share.....  $ 0.06   $ 0.01   $(0.23)  $(0.78)

13.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     The Company recorded capital lease obligations of $20,581, $8,171 and $31,257 in 2003, 2002 and 2001, respectively.

14.  SUBSEQUENT EVENTS

     In March, 2004, Wonderland Greyhound Park Realty, LLC, a wholly-owned subsidiary of the Company, received a commitment from a group of investors, one of whom is Charles F. Sarkis, to loan the Company up to $2.5 million to be used for short-term working capital purposes in consideration for a second mortgage on the real property located at Wonderland Greyhound Park. The Company is currently negotiating the terms of this transaction, and this transaction is expected to be consummated during the second quarter of the 2004 fiscal year.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

ITEM 9A.  CONTROLS AND PROCEDURES

     (a) As of the end of the period covered by this annual report, management concluded its evaluation of the effectiveness of the design and operations of the Westwood Group's disclosure controls and procedures. As of the end of the period, our President, Chief Executive Officer and Principal Financial Officer concluded that we maintain disclosure controls and procedures that are effective in providing reasonable assurance that information required to be disclosed in our reports under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms, and that such information is accumulated and communicated to the Westwood Group's management, including our President and Chief Executive Officer, as appropriate, to allow timely decisions regarding required disclosure. Management necessarily applied its judgment in assessing the costs and benefits of such controls and procedures, which, by their nature, can provide only reasonable assurance regarding management's control objectives.

     (b) During the evaluation referred to in Item 9A(a) above, we have identified no change in our internal control over financial reporting that occurred during our last fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT DIRECTORS

     Our directors and executive officers as of March 31, 2004 are as follows:

NAME                                    AGE                  POSITION
----                                    ---                  --------
Charles F. Sarkis.....................  64    Chairman of the Board of Directors
Richard P. Dalton.....................  56    President, Chief Executive Officer and
                                              Director
Joseph M. Cassin......................  61    Director

     Charles F. Sarkis has served as Chairman of the Board of Directors since 1978. He was Chief Executive Officer more than 6 years. He also has been Chief Executive Officer of Sarkis Management Corporation (restaurant management) for more than 6 years.

     Richard P. Dalton has served as President and Chief Executive Officer of the Westwood Group since 1993. He served as Executive Vice President of the Westwood Group from 1988 to 1992 and Chief Operating Officer from 1989 until 1992. He was Vice President from 1984 until 1987; Chief Financial Officer from 1988 to 1989; Treasurer from 1974 to 1989; Assistant Secretary since 1984; and General Manager from 1981 to 1983.

     Joseph M. Cassin has served on the Board of Directors since June 2003. Mr. Cassin is a senior partner with the law form of Cassin, Cassin & Joseph LLP in New York, New York. He has been practicing law for 36 years and founded Cassin, Cassin & Joseph, LLP, which specializes in real estate transactions, in 1986.

     Mr. Paul DiMare resigned as director of the Westwood Group on July 21, 2003 for personal reasons.

     All of the directors and executive officers are citizens of the United States. There are no arrangements or understandings between any of the directors or executive officers of the Westwood Group and any other person pursuant to which such director or executive officer was or will be selected as a director or officer of the Westwood Group. Each of the executive officers of the Westwood Group holds office at the pleasure of the Board of Directors.

     Each of the three directors, Messrs. Sarkis, Dalton and Cassin, have been named as defendants together with the Westwood Group in a class action law suit filed by a stockholder of the Westwood Group in order to enjoin the Westwood Group from completing a proposed reverse stock split for the purpose of taking the Westwood Group private (See Item 3, "Legal Proceedings" and Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information regarding the proposed reverse stock split and the class action law suit).

  SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Westwood Group's officers and directors and persons owning more than 10% of the outstanding stock of the Westwood Group to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% holders of stock of the Westwood Group are required by the Securities and Exchange Commission to furnish the Westwood Group with copies of all Section 16(a) forms they file. Based solely on the copies of such forms furnished to the Westwood Group with respect to its most recent fiscal year, it appears that each director, officer and 10% beneficial owner of Common Stock of the Westwood Group complied with Section 16(a) of the Securities Exchange Act of 1934.

  AUDIT COMMITTEE

     The Westwood Group does not have a separately-designated audit committee, however, the Board of Directors performs the responsibilities of an audit committee. Mr. Dalton, who is not an independent member of the Board, qualifies as a financial expert, as described under Item 401(h) of Regulation S-K of the Securities Act of 1933, in part due to his experience as executive financial officer of the Westwood Group.

  CODE OF ETHICS

     The Westwood Group has not adopted a Code of Ethics that applies to its principal executive officer, principal financial officer and principal accounting officer. In view of the Westwood Group's very small size and the limited number of personnel who are responsible for its operations, a formal code of ethics is not considered necessary. Our Board of Directors will, however, revisit this issue in the future to determine if adoption of a code of ethics is appropriate. In the meantime, our management intends to promote honest and ethical conduct, full and fair disclosure in our reports to the SEC, and compliance with applicable governmental laws and regulations.

ITEM 11.  EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table shows the cash and other remuneration paid or accrued, in respect of services rendered to the Westwood Group and its wholly-owned subsidiaries for the three years ended December 31, 2003, to each of the Westwood Group's executive officers whose aggregate remuneration exceeded $100,000.

                                          ANNUAL COMPENSATION                            LONG TERM COMPENSATION
                                    --------------------------------              ------------------------------------
                                               OTHER     RESTRICTED
                                               ANNUAL      STOCK       OPTIONS/               ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY    BONUS    COMPENSATION    AWARDS    LTIP SARS    PAYOUTS    COMPENSATION
---------------------------  ----   --------   ------   ------------   --------   ---------   ---------   ------------
Charles F. Sarkis.........   2003   $250,000      --          --           --         --          --            --
  Chairman of the Board      2002   $250,000      --          --           --         --          --            --
                             2001   $250,000      --          --           --         --          --            --
Richard P. Dalton.........   2003   $205,000      --          --           --         --          --            --
  President and Chief        2002   $205,000      --          --           --         --          --            --
  Executive Officer          2001   $205,000      --          --           --         --          --            --

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 2003, Messrs. Charles F. Sarkis and Richard P. Dalton served as executive officers of the Westwood Group and as members of the Board of Directors of the Westwood Group, which performs the functions of Compensation Committee.

  REMUNERATION OF DIRECTORS

     The Westwood Group pays to each non-employee Director $2,000 per Board meeting attended with an additional fee of $1,000 for each audit and compensation committee meeting attended. Currently, the Westwood Group does not have a separately-designated audit or compensation committee.

  COMPENSATION PLAN

     The Westwood Group has adopted an executive compensation plan. The compensation plan is designed to provide an environment and opportunity for key executives to be rewarded for individual achievement as well as for attaining overall corporate goals. The compensation plan includes provisions for a base salary, annual incentive and long term incentives. Base salary is determined annually and is based upon the level and amount of responsibility in the context of comparable companies. Additional annual incentives are to be distributed to key executives from a bonus pool. A performance bonus equal to 10% of income before tax will be allocated to the key executives at the discretion of the Compensation Committee and Board of Directors. Additionally, a discretionary bonus of up to 5% of income before income taxes will be available to reward an employee's individual performance. Based on the Westwood Group's cash flow condition, no bonuses were granted during the 2003 fiscal year. Finally, long term incentives will consist of stock options granted to key executives at the discretion of the Compensation Committee and Board of Directors. In addition, a special transaction bonus is available in the event the Chairman initiates and/or negotiates an extraordinary transaction to enhance shareholder value, including a merger, sale, acquisition or joint venture. The transaction bonus is equal to 2% of the value of any such transaction.

  STOCK OPTION AGREEMENT

     During 1997, the Westwood Group issued to those certain executives, Directors and former Directors non-qualified stock options to purchase an aggregate of 42,500 shares of the Westwood Group's common stock at an exercise price of $3.00 per share. During 1995, the Westwood Group awarded those certain executives, Directors and former Directors of the Westwood Group, non-qualified stock options to purchase an aggregate of 50,000 shares of the Westwood Group's Common Stock. During 2003, the Westwood Group awarded Mr. Cassin non-qualified stock options to purchase an aggregate of 25,000 shares of the Westwood Group's Common Stock at an exercise price of $4.00 per share upon Mr. Cassin becoming a director.

  YEAR-END OPTION VALUES

     The table below shows the total number of unexercised options held by the Company's named executive officers at December 31, 2003 and their related year-end option values. No options were exercised in the year-ended December 31, 2003.

                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED         IN THE MONEY OPTIONS
                                        OPTIONS AT FISCAL YEAR END        AT YEAR END ($)(1)
                                        ---------------------------   ---------------------------
NAME                                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                    -----------   -------------   -----------   -------------
Charles F. Sarkis.....................    20,000            --          $44,000           --
Richard P. Dalton.....................    40,000            --          $88,000           --

---------------

(1) In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     (a) Security Ownership of Certain Beneficial Owners of Common Stock

     The following table sets forth certain information, as of March 31, 2004, with respect to the beneficial ownership(1) of the Westwood Group's Common Stock by each Director, by all Directors and officers of the Westwood Group as a group and by persons known by the Westwood Group to own beneficially more than 5% of the outstanding Common Stock. Unless otherwise noted, such stockholders have full voting and investment power with respect to the shares listed as beneficially owned by them.

                                                      AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP(1)   PERCENT OF CLASS
------------------------------------                 -----------------------   ----------------
Richard P. Dalton..................................           52,350(2)             13.38%
The Westwood Group, Inc.
190 VFW Parkway
Revere, MA 02151
Charles F. Sarkis..................................          831,866(3)             70.75%
Back Bay Restaurant Group, Inc.
284 Newbury Street
Boston, MA 02116
Joseph M. Cassin(4)................................           25,000(4)              6.65%
Cassin, Cassin & Joseph LLP
711 Third Avenue
New York, NY 10017
All directors and officers as a group (three
  persons).........................................          909,216(5)             73.20%%
                                                             =======                =====
Holders of more than 5%, not included above:
Paul J. DiMare.....................................          103,300(6)             29.41%
Paul F. Evans......................................           26,122(7)              7.44%
Joseph J. O'Donnell................................           22,300(8)              6.37%
A. Paul Sarkis.....................................           49,139(9)             12.29%

---------------

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). For purposes of this table a person is deemed to have "beneficial ownership" of any security that such person has the right to acquire within 60 days, including by conversion of such stockholder's shares of Class B Common Stock into shares of Common Stock or by exercise of options. For purposes of this table, any shares of Common Stock not outstanding which are subject to such a right, or conversion privileges, are deemed to be outstanding for the purposes of computing the percentage of outstanding shares owned by such person or group, but are not deemed to be outstanding for the purposes of computing such percentage owned by any other person or group .

(2) Includes presently exercisable options to purchase 40,000 shares.

(3) Consists of 804,616 shares issuable upon conversion of the shares of Class B Common Stock beneficially owned by Mr. Sarkis, 7,250 shares of Common Stock, as well as presently exercisable options to purchase 20,000 shares. (See footnote (2) to the table below showing beneficial ownership of Class B Common Stock.)

(4) Includes presently exercisable options to purchase 25,000 shares.

(5) Includes presently exercisable options to purchase 60,000 shares and 804,616 shares issuable upon conversion of shares of Class B Common Stock, held by all directors and officers as a group.

(6) Includes 92,500 shares held of record by DiMare Homestead, Inc. over which Mr. DiMare has voting and investment power.

(7) Ms. Evans' address is 3600 Galt Ocean Drive, Fort Lauderdale, Florida 33308.

(8) Mr. O'Donnell's address is c/o Boston Concessions Group, Inc., 111 6th Street, Cambridge, Massachusetts 02141.

(9) Includes 530 shares held of record, presently exercisable options to purchase 32,500 shares and 16,109 shares issuable upon conversion of the shares of Class B Common Stock beneficially owned by Mr. Sarkis. Mr. Sarkis' address is 599 East Sixth St., Apt. 1, South Boston, MA 02127. Mr. Sarkis is a former Director and officer of the Westwood Group.

     (b) Security Ownership of Certain Beneficial Owners of Class B Common Stock

     The following table sets forth certain information, as of March 31, 2004, with respect to the beneficial ownership of the Westwood Group's Class B Common Stock by each Director, and named Executive Officer and by all Directors and officers of the Westwood Group as a group and by persons known by the Westwood Group to own beneficially more than 5% of the outstanding Class B Common Stock. Unless otherwise noted, such stockholders have full voting power and investment power with respect to the shares listed as beneficially owned by them.

                                                      AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP(1)   PERCENT OF CLASS
------------------------------------                 -----------------------   ----------------
Charles F. Sarkis..................................          804,616(2)             88.00%
Back Bay Restaurant Group, Inc.
284 Newbury Street
Boston, MA 02116
Richard P. Dalton..................................                0                 0.00%
The Westwood Group, Inc.
190 VFW Parkway
Revere, MA 02151
Joseph M. Cassin...................................                0                 0.00%
Cassin, Cassin & Joseph LLP
711 Third Avenue
New York, NY 10017
                                                             -------                -----
All directors and officers as a group (three
  persons).........................................          804,616(2)             88.00%
                                                             =======                =====

---------------

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table a person is deemed to have "beneficial ownership" of any security that such person has the right to acquire within 60 days.

(2) Includes shares held by Sarkis Management Corporation, which is wholly-owned by Mr. Sarkis. Mr. Sarkis disclaims beneficial ownership of these shares.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In May 1994, the Westwood Group purchased all restaurant and concession operations at Wonderland from Back Bay Restaurant Group, Inc. for a sales price of $770,000. Included in the term note of $970,000 were additional amounts owed to Back Bay Restaurant Group for costs incurred under a Cross Indemnification Agreement amounting to $200,000 and interest expense of approximately $58,000 for the years ended December 31, 1999 and 1998. On September 24, 1999, the Westwood Group entered into a stock repurchase agreement with Back Bay Restaurant Group, Inc., pursuant to which Back Bay Restaurant Group repurchased 222,933 shares of its common stock from the Westwood Group in exchange for the cancellation of this promissory note.

     Concurrently with entering into the stock purchase agreement with Back Bay Restaurant Group, the Westwood Group entered into a stock purchase agreement with Charles F. Sarkis, pursuant to which Mr. Sarkis purchased 450,518 shares of common stock of Back Bay Restaurant Group, Inc. in return for a promissory note in the amount of $2,703,108. This note bears interest of 9.5%. $500,927 was paid on November 4, 1999, $500,000 was paid on December 16, 1999, $351,554 was paid on January 31, 2000, $338,000 was paid on December 1, 2000, and $350,000 was paid on August 17, 2001. In consideration of Mr. Sarkis' prepayment of $62,000 due under this promissory note on March 22, 2002 and his $300,000 working capital loan to the Westwood Group made in March 2002 (which was repaid in connection with the Westwood Group's refinancing in September 2002), the Westwood Group agreed to defer payment in the amount of $466,164 due from Mr. Saris on December 31, 2002 until June 30, 2003. Mr. Sarkis made this deferred payment on June 30, 2003. Additionally, Mr. Sarkis prepaid $140,000 on September 29, 2003. On December 1, 2003, Mr. Sarkis paid $218,296, and the balance of $140,000 under this promissory note and all accrued interest thereon was paid on February 1, 2004. There were additional loans outstanding to Charles Sarkis and Richard P. Dalton; however, as of December 31, 2003, the loans were paid off in full.

     In October 1999, the Westwood Group received a letter of credit for working capital purposes from the Anglo Irish Bank securitized by Mr. Charles Sarkis' property located on Boylston Street in Boston, Massachusetts. Subsequently, Mr. Sarkis refinanced the Boylston Street property and loaned the Westwood Group $500,000, which amount was designated to be used for the 1998 and 1999 outstanding pari-mutual tickets due to The Commonwealth of Massachusetts. In addition, under the terms of the loan agreement between the Westwood Group and Mr. Sarkis, the Westwood Group offset the first payment due from Mr. Sarkis under the promissory note issued on September 24, 1999 against this $500,000 loan.

     Prior to 1995, the Westwood Group engaged a firm to assist management in the planning and execution of a financial and operational reorganization of the Westwood Group. As compensation for its services, the Westwood Group agreed to a success fee, in addition to the basic fee, to grant options to acquire common stock totaling 6% of the total of the Westwood Group's capital stock at $3.00 per share. The success fee also stipulated that Michael S. Fawcett, a principal of that firm, who was a director of the Westwood Group at the time would be required to return options to purchase 25,000 shares of the Westwood Group's common stock if the success fee option is exercised. The Westwood Group has not granted the success fee option to date.

     In March, 2004, Wonderland Greyhound Park Realty, LLC received a commitment from a group of investors, one of whom is Charles F. Sarkis, to loan the Westwood Group up to $2.5 million to be used for short-term working capital purposes in consideration for a second mortgage on the real property located at Wonderland Greyhound Park. The Westwood Group is currently negotiating the terms of this transaction, and this transaction is expected to be consummated during the second quarter of the 2004 fiscal year.

ITEM 14.  PRINCIPAL ACCOUNTANT FEES AND SERVICES

     Fees billed to the Westwood Group by its independent auditors for fiscal years 2002 and 2003 were comprised of the following:

     Audit Fees. BDO Seidman, LLP's fee for its audit of the Westwood Group's annual financial statements, its review of the financial statements included in the Westwood Group's quarterly reports on Form 10-Q, audits of statutory filings and review of other regulatory filings for 2002 and 2003 were $118,260 and $126,350, respectively.

     Audit Related Fees. BDO Seidman, LLP billed the Westwood Group a total of $57,111 in 2002 and $82,100 in 2003 for audit related services, including due diligence performed in connection with the Westwood Group's proposed going private transactions.

     Tax Fees. Fees for tax services, including tax compliance, tax advice and planning, totaled $17,250 in 2002 and $18,000 in 2003.

     All Other Fees. No other fees were billed to the Westwood Group by BDO Seidman, LLP in 2002 or 2003 for "other services."

     The Board of Directors of the Westwood Group, which acts as the audit committee, does not have pre-approval policies or procedures.

                                    PART IV

ITEM 15.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

     (a)(1) Financial Statements

     Included under Item 8 in Part II of this report:
     Report of Independent Certified Public Accountants
     Consolidated Balance Sheets
     Consolidated Statements of Operations
     Consolidated Statements of Changes in Stockholders' Deficiency Consolidated Statements of Cash Flows
     Notes to Consolidated Financial Statements

     (2) Financial Statement Schedules

     All financial statement schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.

     (3) Exhibits

    3.1        Certificate of Incorporation of the Company.(1)
    3.2        Amendment, dated May 15, 1987, to the Certificate of
               Incorporation of the Company.(3)
    3.21       Amendment, dated November 2, 1995, to the Certificate of
               Incorporation of the Company.(7)
    3.3        Bylaws of the Company.(1)
    4.1 Indenture, dated as of August 15, 1987, between the Company and State Street Bank and Trust Company, as trustee, relating to the Company's Subordinated Notes.(2).
    4.2 Supplemental Indenture, dated as of March 16, 1988, between the Company and State Street Bank and Trust company, as trustee.(3)
   10.1 Totalisator Service Agreement, dated August 30, 1991, in connection with an exclusive service contract, together with an amendment and extension agreement dated April 2, 1992.(4)
   10.2 Contract dated November 20, 1992, in connection with services to be provided to the Company by an entity of which a former Director of the Company is a principal, together with an amendment by letter agreement, dated February 2, 1993.(4)
   10.3        Collective Bargaining Agreement between the Company and
               United Food and Commercial Workers' Union, Local 1445
               AFL-CIO, CLC, dated June 1, 1993.(5)
   10.4        Collective Bargaining Agreement between the Company and
               Local 25-Teamsters, effective January 1, 1993.(5)
   10.5 Settlement of Litigation Agreement, dated October 12, 1994, between Foxboro Park, Inc. and the trustee of the Creditor
               Trust and Settlement Agreement, in connection with the restructuring of the Creditor Trust and Settlement Agreement with related promissory notes, dated July 7, 1994.(6)
   10.6        Collective Bargaining Agreement between Wonderland Greyhound
               Park, Inc. and Local 22 -- Laborers' International Union, dated July 1, 1993.(6)
   10.7        Collective Bargaining Agreement Extension between RFSC, Inc.
               and Local 26 -- Hotel and Restaurant Workers, effective
               January 1, 1994.(6)
   10.8        Settlement Agreement between Wonderland Greyhound Park, Inc.
               and Local 254 Service Employees International Union, dated
               September 19, 1994, in connection with a successor collective bargaining agreement.(6)
   10.9 Amendment to Term Note between certain subsidiaries of the Company and BBRG, dated March 17, 1995.(6)
   10.10       Assignment for the Benefit of Creditors and Sharing
               Agreement (Foxboro Harness).(8)
   10.11       Assignment for the Benefit of Creditors and Sharing
               Agreement (Foxboro Thoroughbred).(8)
   10.12       Assignment for the Benefit of Creditors and Sharing
               Agreement (Foxboro Park).(8)

   10.13       Form of Executive Non-Qualified Stock Option Agreement.(8)
   10.14       Form of Employee Non-Qualified Stock Option Agreement.(8)
   10.15 Third Amendment to Term Note between certain subsidiaries of the Company and BBRG, dated January 5, 1998.(8)
   10.16       Voting and Shares Exchange Agreement, dated as of March 31,
               1999.(9)
   10.17 Stock Purchase Agreement, dated as of September 24, 1999, between the Company and Charles Sarkis.(10)
   10.18 Stock Repurchase Agreement dated as of September 24, 1999, between the Company and BBRG.(10)
   10.19       Term Loan Agreement between Wonderland Greyhound Park, Inc.
               and Century Bank and Trust Company, dated June 30, 1998.(11)
   10.20       Loan Reimbursement and Security Agreement between Wonderland
               Greyhound Park, LLC and Boston Federal Savings Bank, dated
               September 3, 2002.(12)
   21.1        Subsidiaries of the Company.(13)
   23.1 Consent of Independent Certified Public Accountants (filed herewith).
   31.1        Certification of Chief Executive Officer and Chief Financial
               Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith).
   32.1 Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
               (filed herewith).

---------------

(1) Filed with the Company's Annual Report on Form 10-K for 1984 and incorporated herein by reference.

(2) Filed with the Company's Registration Statement on Form S-2 No. 33-15344 filed on June 25, 1987 and incorporated herein by reference.

(3) Filed with the Company's Annual Report on Form 10-K for 1987 and incorporated herein by reference.

(4) Filed with the Company's Annual Report on Form 10-K for 1992 and incorporated herein by reference.

(5) Filed with the Company's Annual Report on Form 10-K for 1993 and incorporated herein by reference.

(6) Filed with the Company's Annual Report on Form 10-K for 1994 and incorporated herein by reference.

(7) Filed with the Company's Annual Report on Form 10-K for 1995 and incorporated herein by reference.

(8) Filed with the Company's Annual Report on Form 10-K for 1997 and incorporated herein by reference.

(9) Filed with the Company's Annual Report on Form 10-K for 1998 and incorporated herein by reference.

(10) Filed as an exhibit with Form 8-K, as filed by the Company on October 12, 1999 and incorporated herein by reference.

(11) Filed with the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 and incorporated herein by reference.

(12) Filed with the Company's Amended Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2002 and incorporated by reference.

(13) Filed with the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

     (b) Reports on Form 8-K.

     None.

                                   SIGNATURES

     Pursuant to the requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          THE WESTWOOD GROUP, INC.

Date: April 14, 2004                      By:     /s/ RICHARD P. DALTON
                                            ------------------------------------
                                            Name: Richard P. Dalton
                                            Title: President, Chief Executive
                                                   Officer and Director
                                                   (Principal Executive,
                                                   Financial and Accounting
                                                   Officer)

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                     NAME                               TITLE                       DATE
                     ----                               -----                       ----

        /s/ CHARLES F. SARKIS                   Chairman of the Board          April 14, 2004
--------------------------------------
          Charles F. Sarkis


        /s/ RICHARD P. DALTON            President, Chief Executive Officer    April 14, 2004
--------------------------------------   and Director (Principal Executive,
          Richard P. Dalton               Financial and Accounting Officer)


         /s/ JOSEPH M. CASSIN                         Director                 April 14, 2004
--------------------------------------
           Joseph M. Cassin

                                                                    EXHIBIT 31.1

                                 CERTIFICATION

     I, Richard P. Dalton, certify that:

     1. I have reviewed this annual report on Form 10-K of The Westwood Group, Inc.;

     2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

     3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

     4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

          a) Designed such disclosure controls and procedures, or caused such disclosure controls to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

          b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

          c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

     5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

          a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

          b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

  Date: April 14, 2004                      /s/ RICHARD P. DALTON
                                            -----------------------------------------------------------
                                            Richard P. Dalton
                                            President, Chief Executive Officer and Director (Principal
                                            Executive Officer, Principal Financial Officer and
                                            Principal Accounting Officer)

                                   EXHIBIT D

                         QUARTERLY REPORT ON FORM 10-Q
                      FOR THE QUARTER ENDED MARCH 31, 2004

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

(Mark One)
           QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934
   [X]

           FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2004

                                  OR


           TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934
   [ ]

           FOR THE TRANSITION PERIOD FROM          TO

                         COMMISSION FILE NUMBER: 0-1590

                            THE WESTWOOD GROUP, INC.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                      04-1983910
       (State or other jurisdiction of                         (IRS Employer
        incorporation or organization)                      Identification No.)

              190 V.F.W. PARKWAY                                   02151
            REVERE, MASSACHUSETTS                                (Zip Code)
   (Address of principal executive offices)

                                  781-284-2600
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
   (Former name, former address and former fiscal year, if changed since last report)

     Indicate by check mark whether the registrant (l) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     As of May 10, 2004 351,210 shares of the Registrant's common stock, par value $.01 per share and 912,015 shares of the Registrant's Class B common stock, par value $.01 per share, were outstanding.

                            THE WESTWOOD GROUP, INC.

                                   FORM 10-Q


PART I FINANCIAL INFORMATION.........................................   D-3
Item 1:  Consolidated Financial Statements*..........................   D-3
Consolidated Balance Sheets as of March 31, 2004 and December 31,       D-3
2003.................................................................
Consolidated Statements of Operations for the three months ended
  March 31, 2004 and March 31, 2003..................................   D-5
Consolidated Statements of Cash Flows for the three months ended
  March 31, 2004 and March 31, 2003..................................   D-6
Notes to Consolidated Financial Statements...........................   D-7
Item 2:  Management's Discussion and Analysis of Financial Conditions
         and Results of Operations...................................  D-11
Item 3:  Quantitative and Qualitative Disclosures About Market
         Risk........................................................  D-13
Item 4:  Controls and Procedures.....................................  D-13
PART II OTHER INFORMATION............................................  D-13
Item 1:  Legal Proceedings...........................................  D-13
Item 2:  Changes in Securities and Use of Proceeds...................  D-14
Item 3:  Defaults Upon Senior Securities.............................  D-14
Item 4:  Submission of Matters to a Vote of Security Holders.........  D-14
Item 5:  Other Information...........................................  D-14
Item 6:  Exhibits and Reports on Form 8-K............................  D-14
Signature............................................................  D-15
Exhibit Index........................................................

---------------

* The Consolidated Balance Sheet at December 31, 2003 has been taken from the audited financial statements at that date. All other financial statements are unaudited.

                                     PART I

                             FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,     DECEMBER 31,
                                                                  2004           2003
                                                              ------------   ------------
                                                              (UNAUDITED)
                                         ASSETS
Current Assets:
  Cash and cash equivalents.................................  $     80,022   $    136,679
  Restricted cash...........................................       252,051        251,164
  Escrowed cash.............................................        83,519         53,994
  Accounts receivable.......................................        30,743         36,968
  Prepaid expenses and other current assets.................       114,248        131,186
  Notes receivable from officers short term portion.........            --        147,238
                                                              ------------   ------------
     Total current assets...................................       560,583        757,229
                                                              ------------   ------------
Property, Plant, & Equipment:
  Building and building improvements........................    19,137,044     19,137,044
  Machinery and equipment...................................     4,871,800      4,871,800
  Land......................................................       348,066        348,066
                                                              ------------   ------------
                                                                24,356,910     24,356,910
  Less accumulated depreciation and amortization............   (20,233,988)   (20,096,849)
                                                              ------------   ------------
     Net property, plant and equipment......................     4,122,922      4,260,061
                                                              ------------   ------------
Other Assets:
Deferred financing costs, less accumulated amortization of
  $157,771 and $132,858 at March 31, 2004 and December 31,
  2003 respectively.........................................       141,166        166,079
  Other assets, net.........................................            --         13,715
                                                              ------------   ------------
     Total other assets.....................................       141,166        179,794
                                                              ------------   ------------
  Total assets..............................................  $  4,824,671   $  5,197,084
                                                              ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,     DECEMBER 31,
                                                                  2004           2003
                                                              ------------   ------------
                                                              (UNAUDITED)
                        LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Accounts payable and other accrued liabilities..............  $  2,366,978   $ 2,056,314
Checks issued against future deposits.......................            --       206,299
Outstanding parimutuel tickets..............................       292,423       540,404
Current maturities of long-term debt........................       116,271       114,402
                                                              ------------   -----------
  Total current liabilities.................................     2,775,672     2,917,419
Long-term debt, less current maturities.....................     6,672,916     6,099,228
Other long-term liabilities.................................       662,912       706,358
                                                              ------------   -----------
  Total liabilities.........................................    10,111,500     9,723,005
                                                              ------------   -----------
Commitments and Contingencies
Stockholders' deficiency:
Common stock, $.01 par value; authorized 3,000,000 shares,
  1,944,409 shares issued...................................        19,444        19,444
Class B common stock, $.01 par value; authorized 1,000,000
  shares; 912,615 shares issued.............................         9,126         9,126
Additional paid-in capital..................................    13,379,275    13,379,275
Accumulated deficit.........................................   (10,292,556)   (9,531,648)
Other comprehensive loss....................................      (437,336)     (437,336)
Cost of 1,593,199 common and 600 Class B common shares in
  treasury..................................................    (7,964,782)   (7,964,782)
                                                              ------------   -----------
Total stockholders' deficiency..............................    (5,286,829)   (4,525,921)
                                                              ------------   -----------
  Total liabilities and Stockholders' deficiency............  $  4,824,671   $ 5,197,084
                                                              ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              FOR THE THREE MONTHS ENDED
                                                              ---------------------------
                                                               MARCH 31,      MARCH 31,
                                                                  2004           2003
                                                              ------------   ------------
                                                                      (UNAUDITED)
OPERATING REVENUES:
  Pari-mutuel commissions...................................   $2,401,306     $2,879,512
  Admissions................................................       25,604         27,930
  Concessions and parking...................................      437,307        547,104
                                                               ----------     ----------
Total operating revenue.....................................    2,864,217      3,454,546
                                                               ----------     ----------
Operating expenses:
  Wages, taxes and benefits.................................    1,456,839      1,528,132
  Purses....................................................      630,673        779,744
  Cost of food and beverage.................................       79,357         77,387
  Administrative & operating................................    1,165,396      1,178,759
  Depreciation..............................................      137,139        151,021
                                                               ----------     ----------
Total operating expenses....................................    3,469,404      3,715,043
                                                               ----------     ----------
  Loss from operations......................................     (605,187)      (260,497)
                                                               ----------     ----------
Other expense:
  Interest expense, net.....................................     (105,308)       (94,375)
  Amortization of deferred financing costs..................      (24,913)       (24,913)
  Other expense, net........................................        1,500             --
                                                               ----------     ----------
Total other expense.........................................     (128,721)      (119,288)
                                                               ----------     ----------
Loss from operations before provision for income taxes......     (733,908)      (379,785)
Provision for income taxes..................................       27,000         26,000
                                                               ----------     ----------
Net loss....................................................   $ (760,908)    $ (405,785)
                                                               ==========     ==========
Basic and diluted per share data:
Net loss....................................................   $    (0.60)    $    (0.32)
                                                               ----------     ----------
Basic and diluted weighted average common shares
  outstanding...............................................    1,263,225      1,263,225
                                                               ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              QUARTER ENDED MARCH 31,
                                                              -----------------------
                                                                 2004         2003
                                                              ----------   ----------
                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(760,908)   $(405,785)
Adjustments to reconcile net loss to net cash provided by
  (used for) operating activities:
  Depreciation and amortization.............................    162,052      175,934
Changes in operating assets and liabilities:
  Decrease (increase) in restricted cash....................       (887)     122,405
  Decrease (increase) in escrowed cash......................    (29,525)     166,990
  Decrease in accounts receivable...........................      6,225        4,480
  Decrease (increase) in prepaid expenses and other current
     assets.................................................     16,938       (1,975)
  Decrease in other assets..................................     13,715           --
  Increase (decrease) in accounts payable and other accrued
     liabilities............................................    314,130     (646,298)
  Decrease in checks issued against future payments.........   (206,299)          --
  Increase (decrease) in outstanding parimutuel tickets.....   (247,981)     255,365
  Decrease in other long term liabilities...................    (43,446)     (33,875)
                                                              ---------    ---------
Total adjustments...........................................    (15,078)      43,026
                                                              ---------    ---------
     Net cash used for operating activities.................   (775,986)    (362,759)
                                                              ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment................         --       (3,262)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments of debt................................    (27,909)     (26,103)
  Proceeds from debt financing..............................    600,000      350,000
  Decrease in notes receivable, officers....................    147,238       44,725
                                                              ---------    ---------
     Net cash provided by financing activities..............    719,329      368,622
                                                              ---------    ---------
Net increase (decrease) in cash and cash equivalents........    (56,657)       2,601
Cash and cash equivalents, beginning of year................    136,679      114,327
                                                              ---------    ---------
Cash and cash equivalents, end of year......................  $  80,022    $ 116,928
                                                              =========    =========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest....................................................  $ 101,844    $ 122,607
                                                              =========    =========
Income taxes................................................  $  27,000    $  26,000
                                                              =========    =========

Non-cash investing activities: The Company recorded a capital lease obligation of $5,729 in the quarter ending March 31, 2003.

  The accompanying notes are an integral part of these consolidated financial statements.

                   THE WESTWOOD GROUP, INC. AND SUBSIDIARIES
                                 MARCH 31, 2004
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

  INTERIM RESULTS

     In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair statement of results of operations for the interim periods presented. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Operating results for interim periods are not necessarily indicative of results that may be expected for an entire fiscal year. Accordingly, these interim consolidated financial statements should be read in conjunction with the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements as of March 31, 2004 and December 31, 2003 and for the three-month periods ended March 31, 2004 and 2003 include the accounts of the Company and its wholly-owned subsidiaries. All material inter-company accounts and transactions have been eliminated in consolidation.

  LOSS PER COMMON SHARE

     The Company follows Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share, issued by the Financial Accounting Standards Board. Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common shares and potentially dilutive common shares, consisting of stock options with an exercise price below the average market price of common shares. Stock options were not considered in 2004 and 2003 since the Company had a net loss and their effect would be antidilutive.

     The amount of potentially dilutive common shares issuable under the Company's stock options, if any, are determined based on the treasury stock method.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  STOCK-BASED COMPENSATION

     At March 31, 2004, the Company continued to account for stock-based compensation plans using the intrinsic value method. The Company accounts for stock based compensation plans in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", and SFAS No. 148, "Accounting for Stock-Based
Compensation -- Transition and Disclosure".

     All stock options were fully vested as of the beginning of the periods presented. As a result, there is no pro-forma expense for the three months ended March 31, 2004 and 2003.

2.  DEBT

     Long-term debt consisted of the following:

                                                              MARCH 31,    DECEMBER 31,
                                                                 2004          2003
                                                              ----------   ------------
6.5% Boston Federal Savings Bank term loan requiring 21
  monthly payments of principal and interest of $42,910
  collateralized by a mortgage and security interest in all
  real estate and personal property located at Wonderland
  Greyhound Park. The final payment on the loan is to be
  made September 1, 2005 in the amount of $6,018,735........  $6,185,721    $6,213,630
Notes payable...............................................     603,466            --
                                                              ----------    ----------
Subtotal....................................................   6,789,187     6,213,630
Less current maturities.....................................     116,271       114,402
                                                              ----------    ----------
Long-term portion...........................................  $6,672,916    $6,099,228
                                                              ==========    ==========

     At March 31, 2004, the Company had drawn down a total of $6,340,000 from the Boston Federal Savings Bank loan and $160,000 was available for use. The remaining amounts available under this agreement can only be used to assist the Company for transaction costs to become a private company.

     The Loan, Reimbursement, and Security Agreement, dated as of September 3, 2002, by and between Wonderland Greyhound Park Realty, LLC and Boston Federal Savings Bank, contains certain restrictive covenants including the maintenance of certain financial ratios and debt coverage requirements. As of March 31, 2004 the Company was in compliance with these covenants. The note is collateralized by a mortgage and security interest in all real estate and personal property at Wonderland Greyhound Park.

     In March 2004, Wonderland Greyhound Park Realty LLC received a commitment from a group of investors, one of whom being Charles F. Sarkis, to loan the Company up to $2.5 million to be used for short term working capital purposes in consideration for a second mortgage on the real property located at Wonderland Greyhound Park. The Company received an unsecured bridge loan in the amount of $600,000 at a 10% interest rate from this group of investors, but to date have not finalized the transaction contemplated by the proposed commitment. As these negotiations continue, the Company is currently seeking to raise all or the remaining portion of the $2.5 million from other potential investors. However, there can be no assurance that the Company will be able to successfully consummate any such loan transaction. The Company's ability to continue as a going concern will depend in part on its ability to consummate this proposed debt financing.

3.  LITIGATION

     The Company is involved in various legal proceedings that arise in the ordinary course of business.

     On March 6, 2003, the Company received an inquiry from the Securities Division of the Office of the Secretary of The Commonwealth of Massachusetts. According to the Securities Division, it had received an anonymous letter from a stockholder of the Company raising certain allegations concerning the then proposed 1,500-to-1 reverse stock split. The Company's counsel answered all of the Securities Division's questions and provided the requested materials.

     On March 18, 2003, which was one day prior to the scheduled meeting to approve the proposed 1,500-to-1 reverse stock split, the Company received an Administrative Complaint and Ex Parte Motion for a Temporary Order to Cease and Desist from the Securities Division. The Administrative Complaint claimed that the Company failed to disclose certain information to the stockholders in the prior proxy statement, which the Securities Division alleged to be "material." Specifically, the Securities Division alleged that the Company failed to disclose: (i) the existence of loans from the principal of Alouette Capital to the Company and Mr. Sarkis; (ii) that Alouette Capital was not a registered broker dealer, and (iii) the extent of the Company's lobbying activities with respect to the passage of gaming legislation. The stockholders' meeting scheduled for March 19, 2003 to approve the proposed going private transaction was adjourned in order to permit the Company to address this matter, and the stockholders' vote was never taken.

     On April 1, 2003, a class action complaint was filed by a stockholder of the Company against the Company and its Board of Directors in the Court of Chancery in the State of Delaware seeking to enjoin the proposed reverse stock split on the basis that is not fair to the stockholders and that the proxy statement omits information alleged to be "material."

     As a result of the Administrative Complaint filed by the Securities Division, the proposed 1,500-to-1 reverse stock split was indefinitely suspended. On April 8, 2003, the Company filed an answer in response to the Securities Division's complaint, which denied each of the allegations set forth in the complaint, and between April and June 2003, the Company and the Securities Division negotiated a settlement.

     On June 17, 2003, the Company filed a Motion to Dismiss the Court of Chancery class action lawsuit for mootness on the grounds that the previously proposed going private transaction was never completed. On October 23, 2003, the same plaintiffs filed a supplemented and amended complaint with the Court of Chancery in the State of Delaware alleging that the proposed reverse stock split described in this proxy statement is not fair to the stockholders of the Company and that the proxy statement omits information that the plaintiffs allege to be "material." The plaintiffs amended the complaint to include Mr. Cassin, as a co-defendant. The plaintiffs allege that the $4.00 pre share price valuation of the Company's Common Stock and Class B Common Stock being paid to stockholders being redeemed in the proposed reverse stock split is not fair and allege that the fair value of the Company's Common Stock exceeds $5.00 per share; the Board of Directors of the Company breached its fiduciary duties to the stockholders; and the Company is violating Delaware corporate law by proposing to issue fractional shares to some stockholders and paying other stockholders cash in lieu of fractional shares. In addition, the plaintiffs allege that this proxy statement fails to disclose all material facts regarding the description of the Company's real estate, the RM Bradley appraisal reports, the lobbying expenses and the reasons for the proposed 500-for-1 stock split. The plaintiffs are seeking an injunction that would prevent the Company from completing the proposed reverse stock split and damages.

     The Company disputes all of the allegations set forth in the complaint, and on November 10, 2003, it filed a Motion to Dismiss for failure to state a claim. The Company's opening brief in support of its Motion to Dismiss was filed on February 3, 2004, and the plaintiffs' answering brief in opposition to the Motion to Dismiss was filed on March 1, 2004. The Court of Chancery has suspended briefing in this case until the proxy statement is finalized and filed with the Securities and Exchange Commission.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this quarterly report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under "Results of Operations" and elsewhere in this quarterly report.

  RESULTS OF OPERATIONS

     The table below illustrates certain key statistics for Wonderland Park, the Company's greyhound racing operation for the three months ended March 31, 2004 and 2003

                                                               2004      2003
                                                              -------   -------
Performances................................................       61        66
Simulcast days..............................................       91        89
Pari-mutuel handle (thousands)
  Live-on track.............................................  $ 2,155   $ 2,684
  Live-simulcast............................................    4,574     5,791
  Guest-simulcast...........................................   10,231    11,772
                                                              -------   -------
                                                              $16,960   $20,247
                                                              =======   =======
Total attendance............................................   49,742    54,800
Average per capita on site wagering.........................  $   249   $   264

     The Company is still experiencing a decline in total attendance and live-on track handle caused by a variety of factors including a general decline in the pari-mutuel racing industry, the negative effect of the ballot initiative on greyhound racing's image, and strong competition for the wagered dollar from the Massachusetts State Lottery and from the introduction of casino gambling and slot machines in neighboring states.

  OPERATING REVENUE

     Total operating revenue declined by approximately $590,000 to $2.86 million in the quarter ended March 31, 2004 as compared to the quarter ended March 31, 2003. Parimutuel commissions declined by 17% from approximately $2.88 million to $2.40 million during the same period. Total handle in the first quarter of 2004 was approximately $16.96 million as compared to $20.25 million in 2003, a decline of 16%. Live-on track handle decreased 20% or about $529,000 for the same period from approximately $2.68 million to $2.16 million in the first quarter of 2004, with an average daily attendance of approximately 547 persons in the first quarter of such periods compared to 615 persons in the first quarter of 2003. Live-simulcast handle decreased by approximately $1.22 million or 21% in the first quarter of 2004 compared to the first quarter of 2003. Guest-simulcast handle decreased by approximately $1.54 million or 13% from the 2003 amount. Net admissions revenue decreased by 8%. This decrease is associated with decreased attendance. Other operating revenue consists of food and beverage, program sales, lottery, parking and gift shop sales and was approximately $437,000 for the three months ended March 31, 2004 decreasing by approximately $110,000 from approximately $547,000 for the three months ended March 31, 2003. Parimutuel commissions for the three months ended March 31, 2004 included approximately $26,000 deposited into the Greyhound Capital Improvements Trust Fund, $11,000 into the Greyhound Adoption Fund, and $36,000 into the Greyhound Promotional Trust Fund. During same period of 2003 such amounts were $35,000, $12,000 and $40,000 respectively.

  OPERATING EXPENSES

     Operating expenses of approximately $3.5 million for the three months ended March 31, 2004 decreased by approximately $246,000 from approximately $3.72 million for the three months ended March 31, 2003. The decrease resulted from reductions in payroll expense and a decline in purse expense occasioned by the decline in handle.

  INTEREST EXPENSE

     Interest expense increased by approximately $10,000 for the three months ended March 31, 2004 from $94,000 in the three months ended March 31, 2003 to approximately $105,000 in the three months ended March 31, 2004. The increase was the result of increased borrowings on the Company's loan facility.

  INCOME TAX PROVISION

     The Company's provision for income Taxes was less than the statutory federal tax rate of 34% during the three months ended March 31, 2004 and 2003 primarily due to the Company's net loss in both periods. The Company's provision of $27,000 and $26,000 for income taxes for the three months ended March 31, 2004 and 2003, respectively, represents state and other related taxes.

  LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 2004, the Company had a working capital deficit of approximately $2.2 million and a stockholders' deficit of approximately $5.3 million. Historically, the Company's primary sources of capital to finance its businesses have been its cash flow from operations and credit facilities. The Company's capital needs are primarily from maintenance and enhancement of the racing facility at Wonderland, and for debt service requirements. The Company's cash and cash equivalents totaled approximately $80,000 at March 31, 2004, compared with approximately $137,000 at December 31, 2003. The Company's cash used by operations was approximately $776,000 during the first quarter of 2004 as compared to cash used by operations of approximately $366,000 during the corresponding period in 2003. Non-cash items included in the Company's net loss in the first quarter of 2004 consisted of depreciation and amortization expense of $162,000.

     On September 3, 2002, Wonderland Greyhound Park Realty, LLC, a subsidiary of the Company, entered into a $6,500,000 Loan, Reimbursement and Security Agreement with Boston Federal Savings Bank. This loan is collateralized by a mortgage on all real and personal property located at Wonderland Greyhound Park. A portion of the proceeds from this loan transaction was used to refinance the Company's then existing credit facility with Century Bank and Trust Company. The Company is the guarantor of the loan from Boston Federal Savings Bank.

     In March 2004, Wonderland Greyhound Park Realty LLC received a commitment from a group of investors, one of whom being Charles F. Sarkis, to loan the Company up to $2.5 million to be used for short term working capital purposes in consideration for a second mortgage on the real property located at Wonderland Greyhound Park. The Company received an unsecured bridge loan in the amount of $600,000 at a 10% interest rate from this group of investors, but to date have not finalized the transaction contemplated by the proposed commitment. As these negotiations continue, the Company is currently seeking to raise all or the remaining portion of the $2.5 million from other potential investors. However, there can be no assurance that the Company will be able to successfully consummate any such loan transaction. The Company's ability to continue as a going concern will depend in part on its ability to consummate this proposed debt financing.

     On August 21, 2003, the Westwood Group filed a preliminary proxy statement and an accompanying Schedule 13E-3, which was subsequently amended on October 3, 2003, October 31, 2003, December 5, 2003 and December 19, 2003, with the Securities and Exchange Commission in order to effectuate a 500 for 1 reverse stock split of its capital stock. Once the preliminary proxy statement is finalized, the Westwood Group intends to mail the definitive proxy statement to its stockholders. If the proposed reverse stock split is approved by the Westwood Group's stockholders at a special meeting of the stockholders on a date to be determined, then holders of less than 500 shares immediately prior to such meeting will be cashed out at a per share purchase price equal to $4.00, thereby reducing the number of its stockholders to under 300 and, consequently, allowing the Westwood Group to change its status from a public to a private company and to relieve the Westwood Group of the administrative burden and cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws and to permit small stockholders to receive a fair price for their shares without having to pay brokerage commission.

     In addition to receiving the cash payment of $4.00 per share, each record holder being redeemed in connection with the proposed reverse stock split will be entitled to receive an additional cash payment if, within one calendar year from the date of the special meeting of the stockholders, the Massachusetts state legislature enacts legislation that expands legalized gaming in The Commonwealth of Massachusetts and such legislation authorizes the Westwood Group to install slot machines at its Wonderland racetrack facility.

     The reverse stock split would (i) cause the Westwood Group to redeem shares held by approximately 375 holders of record of Common Stock, (ii) not eliminate record holders who hold 500 or more shares of Common Stock and Class B Common Stock, (iii) reduce the number of shares, on a pro-rata basis, held by the holders of record who hold 500 or more shares of Common Stock and Class B Common Stock, and (iv) change the percent of Common Stock held by the remaining stockholders to 100%.

     There have been no other material changes to our contractual obligations and lease commitments since December 31, 2003.

  CRITICAL ACCOUNTING POLICIES

     In accordance with the U.S. Securities and Exchange Commission Release Nos. 33-8040, 34-45149 and R-60, the Company's Critical Accounting Policies are as follows:

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates that could impact on the Company's results of operations include those relating to contractual obligations and other accrued expenses. Actual results could differ from those estimates.

 REVENUE RECOGNITION

     The Company's annual revenues are mainly derived from the net commission that it receives from wagers made by patrons during its live-on track racing performances, live and guest-simulcast racing performances and from admission and concession charges at such performances. Inter-track receivables and payables are dependent on the accuracy of an independent totalistar vendor. This vendor's system has been independently reviewed and deemed reliable.

 FORWARD-LOOKING STATEMENTS

     Certain statements contained throughout this quarterly report constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated or projected, forecasted, estimated or budgeted in or expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; industry trends, changes in business strategy or development plans; availability and quality of management; and availability, terms and employment of capital. Special attention should be paid to such forward-looking statements including, but not limited to, statements relating to
(i) the Company's ability to execute its business strategy, (ii) the Company's ability to obtain sufficient resources to finance its working capital and capital expenditures needs and provide for its obligations, and
(iii) the statements contained in this item.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company has no material exposure to market risk that could affect its future results of operations and financial condition. Risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may impair our business. The Company does not use derivative products and does not have any material monetary assets.

ITEM 4.  CONTROLS AND PROCEDURES

     The term "disclosure controls and procedures" is defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934 (the "Exchange Act"). The rules refer to the controls and other procedures designed to ensure that information required to be disclosed in reports that the Company files or submits under the Exchange Act is recorded processed, summarized and reported within the time periods specified. The Company's management, including the Company's Chief Executive Officer, performed an evaluation of the effectiveness of the design and operation of the Company's disclosure controls and procedures as of March 31, 2004 and, based on that evaluation, concluded that the Company's disclosure controls and procedures were effective as of March 31, 2004.

     During the three month period ended March 31, 2004, there were no significant changes in the Company's internal control over financial reporting that materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

                                    PART II

                               OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

     The Company is involved in various legal proceedings that arise in the ordinary course of its business.

     On March 6, 2003, the Company received an inquiry from the Securities Division of the Office of the Secretary of The Commonwealth of Massachusetts. According to the Securities Division, it had received an anonymous letter from a stockholder of the Company raising certain allegations concerning the then proposed 1,500-to-1 reverse stock split. The Company's counsel answered all of the Securities Division's questions and provided the requested materials.

     On March 18, 2003, which was one day prior to the scheduled meeting to approve the proposed 1,500-to-1 reverse stock split, the Company received an Administrative Complaint and Ex Parte Motion for a Temporary Order to Cease and Desist from the Securities Division. The Administrative Complaint claimed that the Company failed to disclose certain information to the stockholders in the prior proxy statement, which the Securities Division alleged to be "material." Specifically, the Securities Division alleged that the Company failed to disclose: (i) the existence of loans from the principal of Alouette Capital to the Company and Mr. Sarkis; (ii) that Alouette Capital was not a registered broker dealer, and (iii) the extent of the Company's lobbying activities with respect to the passage of gaming legislation. The stockholders' meeting scheduled for March 19, 2003 to approve the proposed going private transaction was adjourned in order to permit the Company to address this matter, and the stockholders' vote was never taken.

     On April 1, 2003, a class action complaint was filed by a stockholder of the Company against the Company and its Board of Directors in the Court of Chancery in the State of Delaware seeking to enjoin the proposed reverse stock split on the basis that is not fair to the stockholders and that the proxy statement omits information alleged to be "material."

     As a result of the Administrative Complaint filed by the Securities Division, the proposed 1,500-to-1 reverse stock split was indefinitely suspended. On April 8, 2003, the Company filed an answer in response to the Securities Division's complaint, which denied each of the allegations set forth in the complaint, and between April and June 2003, the Company and the Securities Division negotiated a settlement.

     On June 17, 2003, the Company filed a Motion to Dismiss the Court of Chancery class action lawsuit for mootness on the grounds that the previously proposed going private transaction was never completed. On October 23, 2003, the same plaintiffs filed a supplemented and amended complaint with the Court of Chancery in the State of Delaware alleging that the proposed reverse stock split described in this proxy statement is not fair to the stockholders of the Company and that the proxy statement omits information that the plaintiffs allege to be "material." The plaintiffs amended the complaint to include Mr. Cassin, as a co-defendant. The plaintiffs allege that the $4.00 pre share price valuation of the Company's Common Stock and Class B Common Stock being paid to stockholders being redeemed in the proposed reverse stock split is not fair and allege that the fair value of the Company's Common Stock exceeds $5.00 per share; the Board of Directors of the Company breached its fiduciary duties to the stockholders; and the Company is violating Delaware corporate law by proposing to issue fractional shares to some stockholders and paying other stockholders cash in lieu of fractional shares. In addition, the plaintiffs allege that this proxy statement fails to disclose all material facts regarding the description of the Company's real estate, the RM Bradley appraisal reports, the lobbying expenses and the reasons for the proposed 500-for-1 stock split. The plaintiffs are seeking an injunction that would prevent the Company from completing the proposed reverse stock split and damages.

     The Company disputes all of the allegations set forth in the complaint, and on November 10, 2003, it filed a Motion to Dismiss for failure to state a claim. The Company's opening brief in support of its Motion to Dismiss was filed on February 3, 2004, and the plaintiffs' answering brief in opposition to the Motion to Dismiss was filed on March 1, 2004. The Court of Chancery has suspended briefing in this case until the proxy statement is finalized and filed with the Securities and Exchange Commission.

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS

     None.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

     None.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

ITEM 5.  OTHER INFORMATION

     None.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits

     31.1 Certification by Principal Executive Officer and Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

     32.1 Certification by Principal Executive Officer and Principal Financial and Accounting Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

     (b) Reports on Form 8-K

     None.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          THE WESTWOOD GROUP, INC.

                                                 /s/ RICHARD P. DALTON
                                          --------------------------------------
                                                    Richard P. Dalton
                                          President, Chief Executive Officer and
                                                         Director
                                           (Principal Executive, Financial and
                                                   Accounting Officer)

Date May 17, 2004

                                      PROXY
                            THE WESTWOOD GROUP, INC.

      PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS ON SEPTEMBER 20, 2004.
            THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned having received the Notice of Special Meeting of Stockholders and the Proxy Statement of The Westwood Group, Inc. (the "Company"), hereby appoint(s) Richard P. Dalton proxy for the undersigned to represent the undersigned at the Special Meeting of Stockholders of the Company to be held at 190 V.F.W. Parkway, Revere, Massachusetts 02151 on September 20, 2004, and at any adjournment or postponement thereof, and thereat to vote and act in regard to all matters which may properly come before said meeting (except those matters as to which authority is hereinafter withheld) upon and in respect of all shares of Common Stock, par value $.01 per share, of the Company and/or all shares of Class B Common Stock, par value $.01 per share, of the Company upon on in respect of which the undersigned would possess, if personally present, and especially (but without limiting the general authorization and power hereby given) to vote and act as indicated on the reverse.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

The undersigned hereby confer(s) upon said proxy discretionary authority to vote upon any other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting.

Attendance of the undersigned at said meeting or at any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat his or her intention to vote said shares in person. If a fiduciary capacity is attributed to the undersigned hereon, this proxy will be deemed signed by the undersigned in that capacity.


              PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN
               PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE ANY COMMENTS?

Please mark votes as in this example. [X]

1.  To consider and vote upon a proposal to amend     FOR     AGAINST    ABSTAIN
the Westwood Group's Certificate of Incorporation,    [  ]     [  ]        [  ]
pursuant to which each share of Common Stock, par
value $.01 per share, authorized immediately prior
to the effectiveness of the proposed amendment will
be reclassified into one-five hundredth of one fully
paid and non-assessable share of Common Stock, par
value $.01 per share, so that every 500 shares of
Common Stock authorized immediately prior to the
effectiveness of this amendment will be combined
together to form one full share of Common Stock, par
value $.01. At the effective time of the proposed
amendment, each share of Class B Common Stock, par
value $.01 per share, authorized immediately prior
to the effectiveness of this amendment will be
reclassified into one-five hundredth of one fully
paid and non-assessable share of Class B Common
Stock, par value $.01 per share, so that every 500
shares of Class B Common Stock authorized
immediately prior to the effectiveness of this
amendment will be combined together to form one full
share of Class B Common Stock, par value $.01. The
Westwood Group will make a cash payment of $4.00 per
share to record holders of fewer than 500 shares of
either Common Stock or Class B Common Stock
immediately prior to the effectiveness of this
amendment. Certificates for fractional shares of
Common Stock and Class B Common Stock will be issued
by reason of this amendment to holders of greater
than 500 shares of either Common Stock or Class B
Common Stock immediately prior to the effectiveness
of this amendment.



Please be sure to sign and date this Proxy.


Stockholder sign here:                    Co-owner sign here, if applicable:


---------------------------------         ---------------------------------

Date:
     ----------------------------

Mark box at right if an address change or comment has been noted on the reverse side of this card. [ ]

                                       2